SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934
Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
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☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12
ALIGN TECHNOLOGY, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1)	Title of each class of securities to which transaction applies:

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3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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☐	Fee paid previously with preliminary materials.

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To be held on Wednesday, May 18, 2016
10:00 a.m.
TO OUR STOCKHOLDERS:
The 2016 Annual Meeting of Stockholders of Align Technology, Inc. (“Align”) will be held on Wednesday, May 18, 2016, at 10:00 a.m. Pacific Daylight Time at Align’s corporate headquarters located at 2560 Orchard Parkway, San Jose, California 95131.
Details regarding admission to the meeting and the business to be conducted are more fully described in the accompanying Notice of Annual Meeting and Proxy Statement.
We are once again pleased to take advantage of the Securities and Exchange Commission rule allowing companies to furnish proxy materials to their stockholders over the Internet. We believe that this e-proxy process expedites stockholders' receipt of proxy materials, while lowering the costs of printing and distributing our proxy materials and reducing the environmental impact of our annual meeting. On or about April 8, 2016, we mailed to our beneficial stockholders a Notice containing instructions on how to access our Proxy Statement and Annual Report and how to vote online. All other stockholders will continue to receive a paper copy of the Proxy Statement, Proxy Card and Annual Report by mail. The Notice also contains instructions on how you can (i) receive a paper copy of the Proxy Statement, Proxy Card and Annual Report if you only received a Notice by mail or (ii) elect to receive your Proxy Statement and Annual Report over the Internet if you received them by mail this year.
Your vote is very important. Whether or not you plan to attend the Annual Meeting, we hope that you will vote as soon as possible. You may vote via the Internet or by telephone, or, if you received paper copies of the proxy materials by mail, you may also vote by mail by following the instructions on the proxy card. Voting over the Internet or by telephone or by written proxy will ensure your representation at the Annual Meeting regardless of whether you attend in person.
Thank you for your ongoing support of, and continued interest in, Align Technology, Inc.

Sincerely,

ALIGN TECHNOLOGY, INC.

Roger E. George
Vice President, Corporate and Legal Affairs, General
Counsel and Corporate Secretary

TABLE OF CONTENTS	Page
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
GENERAL INFORMATION	1
Q: Why Am I Receiving These Materials?	1
Q: What Information Is Contained In These Materials?	1
Q: Why did I Receive a Notice in the Mail Regarding the Internet Availability of the Proxy Materials Instead of a Paper Copy of the Full Set of Proxy Materials?	1
Q: Why Didn't I Receive a Notice in the Mail about the Internet Availability of the Proxy Materials?	1
Q: Can I Vote my Shares by Filling Out and Returning the Notice of Internet Availability of Proxy Materials?	1
Q: Who Can Vote At The Annual Meeting?	1
Q: What Is The Difference Between Holding Shares Directly Or As A Beneficial Owner, In Street Name?	1
Q: How Do I Vote?	2
Q: What If I Don’t Give Specific Voting Instructions?	2
Q: Can I Change Or Revoke My Vote?	3
Q: What Vote Is Required To Approve Each Item?	3
Q: What Constitutes A Quorum?	4
Q: Who Will Bear The Cost Of Soliciting Votes For The Annual Meeting?	4
Q: Who Will Count The Vote?	5
Q: What Is The Company’s Website Address?	5
Q: Where Can I Find The Voting Results Of The Meeting?	5
Q: What if multiple stockholders share the same address?	5
Q: Is There Any Information That I Should Know Regarding Future Annual Meetings?	5
PROPOSAL ONE ELECTION OF DIRECTORS	6
Nominees	6
Information Concerning The Nominees	7
Corporate Governance Policies And Practices	11
Director Independence	15
Stockholder Communications With Board	15
Director Compensation	16
PROPOSAL TWO RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS	18
Fees To PricewaterhousecCoopers LLP For 2015 and 2014	19
Audit Committee’s Policy Of Pre-Approval Of Audit And Permissible Non-Audit Services	19
REPORT OF THE AUDIT COMMITTEE OF THE BOARD	20
PROPOSAL THREE ADVISORY VOTE TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS	21
PROPOSAL FOUR ARTICLE V OF OUR AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO ELIMINATE THE "FOR CAUSE" REQUIREMENT FOR STOCKHOLDER REMOVAL OF A DIRECTOR	23
PROPOSAL FIVE ARTICLE V OF OUR AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO ELIMINATE THE SUPERMAJORITY VOTE REQUIREMENT FOR STOCKHOLDER REMOVAL OF A DIRECTOR	25
PROPOSAL SIX APPROVE OUR AMENDED AND RESTATED 2005 INCENTIVE PLAN	26
EQUITY COMPENSATION PLAN INFORMATION	34
EXECUTIVE COMPENSATION	35
Compensation Discussion And Analysis	35
Compensation Committee of the Board Report	48
Summary Compensation Table For Fiscal Year Ended 2015	49
Grants Of Plan-Based Awards For Fiscal Year Ended 2015	50
Outstanding Equity Awards At Fiscal 2015 Year End	53
Option Exercises And Stock Vested During Fiscal Year Ended 2015	55
Potential Payment Upon Termination Or Change Of Control	56
PRINCIPAL STOCKHOLDERS	60
SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE	62
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS	62
OTHER MATTERS	63
APPENDIX A	A-1
APPENDIX B	B-1

i

ALIGN TECHNOLOGY, INC.
2560 Orchard Parkway
San Jose, California 95131

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Time and Date	10:00 a.m., Pacific Daylight Time, on Wednesday, May 18, 2016

Place	Corporate Headquarters, 2560 Orchard Parkway, San Jose, California 95131

Items of Business
1.
To elect the eight (8) directors named in this proxy statement
2.
To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accountants for the fiscal year ending December 31, 2016
3.
To conduct an advisory (non-binding) vote on executive compensation
4.
To amend Article V of our Amended and Restated Certificate of Incorporation to eliminate the “for cause” requirement for stockholder removal of a director
5.
To amend Article V of our Amended and Restated Certificate of Incorporation to eliminate the supermajority vote requirement for stockholder removal of a director
6.
To approve our amended and restated 2005 Incentive Plan
7.
 To consider such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof

Adjournments and Postponements
Any action on the items of business described above may be considered at the annual meeting at the time and on the date specified above or at any time and date to which the annual meeting may be properly adjourned or postponed.

Record Date	Only stockholders who owned shares of our common stock at the close of business on March 24, 2016 are entitled to vote.

Meeting Admission
All stockholders as of the record date, or their duly appointed proxies, may attend the Annual Meeting. Registration will begin at 9:30 a.m. If you attend, please know that you may be asked to present valid picture identification, such as a driver’s license or passport. Stockholders holding stock in brokerage accounts (“street name” holders) will need to bring a copy of a brokerage statement reflecting stock ownership as of the record date. Cameras, recording devices and other electronic devices will not be permitted at the Annual Meeting.

Voting
Your vote is very important. Regardless of whether you plan to attend the Annual Meeting, we hope you will vote as soon as possible. You may vote your shares over the Internet or by telephone. If you received a paper copy of a proxy card by mail, you may submit your proxy for the annual meeting by completing, signing, dating and returning your proxy card in the pre-addressed envelope provided. For specific instructions on how to vote your shares, please refer to the section entitled General Information - How do I vote?  in the proxy statement.

This notice of annual meeting and proxy statement and form of proxy are being distributed and made available on the Internet on or about April 8, 2016.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on May 18, 2016. The proxy statement and Align Technology, Inc.'s Annual Report on Form 10-K are available electronically at http://www.viewproxy.com/aligntech/2016.

PROXY STATEMENT SUMMARY
This summary highlights selected information contained in this Proxy Statement. It does not contain all the information you should consider and as such we urge you to carefully read the Proxy Statement in its entirety prior to voting. For additional information, please review the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015.
MEETING AGENDA AND VOTING RECOMMENDATIONS

Item		Voting Standard	Vote Recommendation	Page Reference
1 -	Annual Election of Directors	Majority of votes cast	FOR each nominee	6
2 -	Ratification of Independent Registered Public Accounting Firm	Majority of votes cast	FOR	18
3 -	Advisory Vote on Named Executive Officer Compensation	Majority of votes cast	FOR	21
4 -	Amendment to our Amended and Restated Certificate of Incorporation to eliminate the "for cause" requirement for stockholder removal of a director	66 2/3 of outstanding voting stock	FOR	23
5 -	Amendment to our Amended and Restated Certificate of Incorporation to eliminate the supermajority vote requirement for stockholder removal of a director	66 2/3 of outstanding voting stock	FOR	25
6 -	Amendment and Restatement of 2005 Incentive Plan	Majority of votes cast	FOR	27

DIRECTOR NOMINEES
You are being asked to vote on the election of these 8 directors. Each member of our Board of Directors is elected annually by majority voting. All directors other than Mr. Prescott and Mr. Hogan are independent.

					Committee Memberships*
Name	Age	Director Since	Primary Occupation	Independent?	AC	CC	NCGC	TC
Joseph M. Hogan	58	2015	President & CEO, Align Technology, Inc.	No
Joseph Lacob	60	1997	Managing Partner & CEO of The Golden State Warriors	Yes			C	X
C. Raymond Larkin (1)	67	2004	Principal of Group Outcome LLC	Yes			X
George J. Morrow	64	2006	Retired, EVP of Worldwide Sales & Marketing, Amgen, Inc.	Yes		C
Thomas M. Prescott	60	2002	Retired President & CEO, Align Technology, Inc.	No				X
Andrea L. Saia	58	2013	Retired, Global Head of Vision Care, Novartis AG	Yes	X	X(2)		X(2)
Greg J. Santora	64	2004	Retired, CFO, Shopping.com	Yes	C	X
Warren S. Thaler	53	2004	President, Gund Investment Corporation	Yes	X		X	X

(1)	Mr. Larkin is Chairman of the Board of Directors

(2)	Ms. Saia's tenure as a member of the Compensation Committee and Technology Committee will commence immediately following the Annual Meeting subject to her continued membership on the Board.
*AC = Audit; CC = Compensation; NCCG = Nominating and Corporate Governance; X = Member; C = Chair

CORPORATE GOVERNANCE HIGHLIGHTS
We recognize the importance of corporate governance as a component of providing long-term stockholder value. Since the last Annual Meeting of Stockholders, we have continued to review and update our corporate governance practices to ensure that our policies are aligned with stockholder interests and corporate governance best practices.

INDEPENDENCE	Recent Change?	BEST PRACTICES	Recent Change?
6 of 8 director nominees are independent		Double-trigger for all cash compensation arrangements in the event of a change of control for all executives, including our CEO	☑
Independent Chairman of the Board has strong role with significant governance responsibilities		Stock ownership requirements for directors and executives that are reviewed annually
The Audit, Compensation and Nominating and Governance Committees are each comprised wholly of independent directors		The Board amended our Insider Trading Policy to prohibit officers, directors and employees from engaging in hedging transactions or pledging Align's securities as collateral for loans	☑
Independent directors meet regularly in executive session without management present		The Board determined to eliminate our Stockholder Rights Plan ("Poison Pill") by not renewing it when it expired in November 2015	☑
ACCOUNTABILITY		RISK OVERSIGHT
Annual election of directors		Board oversight of our overall risk management infrastructure
Majority voting in uncontested elections		Committee oversight of certain risks related to each committee's area of responsibility
Annual performance self-evaluations by Board and committees
If approved by the requisite vote of stockholders, the Board approved an amendment to our Amended and Restated Certificate of Incorporation to eliminate the requirement that directors can only be removed "for cause"
☑
If approved by the requisite vote of stockholders, the Board approved an amendment to our Amended and Restated Certificate of Incorporation to eliminate the supermajority voting requirement to remove a director
☑

FISCAL 2015 PERFORMANCE HIGHLIGHTS
Fiscal 2015 was a year of continued solid performance for Align, set forth below are a few highlights.
Strong Revenue Growth

2015 revenues were $845.5 million, an 11% increase from 2014. This revenue growth reflects growth across all customer channels and geographies, as well as the expansion of our customer base and increased utilization by existing doctors.

Record Invisalign Shipments and Strong Growth Trend

In 2015, we shipped a record 583.2 thousand Invisalign cases, an increase of 22% compared to 2014. This reflects 32.5% volume growth from our International doctors and 17.7% volume growth from our North American doctors. These growth rates are due to continued adoption and utilization from international doctors and a solid rebound in North America, both driven by investments in territory coverage and sales and marketing programs. Product and technology innovation is also a key growth driver, and as a result, in 2015 we continued to see increased clinical confidence in Invisalign treatment for our customers worldwide.

v

Operating Margin
Full year operating income of $188.6 million, or 22.3% of revenue, includes 1.6 points of impact from the Additional Aligner policy we adopted in July 2015 and foreign exchange rates on a constant currency basis. Effective July 18, 2015, we no longer distinguish between mid-course corrections and case refinements providing doctors the ability to order additional aligners to address either treatment need at no charge, subject to certain requirements. While the policy change was largely immaterial to our cash flows, it did impact the timing at which we recognize revenue. We estimate that 2015 reported revenues and pre tax income were lower by approximately $14 million due to this change.

* Operating Margin for 2013 is Non-GAAP. A reconciliation of GAAP to non-GAAP can be found in Appendix A to this Proxy Statement.

Stock Repurchased in 2015
We generated $238.0 million of cash flow from operations in 2015 from which we repurchased 1.7 million shares, returning approximately $102 million to our stockholders. This reduced our average diluted shares outstanding by 1.0%, which approximated our 2015 annual net burn rate of 1.27%.

FISCAL 2015 EXECUTIVE COMPENSATION HIGHLIGHTS

CEO Succession

On March 26, 2015, we announced that, effective June 1, 2015, Thomas M. Prescott would retire as President and Chief Executive Officer, and that Joseph M. Hogan would become our new President and Chief Executive Officer. The Board conducted an exhaustive and thoughtful search, looking both externally and internally to identify the best possible individual to lead Align into its next chapter of innovation and growth. With the appointment of Mr. Hogan, the Board believes it fulfilled its goal, selecting the best candidate to bring Align continued success.

Pay for performance

Over 65% of annual target compensation for our named executive officers is paid through equity, providing direct alignment with returns to stockholders and incentives to drive long-term business success. The compensation package for our new CEO is designed to motivate him to successfully implement our business strategy and create sustainable long-term value for stockholders by providing the opportunity to build significant ownership and share in these gains if our stock increases on an absolute basis (RSUs) and if we perform well relative to the Nasdaq Composite (MSUs) on total stockholder returns over a three-year performance period.

The table below highlights the 2015 compensation for our current CEO, Joe Hogan (at target and not adjusting downwards based on the number of months Mr. Hogan was employed by Align), and the average named executive officer (excluding the CEO). It also shows the delivery of cash versus equity and the significant portion of compensation that is performance-based. See further explanation in the Executive Summary of the Compensation Discussion & Analysis on page 37 of the Proxy Statement.

COMPENSATION ELEMENT:	DESCRIPTION:
Salary	Annual base pay
Actual Cash Incentive (bonus)	Cash-based Incentive Compensation; annual performance-based bonus
Restricted Stock Units	Other equity whose value increases with stock price
Market Stock Units	Performance-based equity using 3-year relative stock price
Other Compensation	Includes limited perquisites and other personal benefits

ALIGN TECHNOLOGY, INC.
2560 Orchard Parkway
San Jose, California 95131
 _______________________________
PROXY STATEMENT FOR THE
2016 ANNUAL MEETING OF STOCKHOLDERS
__________________________________
GENERAL INFORMATION

Q:	Why am I receiving these materials?

A:
Our Board of Directors (the “Board”) is providing these materials to you in connection with its solicitation of proxies for use at Align’s 2016 Annual Meeting of Stockholders, which will take place on Wednesday, May 18, 2016 at 10:00 a.m. local time, at our corporate headquarters located at 2560 Orchard Parkway, San Jose, California 95131 (referred to in this proxy statement as the “Annual Meeting”). As a stockholder, you are invited to attend the Annual Meeting and are requested to vote on the items of business described in this proxy statement.

Q:	What information is contained in these materials?

A:
The proxy materials include our proxy statement for the Annual Meeting and our 2015 Annual Report on Form 10-K. If you received a paper copy of these materials by mail, the proxy materials also include a proxy card for the Annual Meeting. If you received a notice of the Internet availability of the proxy materials instead of a paper copy of the proxy materials, see "How do I vote?" below. The information in this proxy statement contains important information regarding our Annual Meeting. Specifically, it identifies the proposals on which you are being asked to vote, provides information you may find useful in determining how to vote and describes the voting procedures.

Q: Why did I receive a notice in the mail regarding the Internet availability of the proxy materials instead of a paper copy of the full set of proxy materials?

A:
This year, we are once again pleased to be using the SEC rule that allows companies to furnish their proxy materials over the Internet. As a result, we are mailing to many of our stockholders a notice of the Internet availability of the proxy materials instead of a paper copy of the proxy materials. All stockholders receiving the notice will have the ability to access the proxy materials over the Internet and request a paper copy of the proxy materials by mail. Instructions on how to access the proxy materials over the Internet or to request a paper copy may be found in the notice of the Internet availability of the proxy materials. In addition, the notice contains instructions on how you may request to access proxy materials in printed form by mail or electronically on an ongoing basis.

Q: Why didn't I receive a notice in the mail about the Internet availability of the proxy materials?

A:	We provide some of our stockholders with paper copies of the proxy materials instead of a notice of the Internet availability of the proxy material.

Q: Can I vote my shares by filling out and returning the Notice of Internet Availability of Proxy Materials?

A: No. The Notice only identifies the items to be voted on at the Annual Meeting. You cannot vote by marking the Notice and returning it. The Notice provides instructions on how to cast your vote.

Q:	Who can vote at the Annual Meeting?

A:
If you are a stockholder of record or a beneficial owner who owned our common stock at the close of business on March 24, 2016, the record date for the Annual Meeting, you are entitled to vote at the Annual Meeting. As of the record date, 80,175,139 of our common stock were issued and outstanding and no shares of our preferred stock were issued and outstanding.

Q:	What is the difference between holding shares directly or as a beneficial owner, in street name?

A:
Most of our stockholders hold their shares as a beneficial owner through a brokerage firm, bank or other nominee. As summarized below, there are some differences between shares held of record and those owned beneficially.

Stockholder of Record: If on March 24, 2016, the record date, your shares were registered directly in your name with our transfer agent, Computershare Limited, then you are considered the stockholder of record. As a stockholder of record, you may vote in person at the Annual Meeting or vote by proxy.
Beneficial Owner: If on March 24, 2016, the record date, your shares were held on your behalf in an account with a brokerage firm, bank or other nominee, you are considered the beneficial owner of those shares held in street name. If you are a beneficial owner, these proxy materials are being forwarded to you by the organization considered the stockholder of record of your shares. As a beneficial owner, you have the right to direct your nominee on how to vote the shares held in your account. Your nominee has enclosed or provided voting instructions for you to use in directing it on how to vote your shares. Please note that as a beneficial owner, you may not vote your shares in person at the Annual Meeting unless you request and obtain a valid proxy from the organization that holds your shares and is the stockholder of record, giving you the right to vote the shares at the Annual Meeting.

Q:	How do I vote?

A:
Voting by Mail. Stockholders who received a paper copy of a proxy card by mail may submit proxies by completing, signing and dating their proxy card and mailing it in the accompanying pre-addressed envelope. Proxy cards submitted by mail must be received prior to the closing of the polls at the Annual Meeting in order for the votes to be recorded.

Voting via the Internet. Stockholders who received a notice of the Internet availability of the proxy materials by mail may submit proxies over the Internet by following the instructions on the Notice. Stockholders who received a paper copy of a proxy card by mail may submit proxies over the Internet by following the instructions on the proxy card. Most of Align’s stockholders who hold shares beneficially in street name may vote by accessing the website specified in the voting instructions provided by their broker or other nominee. A number of banks and brokerage firms are participating in a program provided through Broadridge Investor Communication Solutions that offers the means to grant proxies to vote shares through the Internet. If your shares are held in an account with a broker or bank participating in the Broadridge Investor Communication Solutions program, you may grant a proxy to vote those shares via the Internet by contacting the website shown on the instruction form received from your broker or bank. Your vote must be received by 8:59 p.m. Pacific Time, on May 17, 2016.
Voting by Telephone. Stockholders of record may submit proxies by following the “Vote by Telephone” instructions on their proxy cards or on the notice of Internet availability, as applicable, until 8:59 p.m. Pacific Time, on May 17, 2016.
Voting in Person at the Annual Meeting. Shares held in your names as the stockholder of record may be voted in person at the Annual Meeting. If, however, you are the beneficial owner of shares held in street name, and if you wish to vote at the Annual Meeting, you will need to bring a legal proxy from your broker or other nominee authorizing you to vote your shares. Even if you plan to attend the Annual Meeting, we recommend that you also vote by proxy as described below so that your vote will be counted if you later decide not to attend the meeting.

Q:	What if I don’t give specific voting instructions?

A:
In the election of directors, you may vote “FOR,” “AGAINST” or “ABSTAIN.” If you elect to “ABSTAIN” in the election of directors, the abstention will not impact the election of directors. In tabulating the voting results for the election of directors, only "FOR" and "AGAINST" votes are counted.

For the other items of business, you may vote "FOR", "AGAINST" or "ABSTAIN". For these other items of business, if you elect to abstain, the abstention will have the same effect as an "AGAINST" vote.
If you indicate your choice on your proxy on a particular matter to be acted upon, the shares will be voted as indicated.
If you are a stockholder of record and you return a signed proxy card but do not indicate how you wish to vote, the proxy holders will vote your shares in the manner recommended by the Board on all matters presented in this proxy statement and as the proxy holders may determine in their discretion with respect to any other matters properly presented for a vote at the Annual Meeting. If you do not return the proxy card, your shares will not be voted and will not be deemed present for the purpose of determining whether a quorum exists.
If you are a beneficial owner and the organization holding your account does not receive instructions from you as to how to vote those shares, under the rules of various national and regional securities exchanges, that organization may exercise discretionary authority to vote on routine proposals (the ratification of the appointment of PricewaterhouseCoopers LLP as our independent public accountants) but may not vote on non-routine proposals (each of the other five proposals). We encourage you to provide instructions to your broker regarding the voting of your shares.
If you do not provide voting instructions to your broker and the broker has indicated that it does not have discretionary authority to vote on a particular proposal, your shares will be considered “broker non-votes” with regard to that matter. Broker non-votes will be considered as represented for purposes of determining a quorum but generally will not be considered as entitled to vote with respect to a particular proposal. Broker non-votes are not counted for purposes of determining the number of votes cast with respect to a particular proposal. Thus, a broker non-vote will make a quorum more readily obtainable, but the broker non-vote will not otherwise affect the outcome of the vote on a proposal that requires the affirmative vote of a majority of the shares present and entitled to vote.

Q:	Can I change or revoke my vote?

A:	Subject to any rules your broker or other nominee may have, you may change your proxy instructions at any time before your proxy is voted at the Annual Meeting.
If you are a stockholder of record, you may either:

•	Sign and return another proxy bearing a later date prior to the time we take the vote at the Annual Meeting;

•	Submit a timely and valid Internet or telephone vote on a later date but prior to the time we take the vote at the Annual Meeting;

•	provide written notice of the revocation to:
Corporate Secretary
Align Technology, Inc.
2560 Orchard Parkway
San Jose, California 95131
prior to the time we take the vote at the Annual Meeting; or

•	attend the Annual Meeting and vote in person. Your attendance at the Annual Meeting will not cause your previously granted proxy to be revoked unless you specifically so request.
If you are a beneficial owner of shares held in street name, you may either:

•	submit new voting instructions to your broker or other nominee; or

•	if you have obtained a legal proxy from your broker or other nominee giving you the right to vote your shares at the Annual Meeting, attend the Annual Meeting and vote in person.

Q:	What are we voting on and what vote is required to approve each item?

A:	The proposals that will be presented at the Annual meeting, our Board's voting recommendations and the vote required and the way the vote is calculated for the proposals is as follows:

PROPOSAL	Vote Required	Board's Voting Recommendation	Broker Discretionary Voting Allowed?
Proposal 1 — To Elect Eight (8) Director Nominees	A nominee must receive more "for" votes than "against" votes and the number of votes "for" must be the majority of the required quorum	FOR	NO

Proposal 2 — To Ratify the Appointment of PwC as the Company’s Independent Registered Public Accounting Firm for Fiscal 2016	Majority of Shares Entitled to Vote and Present in Person or Represented by Proxy	FOR	YES

Proposal 3 — To Consider an Advisory Vote to Approve the Compensation of our Named Executive Officers	Majority of Shares Entitled to Vote and Present in Person or Represented by Proxy	FOR	NO

Proposal 4 — Amendment to our Amended and Restated Certificate of Incorporation to eliminate the "for cause" requirement for stockholder removal of a director	66 2/3% of the Outstanding Shares of Voting Stock, meaning Common Shares Outstanding	FOR	NO

Proposal 5 — Amendment to our Amended and Restated Certificate of Incorporation to eliminate the supermajority vote requirement for stockholder removal of a director	66 2/3% of the Outstanding Shares of Voting Stock, meaning Common Shares Outstanding	FOR	NO

Proposal 6 — Amendment and Restatement of 2005 Equity Plan	Majority of Shares Entitled to Vote and Present in Person or Represented by Proxy	FOR	NO

We will also consider any other business that properly comes before the Annual Meeting. As of April 8, 2016, we are not aware of any other matters to be submitted for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, the persons named in the proxy cards will vote the shares they represent using their best judgment.

Q:	What constitutes a quorum?

A:
A quorum, which is a majority of the outstanding shares of our common stock as of the record date, must be present or represented by proxy in order to hold the Annual Meeting and to conduct business. As of the record date, 80,175,139 shares of common stock, representing the same number of votes, were outstanding. That means that we need the holders of at least 40,087,570 shares of common stock to be represented for us to have a quorum. Your shares will be counted as present at the Annual Meeting if you attend the Annual Meeting in person. Your shares will be considered present and represented by proxy if you submit a properly executed proxy card or vote via the Internet or by telephone. Under the General Corporation Law of the State of Delaware, abstentions and broker “non-votes” are counted as present and entitled to vote and so are included for purposes of determining whether a quorum is present at the Annual Meeting.

Q:	Who will bear the cost of soliciting votes for the Annual Meeting?

A:
We will bear the entire cost of proxy solicitation, including the preparation, assembly, printing and mailing of proxy materials. The original solicitation of proxies by mail may be supplemented by solicitation by telephone and other means by directors, and employees of Align. None of these officers, directors or employees will receive special compensation for such services. In addition, we may reimburse brokerage firms and other custodians for their reasonable out-of-pocket expenses for forwarding these proxy materials to you. We have also retained Alliance Advisors LLC to assist us in the solicitation of proxies. Alliance Advisors LLC will solicit proxies on our behalf from individuals, brokers, bank nominees and other institutional holders in the same manner described above. Alliance Advisors LLC will receive a fee of $7,500 plus approved and reasonable out of pocket expenses for these services.

Q:	Who will count the vote?

A:	We expect a representative from the Company will tabulate the proxies and act as inspector of the election.

Q:	What is the Company’s website address?

A.
Our website address is www.aligntech.com. We make this proxy statement, our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended available on our website in the Investor Relations section, as soon as reasonably practicable after electronically filing such material with the Securities and Exchange Commission (“SEC”).

This information is also available free of charge at www.sec.gov, an Internet site maintained by the SEC that contains reports, proxy and information statements and other information regarding issuers that are filed electronically with the SEC. Stockholders may obtain free copies of the documents filed with the SEC by contacting our Investor Relations department at by sending a written request to Align Technology, Inc., 2560 Orchard Parkway, San Jose, California 95131, Attn: Investor Relations or by sending an email to investorinfo@aligntech.com.

Q:	Where can I find the voting results of the meeting?

A:	The preliminary results will be announced at the Annual Meeting. The final results will be published in a Current Report on Form 8-K, which we will file with the SEC by May 24, 2016.

Q:  What if multiple stockholders share the same address?
A:  To reduce expenses, in some cases, we are delivering one set of voting materials to certain stockholders who share a single address, unless otherwise requested by one of the stockholders.  A separate proxy card is included in the voting materials for each of these stockholders.  If you have only received one set, you may request separate copies of the voting materials at no additional cost to you by calling us at (408) 470-1000 or by writing to us at Align Technology, Inc., 2560 Orchard Parkway, San Jose, California 95131, Attn:  Investor Relations.  You may also contact us by calling or writing if you would like to receive separate materials for future annual meetings.

Q:	Is there any information that I should know regarding future annual meetings?

A:
Stockholder proposals may be included in our proxy statement for an annual meeting so long as they are provided to us on a timely basis and satisfy the other conditions set forth in SEC regulations under Rule 14a-8 regarding the inclusion of stockholder proposals in company-sponsored proxy materials. For a stockholder proposal to be considered for inclusion in our proxy statement for the annual meeting to be held in 2017, we must receive the proposal at our principal executive offices, addressed to the Corporate Secretary, no later than December 3, 2016. In addition, a stockholder proposal that is not intended for inclusion in our proxy statement under Rule 14a-8 may be brought before the 2017 annual meeting so long as we receive information and notice of the proposal in compliance with the requirements set forth in our Bylaws, addressed to the Corporate Secretary at our principal executive offices, not later than March 19, 2017 nor earlier than February 17, 2017.

PROPOSAL ONE
ELECTION OF DIRECTORS
Nominees
Our Board is elected each year at the annual meeting of stockholders.  As of the date of this proxy statement, Align's Bylaws fix the current number of directors at 9. David C. Nagel is not standing for reelection at the 2016 annual meeting and is not a nominee for election. On the recommendation of the Nominating and Governance Committee, the Board has nominated the 8 persons named below for election as directors this year, each to serve for a one-year term or until the director's successor is elected and qualified. The Board has also reduced the number of directors to 8 effective immediately prior to the commencement of the Annual Meeting.
In the event any of the nominees is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who shall be designated by the then current Board to fill the vacancy. As of the date of this Proxy Statement, our Board is not aware of any nominee who is unable or will decline to serve as a director.
Our Bylaws require that a director nominee will be elected only if he or she receives a majority of the votes cast with respect to his or her election in an uncontested election (that is, the number of shares voted “for” a director nominee must exceed the number of votes cast “against” that nominee). Each of our director nominees is currently serving on the Board. If a nominee who is currently serving as a director is not re-elected, Delaware law provides that the director would continue to serve on the Board as a “holdover director.” Under our Bylaws and Corporate Governance Guidelines, each director submits an advance, contingent, irrevocable resignation that the Board may accept if stockholders do not re-elect the director. In that situation, our Nominating and Governance Committee would make a recommendation to the Board about whether to accept or reject the resignation, or whether to take other action. The Board would act on the Nominating and Governance Committee’s recommendation, and publicly disclose its decision and the rationale behind it within 90 days from the date that the election results were certified.
You may either vote “For” or “Against” any nominee you specify. Unless marked otherwise, proxies returned to us will be voted for each of the nominees named below. If you hold your shares through a bank, a broker or other holder or record you must instruct your bank, broker or other holder of record to vote so that your vote can be counted on this Proposal 1.
OUR BOARD RECOMMENDS THAT YOU VOTE “FOR” ALL NOMINEES

Information Concerning the Nominees

Joseph M. Hogan Age: 58 Director since 2015 No Board Committees
Mr. Hogan has served as our President and Chief Executive Officer and a member of our Board since June 2015. Prior to joining us, Mr. Hogan was Chief Executive Officer of ABB Ltd., a global power and automation technologies company based in Zurich, Switzerland, from 2008 to 2013. Prior to ABB, Mr. Hogan worked at General Electric Company (GE) in a variety of executive and management roles from 1985 to 2008, including eight years as Chief Executive Officer of GE Healthcare from 2000 to 2008. Mr. Hogan earned a MSBA from Robert Morris University and a B.S. in Business Administration from Geneva College.
Mr. Hogan is an accomplished chief executive with extensive experience in leading the strategic and operational aspects of large and complex, international organizations in the healthcare and technology industries. As the President and Chief Executive Officer of Align, Mr. Hogan is responsible for management's execution of operational objectives and serves as an integral connection between the Board of Directors and Align's management team, enabling alignment between the Board's strategic expectations and Align's current and future strategy and operations.

Joseph Lacob Age: 60 Director since 1997 Board committees: Nominating and Governance (Chair) and Technology
Mr. Lacob has served as a director of Align since August 1997 and has been a partner of Kleiner Perkins Caufield & Byers (KPCB), a venture capital firm, since May 1987. In 2011, Mr. Lacob acquired The Golden State Warriors of the National Basketball Association. He is currently the Managing Partner and CEO of the Warriors. Prior to joining KPCB in 1987, Mr. Lacob was an executive with Cetus Corporation (now Chiron), FHP International, a health maintenance organization, and the management consulting firm of Booz, Allen & Hamilton. He was previously on the board of directors of Orexigen Therapeutics, a biopharmaceutical company focused on the development of pharmaceutical product candidates for the treatment of obesity. Mr. Lacob received his B.S. in Biological Sciences from the University of California at Irvine, his Masters in Public Health from the University of California at Los Angeles and his M.B.A. from Stanford University.

Mr. Lacob has demonstrated success in his business and leadership skills, serving as a partner of KPCB since 1987. In his role at KPCB, he has gained considerable technology, health care and life sciences industry experience. During his career at KPCB, Mr. Lacob has been closely involved with investments in over fifty life science companies, including the start-up or incubation of a dozen ventures, and with KPCB's medical technology practice, which includes over thirty therapeutic and diagnostic medical device companies. With this extensive business background, Mr. Lacob also brings considerable finance and investment experience that has proven to be valuable in addressing issues that arise at Align.

C. Raymond Larkin Jr. (Chairman of the Board) Age: 67 Director since 2004 Board committees: Nominating and Governance
Mr. Larkin has served as a director of Align since March 2004. In February 2006, Mr. Larkin was appointed as Chairman of the Board. He currently is a Principal of Group Outcome L.L.C., a merchant banking firm concentrating on medical technologies. From 2001 to 2007, he served as a part time Venture Partner at Cutlass Capital, a venture capital firm. Mr. Larkin was previously Chairman and Chief Executive Officer at Eunoe, Inc., a medical device company. From 1983 to March 1998, he held various executive positions with Nellcor Puritan Bennett, Inc., a medical instrumentation company, for which he served as President and Chief Executive Officer from 1989 until 1998. Mr. Larkin also held various positions of increasing responsibility at Bentley Laboratories/American Hospital Supply from 1976 to 1983. He serves on the board of directors of Heartware, Inc., a medical device company developing implant devices for the treatment of advanced heart failure. Mr. Larkin received his B.S. in Industrial Management from LaSalle University.

Mr. Larkin brings with him considerable business experience in the medical device industry serving as President and CEO of a large public company. In his role as President and CEO of Nellcor Puritan Bennett, Inc., Mr. Larkin took on significant management, strategic and operational responsibilities leading that business through significant growth, including numerous mergers & acquisitions. This operational experience has proven valuable in addressing issues that have arisen at Align. With his knowledge of the medical device and health care industry, Mr. Larkin provides valuable insight to our Board. Mr. Larkin’s experience as a member of the board of directors of various public companies provides Mr. Larkin a deep understanding of the role of the board of directors and positions him well to serve as our Chairman.

George J. Morrow Age: 64 Director since 2006 Board committees: Compensation (Chair)
Mr. Morrow has served as a director of Align since February 2006. From February 2011 until January 2013, Mr. Morrow served as a consultant to Amgen Inc., a global biotechnology company. From 2003 until his retirement in February 2011, he was the Executive Vice President, Global Commercial Operations at Amgen Inc., where he also served as Executive Vice President of Worldwide Sales and Marketing between 2001 and 2003. From 1992 to 2001, Mr. Morrow held multiple leadership positions at GlaxoSmithKline Inc. and its subsidiaries, including President and Chief Executive Officer of Glaxo Wellcome Inc. He is a member of the board of directors of Vical Incorporated, a company that researches and develops biopharmaceutical products, Safeway Inc., a food and drug retailer and was a member of the board of directors of Human Genome Sciences, Inc., a biopharmaceutical discovery and development company, from March 2011 until its acquisition in August 2012 by GlaxoSmithKline plc.  Mr. Morrow holds a B.S. in Chemistry from Southampton College, Long Island University, an M.S. in Biochemistry from Bryn Mawr College and an M.B.A. from Duke University.

 As a former executive vice president at Amgen and Glaxo, two large public companies, Mr. Morrow brings to our Board considerable business experience in the medical technology industry. As part of the executive leadership at Amgen, Mr. Morrow has recent front-line exposure to many of the issues facing public companies today, particularly on the operational, regulatory, financial and corporate governance fronts. Mr. Morrow's leadership skills and experience make him knowledgeable of the complex issues facing global companies today and give him an understanding of what makes businesses work effectively and efficiently. These skills and experience are extremely valuable to our Board and enable Mr. Morrow to be an effective Compensation Committee chairman.

Thomas M. Prescott Age: 60 Director since 2002 Technology Committee
Mr. Prescott served as our President and Chief Executive Officer until his recent retirement in June 2015. Prior to joining Align, Mr. Prescott was President and Chief Executive Officer of Cardiac Pathways, Inc. from May 1999 to August 2001 and a consultant for Boston Scientific Corporation from August 2001 to January 2002 after its acquisition of Cardiac Pathways in August 2001. Prior to Cardiac Pathways, Mr. Prescott held various sales, general management and executive roles at Nellcor Puritan Bennett, Inc. from April 1994 to May 1999, and various management positions at GE Medical Systems from October 1987 to April 1994. In addition, Mr. Prescott served in sales, marketing and management roles at Siemens AG from December 1980 to July 1986. He received his B.S. in Civil Engineering from Arizona State University and Masters in Management from Northwestern University. Mr. Prescott has served as a member of the Board since joining the Company in 2002.

As our former CEO, Mr. Prescott 13 years of experience at our Company, he has deep knowledge and understanding of Align and its business. Mr. Prescott’s prior experience as CEO of another publicly traded medical device company demonstrates his leadership capability and business acumen. His experience with strategic and operational issues in the life sciences industry along with his service on the board of directors of other companies in this industry gives him insight into the issues facing this industry and brings valuable expertise to our Board and our Technology Committee.

Andrea L. Saia Age: 58 Director since 2013 Board committees: Audit
Ms. Saia has served as a director of Align since July 2013. Ms. Saia was previously the Global Head of Vision Care in the Alcon division of Novartis AG, from 2011 until her retirement in 2012. Prior to this role, she served as President and Chief Executive Officer of CibaVision Corporation, a subsidiary of Novartis, from 2008 to 2011. From 2005 to 2007, she relocated to Switzerland and served as President of Europe, Middle East, and Africa operations, CibaVision’s largest regional business unit. She initially joined CibaVision in 2002 as Global Head of Marketing and was promoted to President of the Global Lens Business the following year. Prior to Novartis, Ms. Saia was the Chief Marketing Officer for GCG Partners Inc. Ms. Saia also held senior management and marketing positions with global consumer products companies such as Procter & Gamble Co., Unilever, and Revlon, Inc.. Ms. Saia earned an M.B.A. from J.L. Kellogg Graduate School of Business and a B.S. in Business Administration from Miami University. Ms. Saia also serves on the board of directors of Coca-Cola Enterprises, Inc., the marketer, producer and distributor of Coca-Cola products in European markets.

Ms. Saia brings to the Board extensive global business experience, a broad understanding of the healthcare, medical device and consumer products industries, strong management skills and operational expertise through her positions at Novartis. In those positions, she dealt with a wide range of issues as they rebuilt and strengthened the innovation and operating functions, and delivered industry leading sales and profit growth. The Board believes that her extensive knowledge of healthcare, medical device and consumer products industries provides her with insights that are particularly helpful and valuable to our board. In addition, Ms. Saia also serves on the board of directors of another publicly traded company, which gives her insight and perspective into current best practices at the board level and enables her to be an effective contributing member of our Board and our Audit Committee, and a strong addition to the Compensation Committee and Technology Committee.

Greg J. Santora Age: 64 Director since 2003 Board committees: Audit (Chair) and Compensation
Mr. Santora has served as a director of Align since July 2003. Mr. Santora served as Chief Financial Officer at Shopping.com, a provider of internet-based comparison shopping resources, from December 2003 until September 2005. From 1997 through 2002, he served as Senior Vice President and Chief Financial Officer for Intuit, Inc., a provider of small business and personal finance software. Prior to Intuit, Mr. Santora spent nearly 13 years at Apple Computer in various senior financial positions including Senior Finance Director of Apple Americas and Senior Director of Internal Consulting and Audit. Mr. Santora, who began his accounting career with Arthur Andersen L.L.P., has been a CPA since 1974. He serves on the board of directors of RetailMeNot, Inc., a digital coupon site, since May 2013. In addition, he served on the board of directors of Taleo Corporation, a provider of on-demand talent management solutions until its acquisition by Oracle Corporation in April 2012. Mr. Santora holds a B.S. in Accounting from the University of Illinois and an M.B.A. from San Jose State University.

Mr. Santora is an experienced financial leader with over 35 years of finance and accounting experience gained through his education and work at a major accounting firm and his later positions as Chief Financial Officer of Intuit and Shopping.com. The compliance, financial reporting and audit expertise Mr. Santora gained in his senior finance and operations roles, including as chief financial officer, has proven valuable in addressing issues that have arisen at Align during Mr. Santora’s tenure as Audit Committee chairman. Mr. Santora service on the board of directors and audit committee of another publicly traded company, gives him insight and perspective into current best practices with respect to finance organizations and the audit committee function.

Warren S. Thaler Age: 53 Director since 2004 Board committees: Audit, Nominating and Governance, and Technology
Mr. Thaler has served as a director of Align since June 2004. Since 2001, Mr. Thaler has been President of Gund Investment Corporation, an investment firm owned by Gordon Gund with holdings in real estate as well as public and private equity securities. Since 1990, Mr. Thaler has served on the board of directors of several privately held companies owned by the Gund family. From 1990 to 2005, Mr. Thaler was on the board of directors of the Cleveland Cavaliers and Gund Arena Company and from 2001 to 2005 represented the Cleveland Cavaliers as its Alternate Governor at meetings of the National Basketball Association’s Board of Governors. Mr. Thaler received his B.A. from Princeton University and his M.B.A. from Harvard University.

Mr. Thaler’s demonstrated executive level management skills make him an important advisor to our Board. His success in building businesses as well as his finance and investment experience gained at Gund and through his education makes Mr. Thaler well suited for our Audit Committee. Mr. Thaler’s business background makes him a valuable component of a well rounded Board and a key member of the Board’s audit, nominating and governance, and technology committees.

There are no family relationships between any director or any of Align’s executive officers.

CORPORATE GOVERNANCE
Corporate Governance Policies and Practices
We are committed to implementing and following high standards of corporate governance, which we believe are important to the success of our business, creating stockholder value and maintaining our integrity in the marketplace. The Board seeks to continuously identify areas where the Company could improve its corporate governance practices to increase transparency and improve accountability. Since the last Annual Meeting of Stockholders, the Board updated its corporate governances practices by doing the following:
Termination of the Company's Stockholders Rights Plan ("Poison Pill"). The Board determined to eliminate the Company's Poison Pill by allowing it to expire in accordance with its terms in November 2015.
Approval of Anti-Hedging and Anti-Pledging Policy. The Board adopted an amendment to the Company's Insider Trading Policy to prohibit executive officers, directors and employees from engaging in hedging transactions or pledging the Company' securities as collateral for loans.
In addition to these governance initiatives, the Board is seeking shareholder approval of the following amendments to the Company's Amended and Restated Certificate of Incorporation at the Annual Meeting, as further described in "Proposal Four" and "Proposal Five".
Eliminate "for cause" requirement for stockholder removal of a director. If approved by the requisite vote of shareholders, the amendment would eliminate the “for cause” requirement for stockholder removal of a director
Eliminate supermajority voting standard for the removal of directors by shareholders. If approved by the requisite vote of shareholders, the amendment would replace the supermajority voting requirement for the ability of shareholders to remove directors with a simple majority of votes cast.
In addition to these changes, we continue to maintain a variety of policies and practices to foster and maintain responsible corporate governance, including the following:
Declassified Board. We have a declassified Board and our bylaws provide for one-year terms for our directors. All of our directors will stand for election to one-year terms at this Annual Meeting.
Majority Voting for Election of Directors. The Board of Directors has adopted majority voting for uncontested elections of directors.
Corporate Governance Guidelines—Our Board has set out its corporate governance practices in the Corporate Governance Guidelines of Align Technology, Inc., a copy of which is available on the Investor Relations section of our website located at http://investor.aligntech.com. Selected provisions of the guidelines are detailed below.
Code of Ethics—Our Board has adopted a Code of Business Conduct and Ethics that is applicable to all directors, officers and employees of Align, including Align’s principal executive officer, principal financial officer and controller. This Code is intended to deter wrongdoing and promote ethical conduct among our directors, executive officers and employees. The Code of Business Conduct and Ethics is available on the Investor Relations section of our website located at investor.aligntech.com. Stockholders may request in writing free printed copies of our Code of Business Conduct and Ethics from Align Technology, Inc., 2560 Orchard Parkway, San Jose, California 95131, Attn: Investor Relations or by sending an email to investorinfo@aligntech.com. We will post on our website at http://investor.aligntech.com any amendments to our Code of Business Conduct and Ethics, as well as any waivers to our Code of Business Conduct and Ethics that are required to be disclosed by the rules of the SEC or the NASDAQ Stock Market LLC.
Stock Ownership Guidelines. Our Board has adopted stock ownership guidelines.

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Director Stock Ownership Guidelines. The guidelines provide that each director should own shares of Align’s common stock equal in market value to $250,000. Directors are expected to attain the minimum level of target ownership within a period of five years from the effective date of the policy. Any new director will be expected to attain the minimum level of target ownership within a period of five years from the date he or she is first elected to the Board. Currently, all directors are in compliance with this policy.

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Executive Officer Stock Ownership Guidelines. The target ownership guideline set for each executive is based on that person’s relative level of seniority and responsibility. For our CEO, the ratio is 5.0 times his annual base salary. For each executive officer other than our CEO, the ratio is 1.0 times his or her annual base salary. Once established, an executive officer’s target ownership guideline does not re-adjust automatically as a result of changes in his or her base salary or changes in the price of the company’s stock. Executive officers are required to achieve the guideline within five years of becoming an executive officer, or, in the case of persons who were executive officers at the time the guidelines were adopted, within five years of the date of adoption of the guidelines. Currently, each executive officer is in compliance with the stock ownership guidelines.

For purposes of this policy, “ownership” includes:

•	shares of Align common stock held directly by the director or officer or in trust for the benefit of the director or officer or his or her family member living in the same household,

•	50% of the gain on vested in-the-money stock options, and

•	shares of underlying Align restricted stock units held directly by a director or officer, whether or not yet vested.
The term “ownership” does not include unvested options to purchase common stock or shares underlying unvested market stock units.
Role of Board. The Board has responsibility for reviewing our overall performance rather than day-to-day operations. The Board’s primary responsibility is to oversee the management of Align and, in so doing, serve the best interests of Align and its stockholders. The Board selects, evaluates and provides for the succession of executive officers and, subject to oversight by the Nominating and Governance Committee, the Board nominates for election at annual stockholder meetings individuals to serve as directors of Align and elects individuals to fill any vacancies on the Board. It reviews corporate objectives and strategies, and evaluates and approves significant policies and proposed major commitments of corporate resources. It participates in decisions that have a potential major economic impact on Align. Management keeps the directors informed of Company activity through regular written reports and presentations at Board and Committee meetings.
Board Leadership Structure; Executive Sessions. We currently separate the roles of chief executive officer (CEO) and Chairman of the Board in recognition of the differences between the two roles. The CEO is responsible for setting our strategic direction and the day-to-day leadership and performance of the Company, while the Chairman of the Board provides guidance to the CEO and, in consultation with the CEO and other members of our Board, sets the agenda for Board meetings and presides over meetings of the full Board. We believe that this separation of duties allows the CEO and Chairman to most efficiently use their time and to most effectively fulfill their respective responsibilities, which are critical to the future success of the Company. While our bylaws and corporate governance guidelines do not require that our Chairman and CEO positions be separate, the Board believes that having separate positions and having an independent outside director serve as chairman is the appropriate leadership structure for Align at this time. Our Corporate Governance Guidelines provide that the independent directors of the Board will meet in executive session at least twice a year. The independent directors met in such sessions eight times in 2015.
Meetings of the Board. For the period of his or her Board service in 2015, each director attended at least 75 percent of the aggregate of the total number of meetings of the Board and the committees on which he or she serves.
Committees. During the year, the Board maintained an Audit Committee, a Compensation Committee, a Nominating and Governance Committee and a Technology Committee. Each committee has adopted a written charter that establishes practices and procedures for such committee in accordance with applicable corporate governance rules and regulations. These charters are available on the Investor Relations section of our website located at investor.aligntech.com.

Audit Committee
2015 Meetings: 14 Members: Greg J. Santora (Chair) Andrea L. Saia Warren S. Thaler	Oversees and monitors our accounting and financial reporting processes, our financial statement audits, and our internal accounting and financial controls.
Responsible for appointing, compensating, retaining, terminating and overseeing the work of our independent auditors.
Responsible for reviewing the auditors proposed scope, approach and independence.
Pre-approves audit and non-audit services.
Provides oversight and monitors our Internal Audit Department.
Reviews, approves and monitors our Code of Business Conduct and Ethics.
Oversees and reviews our risk management policies.
Establishes procedures for receiving, retaining and treating complaints regarding accounting, internal accounting controls or auditing matters.

None of the Audit Committee members are employees of Align, and our Board has determined that each member is independent within the meaning of the NASDAQ listing standards and the rules and regulations of the SEC.

Our Board has determined that Mr. Santora is qualified as an “audit committee financial expert” within the meaning of the rules of the SEC and has confirmed that the other members of the Audit Committee are able to read and understand financial statements.

Compensation Committee
2015 Meetings: 8 Members: George Morrow (Chair) Dr. David C. Nagel (1) Greg Santora	Ensures that the Company’s compensation programs successfully align the interest of employees, including executive officers, with those of the Company’s stockholders.
Reviews and administers all compensation arrangements for executive officers, and reviews general compensation goals and guidelines for Align’s employees and the criteria for which bonuses are to be determined.

Retains, oversees, and assesses the independence of compensation consultants and advisors.
Assists the Board in fulfilling its oversight responsibilities with respect to the management of risks arising from our compensation policies and programs.
May form and delegate authority to subcommittees when appropriate, although no such delegation is currently in effect.
None of the Compensation Committee members are employees of Align, and our Board has determined that each member is independent within the meaning of the NASDAQ listing standards.

Nominating and Governance Committee
2015 Meetings: 2 Members: Joseph Lacob(Chair) C. Raymond Larkin Jr. Warren S. Thaler	Identifies, evaluates and recommends nominees to the Board.
Evaluates the composition, organization and governance of the Board and its committees.
Develops and recommends corporate governance principles applicable to Align

Technology Committee
2015 Meetings: 1 Members: Dr. David C. Nagel (Chair) (1) Joseph Lacob Warren Thaler Thomas M. Prescott (2)	Reviews Align's technology and development activities.
Oversees and advises the Board on matters of innovation and technology.

(1) Dr. Nagel is not standing for reelection to the Board in 2016.
(2) Mr. Prescott was appointed to the Technology Committee in October 2015.

The Nominating and Governance Committee appointed Ms. Saia to serve on the Compensation Committee and the Technology Committee effective immediately following the Annual Meeting, subject to her continuing membership on the Board of Directors.
Process for Identifying and Evaluating Nominees and Relevant Criteria. The Nominating and Governance Committee considers candidates for board membership suggested by Board members, management and stockholders of Align. The Nominating and Governance Committee has also retained from time to time a third-party executive search firm to identify independent director candidates. In considering candidates for director nominee, the Nominating and Governance Committee generally assembles all information regarding a candidate’s background and qualifications. While Align does not have a formal diversity policy for board membership, the Board seeks directors who represent a mix of backgrounds and experiences that will enhance the quality of the Board’s deliberations and decisions. The Nominating and Governance Committee considers, among other factors, diversity with respect to perspectives, backgrounds, skills, experience, and community involvement in its evaluation of candidates for Board membership. Such diversity considerations are discussed by the Nominating and Governance Committee in connection with the general qualifications of each potential nominee. The Nominating and Governance Committee, in its discretion, may designate one or more of its members to interview any candidate. In addition, the Nominating and Governance Committee may seek input from Align’s management or the Board, who may interview any candidate. The Nominating and Governance Committee recommends director nominees to the Board based on its assessment of overall suitability to serve on the Board in accordance with Align’s policy regarding nominations and qualifications of directors.
The Nominating and Governance Committee has specified the following minimum qualifications that it believes must be met by a nominee for apposition on the Board:

•	the highest personal and professional ethics and integrity;

•	proven achievement and competence in the nominee’s field and the ability to exercise sound business judgment;

•	skills and experience that are complementary to those of the existing Board;

•	the ability to assist and support management and make significant contributions to Align’s success; and

•	an understanding of the fiduciary responsibilities that is required of a member of the Board and the commitment of time and energy necessary to diligently carry out those responsibilities.
Stockholder Recommendation of Nominees. Under our Corporate Governance Guidelines, the Nominating and Governance Committee is required to consider recommendations for candidates to the Board from stockholders holding at least 1% of the total outstanding shares of Align common stock (stockholders must have held such common stock continuously for at least 12 months prior to the date of the submission of the recommendation). The Nominating and Governance Committee will consider persons recommended by Align’s stockholders in the same manner as a nominee recommended by the Board, individual board members or management.
A stockholder may also nominate a person directly for election to the Board at an annual meeting of our stockholders provided their proposal meets the requirements set forth in our bylaws and the rules and regulations of the SEC related to stockholder proposals. The process for properly submitting a stockholder proposal, including a proposal to nominate a person for election to the Board at an annual meeting, is described above in the answer to the question “Is there any information that I should know regarding future annual meetings?”
Annual meeting attendance. Align encourages, but does not require, Board members to attend the annual stockholder meeting. Last year, one director attended our annual meeting of stockholders.
The Board’s Role in Risk Oversight. Management is responsible for the day-to-day management of risks the Company faces, while the Board, as whole and through its committees, has responsibility for the oversight of risk management. In its risk management role, the Board has the responsibility to satisfy itself that the risk management processes implemented by management are adequate and functioning as designed. As a critical part of this risk management oversight role, the Board encourages management to promote a culture that actively manages risks as part of Align’s corporate strategy and day-to-day business operations. Furthermore, our Board encourages full and open communication between management and the Board. Our Chairman meets regularly with our CEO and other senior members of management to discuss strategy and risks facing the Company. Senior management attends the quarterly Board meetings and is available to address any questions or concerns raised by the Board on risk management-related and other matters. The Board regularly receives presentations from senior management on strategic matters involving our operations to enable it to understand our risk identification, risk management and risk mitigation strategies. The Board also holds strategic planning sessions with senior management to discuss strategies, key challenges, and risks and opportunities for the Company.
Our Board does not have a standing risk management committee, but rather administers this oversight function directly through our Board as a whole, as well as through various standing committees of our Board that address risks inherent in their respective areas of oversight. In particular, the Audit Committee assists the Board in fulfilling its oversight responsibilities with respect to risk management in areas of financial risk, internal controls, and compliance with legal and regulatory requirements. The Compensation Committee assists the Board in fulfilling its oversight responsibilities with respect to the management of risks arising from our compensation policies and programs. The Nominating and Governance Committee assists the Board in fulfilling its oversight responsibilities with respect to the management of risks associated with Board organization, membership, and structure. When a committee receives a report, the chairman of the committee discusses it with the full Board during the committee reports portion of the next Board meeting. This enables the Board to coordinate the risk oversight role.
The Compensation Committee’s Role in Risk Oversight. In fulfilling its role in assisting the Board in its risk oversight responsibilities, the Compensation Committee believes that the various elements of our compensation program mitigates against and does not encourage excessive risk taking and instead encourages behaviors that support sustainable value creation. The Compensation Committee annually assesses our compensation programs and has concluded that our compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on the Company. To arrive at this conclusion, the Committee assessed our executive and broad-based compensation programs and determined that the following design features of our compensation programs' did not create undesired or unintentional risk of a material nature and guarded against excessive risk-taking:

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our compensation program is designed to provide a balanced mix of cash and equity, annual, and longer-term incentives in order to encourage strategies and actions that are in Align’s long-term best interests;

•	base salaries are consistent with an employee’s responsibilities so that they are not motivated to take excessive risks to achieve a reasonable level of financial security;

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we establish performance goals under our annual cash incentive plan that we believe (A) are reasonable in light of past performance and market conditions, and (B) encourage success without encouraging excessive risk taking to achieve short-term results, and, therefore, do not encourage unnecessary or excessive risk-taking;

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the performance goals that determine payouts under our annual cash incentive plans are company-wide in order to encourage decision-making that is in the best long-term interests of Align and our stockholders as a whole;

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under our annual cash incentive plans, achievement of performance goals at levels below full target reduces only the payout related to that goal, not the other goals, and therefore does not result in an “all-or-nothing” approach;

•	each performance goal under our annual cash incentive plan has a maximum cap on achievement;

•	the Compensation Committee has discretion over annual cash incentive program payouts;

•	for our executive officers, we use a portfolio of equity based incentives that incent performance over a variety of time periods with respect to several balanced goals:

•	Restricted Stock Units ("RSUs") retain value even in a depressed market making it less likely that employees take unreasonable risks to get, or keep, equity grant “in the money”; and

•	performance-based market stock units ("MSUs") measure relative stockholder return over a three-year performance cycle; and

•	executive officers are subject to share ownership guidelines.
Director Independence
In accordance with the NASDAQ listing standards, the Board undertook its annual review of the independence of its directors and considered whether any director had a material relationship with Align or its management that could compromise his or her ability to exercise independent judgment in carrying out his or her responsibilities. As a result of this review, the Board affirmatively determined that Joseph Lacob, C. Raymond Larkin Jr., George J. Morrow, Dr. David C. Nagel, Andrea L. Saia, Greg J. Santora and Warren S. Thaler are “independent directors.” Since Mr. Prescott was employed by Align as recently as 2015 and since Mr. Hogan is currently employed by Align, neither qualifies as independent.
Stockholder Communications with Board
Stockholders may communicate directly with the non-management directors of Align by sending an email to Board@aligntech.com. Our General Counsel monitors these communications and ensures that appropriate summaries of all received messages are provided to the Board at its regularly scheduled meetings. In addition, the Chairman of the Nominating and Governance Committee has access to this email address and may monitor communications at his option. Where the nature of a communication warrants, our General Counsel may decide to obtain the more immediate attention of the appropriate committee of the Board or a non-management director, or Align’s management or independent advisors. After reviewing stockholder messages, our Board will determine whether any response is necessary or warranted.

Director Compensation
Cash Compensation
In early 2014, the Compensation Committee requested an updated analysis of our non-employee director compensation policy from Compensia, Inc., the Committee's independent compensation advisor. Compensia undertook a detailed review of recent board compensation trends, including the form and amount of cash compensation and equity grants, chairperson retainers and stock ownership guidelines. Compensia also analyzed the Board's compensation against our compensation peer group. The analysis showed that the Board compensation practices were generally aligned with market norms and emerging best practices other than the provision of per meeting fees. After reviewing the data and analysis prepared by Compensia, the Compensation Committee approved, and the Board subsequently ratified, a revised non-employee director compensation policy. The revised policy, which became effective on July 1, 2014, eliminated per meeting fees which were replaced with the following:

Description	Current Fee
Annual Retainer for Board Membership (other than Chairman)	$50,000
Annual Retainer for membership on the Compensation and/or Audit Committee	$13,500
Annual Retainer for Chair of Compensation Committee and/or Audit Committee	$27,000
Annual Retainer for membership on the Nominating and Governance Committee and/or Technology Committee	$5,000
Annual Retainer for Chair of Nominating and Governance Committee and/or Technology Committee	$10,000
Annual Retainer for Chairman of the Board	$210,000
Equity Compensation. In 2015, we granted to our Chairman and each continuing non-employee director, on the date of our annual meeting of stockholders, RSUs with a market value of approximately $450,000 and $325,000, respectively. On May 13, 2015, each non-employee director was granted 5,500 RSUs. Mr. Larkin was granted an additional 2,500 RSUs for his service as Chairman of the Board. These RSUs vest 100% upon the earlier of (i) the one year anniversary of the grant date and (ii) the date of the next annual meeting of stockholders following the grant date. Assuming the continued service of the non-employee director, each of these equity awards will vest 100% on May 13, 2016.
Total Compensation. The table below summarizes the compensation paid by to our non-employee directors for the year ended December 31, 2015. Mr. Hogan, our President and Chief Executive Officer, is not included in this table because he is an employee of Align and, as such, receives no compensation for his service on the Board. The compensation received by Mr. Hogan is shown in the Summary Compensation Table on page 51.

Name	Fees earned or paid in cash ($)	Stock awards ($)(1)	Total ($)
Joseph Lacob	65,000	323,125	388,125
C. Raymond Larkin Jr. (2)	210,000	452,375	662,375
George Morrow	77,000	323,125	400,125
Dr. David Nagel	73,500	323,125	396,625
Thomas M. Prescott (3)	30,416	__	__
Andrea L. Saia	63,500	323,125	386,625
Greg Santora	90,500	323,125	413,625
Warren Thaler	73,500	323,125	396,625

(1)
The amounts shown in this column reflect the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 of awards of RSUs. There can be no assurance that the grant date fair value amounts will ever be realized. The RSUs are time based awards and are not subject to performance or market conditions.

(2)	Mr. Larkin is the Chairman of the Board.

(3)
Mr. Prescott retired as our President and CEO in June 2015. As a result, until June 2015, he did not receive compensation for his service on the Board. The cash amounts shown here are for Mr. Prescott's membership on the Board and the Technology Committee commencing in June 2015 and October 2015, respectively.

The aggregate number of stock awards outstanding at December 31, 2015 for each non-employee director is as follows:

Name	Option Awards	Stock Awards
Mr. Lacob	40,000	5,500
Mr. Larkin	60,000	7,700
Mr. Morrow	50,000	5,500
Dr. Nagel	60,000	5,500
Mr. Prescott (1)	13,125	356,125
Ms. Saia	—	9,066
Mr. Santora	—	5,500
Mr. Thaler	—	5,500

(1) Mr. Prescott's equity awards were granted to him in during his tenure as our President and CEO.

PROPOSAL TWO
RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS
The Audit Committee of our Board has selected PricewaterhouseCoopers LLP, independent registered public accountants (“PwC”), to audit the financial statements of Align for the year ending December 31, 2016. In making its recommendation to appoint PwC as Align’s independent registered public accountants, the Audit Committee has considered whether the provision of the non-audit services rendered by PwC is compatible with maintaining the firm’s independence.
Representatives of PwC are expected to be present at the Annual Meeting with the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.
Although stockholder ratification of the selection of PwC as our independent registered public accountants is not required by our Bylaws or any other applicable law, the Audit Committee is submitting the selection of PwC to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee and the Board will reconsider whether or not to retain that firm. Even if the selection is ratified, our Audit Committee, at its discretion, may direct the appointment of a different firm to act as our independent registered public accountants at any time during the year if it determines that such a change would be in our best interests and in the best interests of our stockholders. In addition to the selection of the firm the Audit Committee and its chairperson were directly involved in the selection of PwC’s new lead engagement partner.
Ratification of the selection of PwC requires that the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting vote “For” this Proposal 2. An “Abstention” vote will have the same effect as an “Against” in this Proposal 2. Discretionary votes by brokers, banks and related agents on this routine proposal will be counted towards the quorum requirement and will affect the outcome of the vote.
OUR BOARD RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF THE SELECTION OF PRICEWATERHOUSECOOPERS LLP AS ALIGN’S INDEPENDENT
REGISTERED PUBLIC ACCOUNTANTS FOR THE YEAR ENDING DECEMBER 31, 2016

Fees to PricewaterhouseCoopers LLP for 2015 and 2014
The following table presents fees for professional services rendered by PwC for the audit of Align’s annual financial statements for 2015 and 2014 and fees billed for audit-related services and tax services rendered by PwC for fiscal 2015 and 2014:

	2015	2014
Audit fees (1)	$2,407,019	$2,298,528
Audit-related fees (2)	275,557	147,443
Tax fees (3)	1,091,285	778,159
All other fees (4)	10,650	6,150
Total fees:	$3,784,511	$3,230,280

(1)
Audit fees — These are fees for professional services performed by PwC for the annual audit of Align’s financial statements and review of financial statements included in Align’s quarterly filings, and services that are normally provided in connection with statutory and regulatory filings or engagements, and attest services, except those not required by statute or regulation.

(2)
Audit-related fees — These are fees for technical advisory consultations performed by PwC that are reasonably related to the performance of the audit or review of Align’s financial statements and are not reported under “Audit fees”, including fees for due diligence services and pre-implementation assessment of controls relating to enterprise resource planning ("ERP") software system.

(3)	Tax fees — These are fees for professional services performed by PwC with respect to tax compliance, tax advice and tax planning.

(4)	All other fees — These consist of all other fees billed to us for professional services performed by PwC and not reported under "Audit fees," "Audit-related fees" and "Tax fees."

Audit Committee’s Policy of Pre-Approval of Audit and Permissible Non-Audit Services
The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by the independent registered public accountants subject to limited discretionary authority granted to our Chief Financial Officer. These services may include audit services, audit-related services, tax services and other services. Pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. The independent registered public accountants and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent registered public accountants in accordance with this pre-approval and the fees for the services performed to date. All PwC services in 2015 and 2014 were pre-approved by the Audit Committee.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD
The following is the report of the Audit Committee of the Board of Directors with respect to Align’s audited financial statements for the year ended December 31, 2015, which include the consolidated balance sheets of Align as of December 31, 2015 and 2014, and the related consolidated statements of operations, stockholders’ equity and cash flows for each of the three years ended December 31, 2015, and the notes thereto.
In accordance with the written charter adopted by the Board of Directors of Align, the purpose of the Audit Committee is to assist the Board of Directors in its oversight and monitoring of:

•	the integrity of Align’s financial statements;

•	Align’s compliance with legal and regulatory requirements;

•	the independent registered public accountant’s qualifications, independence and performance;

•	adequacy of Align’s internal accounting and financial controls; and

•	Align’s internal audit department.
The full text of the Audit Committee’s charter is available on the Investor Relations section of Align’s website (www.aligntech.com). The Audit Committee regularly reviews its charter to ensure that it is meeting all relevant audit committee policy requirements of the SEC and the NASDAQ listing standards.
In carrying out its responsibilities, the Audit Committee, among other things, is responsible for:

•	providing guidance with respect to Align’s relationship with the independent auditors, including having responsibility for their appointment, compensation and retention;

•	involved in the selection of the audit firm's lead engagement partner;

•	reviewing the results and audit scope;

•	approving audit and non-audit services;

•	reviewing and discussing with management the quarterly and annual financial reports;

•	overseeing and reviewing Align’s risk management policies; and

•	overseeing management’s implementation and maintenance of effective systems of internal controls.
Before selecting PricewaterhouseCoopers LLP as Align’s independent auditors, the Audit Committee carefully considered PricewaterhouseCoopers LLP’s qualifications as independent accountants. This included a review of the qualifications of the engagement team, the quality control procedures the firm has established, as well as its reputation for integrity and competence in the fields of accounting and auditing. The Audit Committee’s review also included matters to be considered under the SEC’s rules regarding auditor independence, including the nature and extent of non-audit services, to ensure that the accountants’ independence will not be impaired. In addition, the Audit Committee has received the written disclosures and the letter required from the independent accountants required by the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence. The Audit Committee of our Board of Directors has determined that the provision of services by PricewaterhouseCoopers LLP of non-audit related services is compatible with maintaining the independence of PricewaterhouseCoopers LLP as our independent accountants.

In performing its responsibilities, the Audit Committee has reviewed and discussed with management and the independent auditors the audited consolidated financial statements in Align's Annual Report on Form 10-K for the year ended December 31, 2015. The Audit Committee has also discussed with the independent accountants the matters required to be discussed by Statement on Auditing Standards No. 61 as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.
Based upon this review and discussions with management and the independent accountants and the Audit Committee’s review of the representations of management and the report of the independent accountants to the Audit Committee, the Audit Committee recommended that the Board of Directors include Align’s audited consolidated financial statements in Align’s Annual Report on Form 10-K for the year ended December 31, 2015 for filing with the SEC.

Respectfully submitted by:

AUDIT COMMITTEE
Greg J. Santora, Chair
Andrea L. Saia
Warren S. Thaler

PROPOSAL THREE
ADVISORY VOTE TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS
The Board believes that an annual advisory vote to approve the compensation of our named executive officers allows our stockholders to provide us with their direct input on our compensation philosophy, policies and practices as disclosed in the proxy statement every year, and is consistent with our policy of seeking input from, and engaging in discussions with, our stockholders on these matters. Accordingly, this year, we are again requesting you approve, on an advisory basis, the compensation of our named executive officers disclosed in "Compensation Discussion and Analysis," the Summary Compensation table and the related compensation tables, notes, and narrative in this proxy statement.
As we discuss below under the caption “Executive Compensation—Compensation Discussion and Analysis,” our executive compensation program is designed to link the actions of our executive officers to business outcomes that drive value for our stockholders. We believe that the most effective way to achieve this goal is to compensate our executive officers for the achievement of specific annual financial goals, certain annual and longer-term key strategic objectives, and the realization of increased stockholder value. We believe the compensation program for our executive officers has been highly effective in achieving these objectives. Align, on a year-over-year basis, grew revenues 11% and delivered operating margins of 22.3%, despite the negative impact of foreign exchange and our Additional Aligner policy adopted during the year. Strong Invisalign case volume growth of 22.0% year over year offset much of these headwinds and enabled us to achieve revenue growth and operating margins above our original forecast. We encourage you to carefully review the “Compensation Discussion and Analysis” beginning on page 37 of this proxy statement and the compensation tables that follow for additional details on Align’s executive compensation, including Align’s compensation philosophy and objectives, as well as the processes our Compensation Committee used to determine the structure and amounts of the compensation of our named executive officers in fiscal 2015.
The following highlights key aspects of executive compensation with respect to our named executive officers in fiscal 2015:

•	Approximately 80% - 85% of their target total direct compensation opportunity is variable and tied to achievement of internal performance targets or Align's stock price performance;

•
Since Align’s achievement of internal financial performance targets was slightly above target in 2015 compared to below target in 2014, each named executive officer received a greater cash incentive award compared to fiscal 2014;

•
Granted long-term equity awards, including performance-based market stock units, which are earned based on a comparison of Align’s stock price performance to the NASDAQ Composite index over a three-year performance period;

•
All of our post-employment cash compensation arrangements in the event of a change in control of Align are "double trigger" arrangements that require both a change in control plus a qualifying termination of employment before any cash payments are made.

•
Previously, our former CEO had a "single trigger" pursuant to which 100% of his equity would vest immediately upon a change of control of Align. With the hiring of Mr. Hogan, however, we eliminated this 100% vesting for the CEO, and Mr. Hogan's employment agreement contains a single trigger provision equivalent to the protection given to our other NEOs whereby the vesting of equity awards is accelerated only by one year immediately upon a change of control.

•	Executive officers are not entitled to any tax gross-up treatment on any severance or change-of-control benefits;

•
Align’s compensation programs are reviewed regularly by the Compensation Committee, which has determined the Company’s compensation programs do not create inappropriate or excessive risk that is likely to have a material adverse effect on the Company; and

•
Align continued to demonstrate its prudent use of equity while balancing stockholder concerns with the motivation of our executive officers to achieve the Company’s business goals and create long-term stockholder value. In 2015, Align’s overall equity award adjusted burn rate (which counts each RSU and earned MSU award as 2.5 shares) was 3.5%.

We are asking you to indicate your support for the compensation of our named executive officers as described in this proxy statement. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement. Accordingly, we are asking you to vote, on an advisory basis, “For” the following resolution at the Annual Meeting:
“RESOLVED, that the compensation paid to Align Technology, Inc.’s named executive officers, as disclosed pursuant to the SEC’s compensation disclosure rules, including the Compensation Discussion and Analysis, compensation tables and narrative discussion set forth on pages 37 to 49 of this Proxy Statement, is hereby approved.”
This is an advisory vote, which means that this proposal is not binding on us; however, our Board and Compensation Committee values the opinions expressed by our stockholders and will carefully consider the outcome of the vote when making future compensation decisions for our executive officers. You may vote for, against or abstain from voting on this matter.
OUR BOARD RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT.

PROPOSAL FOUR
AMENDMENT OF ARTICLE V OF OUR AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO ELIMINATE THE “FOR CAUSE” REQUIREMENT FOR STOCKHOLDER REMOVAL OF A DIRECTOR
A Delaware court recently confirmed that a provision in a Delaware company’s organizational documents that provides that a director may only be removed “for cause” by the stockholders is not valid if the company has a nonclassified board of directors. As a result of this ruling, our Board reconsidered one of the provisions of Article V of our Amended and Restated Certificate of Incorporation relating to the removal of a director by the stockholders and determined that it is necessary to amend such provision to conform with the Delaware court’s ruling. Our Board has approved, and recommends that our stockholders approve, an amendment to Article V of our Amended and Restated Certificate of Incorporation to eliminate the “for cause” requirement prescribed by Article V for stockholder removal of a director. Article V currently provides that stockholders may remove a director only “for cause” and requires that the removal be approved by the affirmative vote of holders of at least 66 2/3% of our outstanding voting stock entitled to vote at the Annual Meeting.
Provisions of Article V Regarding Stockholder Removal of a Director
The final paragraph of Article V imposes two requirements that must be satisfied for stockholders to remove a director:

•	the director may be removed only by the affirmative vote of the holders of at least 66 2/3% of our outstanding voting stock entitled to vote at the Annual Meeting; and

•	the director may be removed only “for cause.”
Text of Article V as Proposed to be Amended by this Proposal Four
If stockholders approve this Proposal Four, but not Proposal Five (which proposes to eliminate the supermajority vote requirement for stockholder removal of a director), the final paragraph of Article V will be amended to read in its entirety as follows:
“Vacancies occurring on the Board of Directors for any reason may be filled by vote of a majority of the remaining members of the Board of Directors, even if less than a quorum, at any meeting of the Board of Directors. A person so elected by the Board of Directors to fill a vacancy shall hold office for the remainder of the full term of the director for which the vacancy was created or occurred and until such director's successor shall have been duly elected and qualified. A director or the entire Board of Directors may be removed from office at any time by the affirmative vote of 66 2/3% of the outstanding shares of voting stock of the Corporation entitled to vote at an election of directors.”
Effect of this Article V Amendment
If stockholders approve this Proposal Four, Article V will be amended to eliminate the “for cause” requirement currently applicable to any stockholder action to remove a director. Upon the effectiveness of this Article V amendment, a director will be subject to removal by stockholders:

•	by the affirmative vote of the holders of at least 66 2/3% of our outstanding voting stock entitled to vote at the Annual Meeting; and

•	such removal may be with or without cause, in accordance with the provisions of the Delaware General Corporate Law.
Text of Article V as Proposed to be Amended by this Proposal Four and Proposal Five
If stockholders approve this Proposal Four and Proposal Five, the final paragraph of Article V will be amended by both Article V amendments to read in its entirety as follows:

“Vacancies occurring on the Board of Directors for any reason may be filled by vote of a majority of the remaining members of the Board of Directors, even if less than a quorum, at any meeting of the Board of Directors. A person so elected by the Board of Directors to fill a vacancy shall hold office for the remainder of the full term of the director for which the vacancy was created or occurred and until such director's successor shall have been duly elected and qualified. A director or the entire Board of Directors may be removed from office at any time by the affirmative vote of a majority of the outstanding shares of voting stock of the Corporation entitled to vote at an election of directors.”

Effect of both Article V Amendments under Proposal Four and Proposal Five
If stockholders approve this Proposal Four, Article V will be amended to eliminate the “for cause” requirement and, if stockholders also approve Proposal Five, the final paragraph of Article V will be further amended to eliminate the supermajority vote requirement currently applicable to any stockholder action to remove a director. Upon the effectiveness of both of these amendments, a director will be subject to removal by stockholders:

•	by the affirmative vote of the holders of a majority of our outstanding voting stock entitled to vote at the Annual Meeting; and

•	such removal may be with or without cause, in accordance with the provisions of the Delaware General Corporation Law.
Article V if this Proposal Four is not Approved but Proposal Five is Approved
If this Proposal Four is not approved by the stockholders, the current “for cause” requirement described above will remain in place and will continue to require that directors may be removed by stockholders only “for cause,” as described above. However, because Proposal Five is not subject to the approval of this Proposal Four, if Proposal Five is approved by the stockholders, stockholder removal of a director will no longer require that the removal be by the vote of the holders of 66 2/3% of the voting power of our outstanding shares of voting stock, as provided in our current Amended and Restated Certificate of Incorporation, and will instead only require the vote of the holders of a majority of the voting power of our outstanding shares of voting stock.
Vote Required to Approve this Proposal Four
Approval of the amendment of Article V of our Amended and Restated Certificate of Incorporation to eliminate the “for cause” requirement for stockholder removal of a director requires that the holders of at least 66-2/3% of our outstanding voting stock entitled to vote at the Annual Meeting vote “FOR” this Proposal Four. An abstention vote will have the same effect as an “Against” vote in this Proposal Four.
Stockholder approval of this Proposal Four is not conditioned on stockholder approval of Proposal Five.

OUR BOARD RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL OF THE AMENDMENT OF ARTICLE V OF OUR AMENDED AND RESTATED CERTIFICATE OF INCORPRATION TO ELIMINATE THE “FOR CAUSE” REQUIREMENT FOR STOCKHOLDER REMOVAL OF A DIRECTOR

PROPOSAL FIVE
AMENDMENT TO OUR AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO ELIMINATE THE SUPER MAJORITY VOTE REQUIREMENT FOR STOCKHOLDER REMOVAL OF A DIRECTOR
Our Board has approved, and recommends that our stockholders approve, an amendment to Article V of our Amended and Restated Certificate of Incorporation to eliminate the supermajority stockholder vote requirement for stockholder removal of a director. Article V currently requires the affirmative vote of holders of at least 66 2/3% of our outstanding voting stock entitled to vote at the Annual Meeting to remove a director, and provides that stockholders may remove a director only “for cause.”
Provisions of Article V Regarding Stockholder Removal of a Director
Article V imposes two requirements that must be satisfied for stockholders to remove a director:

•	the director may be removed only by the affirmative vote of the holders of at least 66 2/3% of our outstanding voting stock entitled to vote at the Annual Meeting; and

•	the director may be removed only “for cause.”
Text of Article V as Proposed to be Amended by this Proposal Five and Proposal Four
If stockholders approve this Proposal Five and Proposal Four, the final paragraph of Article V will be amended to read in its entirety as follows:
“Vacancies occurring on the Board of Directors for any reason may be filled by vote of a majority of the remaining members of the Board of Directors, even if less than a quorum, at any meeting of the Board of Directors. A person so elected by the Board of Directors to fill a vacancy shall hold office for the remainder of the full term of the director for which the vacancy was created or occurred and until such director's successor shall have been duly elected and qualified. A director or the entire Board of Directors may be removed from office at any time by the affirmative vote of a majority of the outstanding shares of voting stock of the Corporation entitled to vote at an election of directors.”

Effect of Article V Amendments under this Proposal Five and Proposal Four

If stockholders approve this Proposal Five and Proposal Four, the final paragraph of Article V will be amended to eliminate the supermajority vote requirement and will be further amended to eliminate the “for cause” requirement currently applicable to any stockholder action to remove a director. Upon the effectiveness of both of these amendments, a director will be subject to removal by stockholders:

•	if the number of votes cast in favor of the director’s removal exceed the number of votes cast against the director’s removal; and

•	such removal may be with or without cause, in accordance with the provisions of the Delaware General Corporation Law.
Article V if this Proposal Five is not Approved but Proposal Four is Approved
If this Proposal Five is not approved by the stockholders, the current supermajority vote requirement described above will remain in place and removal of a director by the stockholders will continue to require the vote of the holders of 66 2/3% of the voting power of our outstanding shares of voting stock entitled to vote at the Annual Meeting, as provided in our current Amended and Restated Certificate of Incorporation. In addition, if this Proposal Five is not approved and Proposal Four is approved, the “for cause” requirement applicable to stockholder removal of a director, as described above, will be eliminated.

Vote Required to Approve this Proposal Five
Approval of the amendment of Article V of our Amended and Restated Certificate of Incorporation to eliminate the supermajority stockholder vote requirement for stockholder removal of a director requires that the holders of at least 66-2/3% of our outstanding voting stock entitled to vote at the Annual Meeting vote “FOR” this Proposal Five. An abstention vote will have the same effect as an “Against” vote in this Proposal Five.
OUR BOARD RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL OF THE AMENDMENT OF ARTICLE V OF OUR AMENDED AND RESTATED CERTIFICATE OF INCORPRATION TO ELIMINATE SUPERMAJORITY VOTE REQUIREMENT FOR STOCKHOLDER REMOVAL OF A DIRECTOR

PROPOSAL SIX

APPROVAL OF AN AMENDMENT AND RESTATEMENT OF
THE ALIGN TECHNOLOGY, INC. 2005 INCENTIVE PLAN
Our 2005 Incentive Plan, as amended and restated (the “Incentive Plan”), which was most recently amended and restated and approved by stockholders at our 2013 Annual Meeting of Stockholders, allows Align to grant stock options, restricted stock, restricted stock units, performance shares, performance units, stock appreciation rights and other stock-based and cash incentives to employees and consultants of Align and its affiliates and to members of our Board. On March 16, 2016, our Board approved an amendment and restatement of the Incentive Plan (the “Amendment”), subject to stockholder approval. The Amendment provides:

•	An increase by 4,500,000 shares in the number of shares authorized for issuance under the Incentive Plan, from 25,668,895 to 30,168,895 shares.

•
An additional restriction on the grants that non-employee directors may receive in any fiscal year, such that no non-employee directors may not be granted in any fiscal year of Align, awards exceeding the lesser of (i) awards covering 100,000 shares or (ii) awards with a grant date fair value of greater than $1,000,000.

•
Restrictions on the vesting of awards under the Incentive Plan, such that no portion of an award will vest earlier than the 1-year anniversary of the grant date although up to 5% of the shares reserved in the 2015 Plan may be granted without this minimum vesting requirement.

•
Flexibility for the administrator to subject awards to forfeiture or recoupment provisions, and requires (i) awards be subject to recoupment under a company clawback policy and (ii) a participant to reimburse us for any payment in settlement of an award where the participant has engaged in or failed to prevent certain misconduct.

The Incentive Plan has not been materially amended with respect to any other terms or provisions. To the extent stockholders do not approve this Proposal Six, the Incentive Plan will continue as if the Amendment did not apply and was not adopted by the Board.
The Incentive Plan is designed to allow Align to deduct in full for federal income tax purposes the compensation recognized by its executive officers in connection with certain awards granted under the Incentive Plan. Section 162(m) (“Section 162(m)”) of the Internal Revenue Code of 1986, as amended (the “Code”), generally denies a corporate tax deduction for annual compensation exceeding $1 million paid to the chief executive officer and other “covered employees,” as determined under Section 162(m) and applicable guidance. However, certain types of compensation, including performance-based compensation, are generally excluded from this deductibility limit. To enable compensation in connection with stock options, stock appreciation rights and certain restricted stock awards, restricted stock units, performance shares, performance units, and other stock and cash incentives awarded under the Incentive Plan to qualify as “performance-based” within the meaning of Section 162(m), the Incentive Plan limits the sizes of such awards as further described below. By approving the Amendment, stockholders will be approving, among other things, eligibility requirements for participation in the Incentive Plan, performance measures upon which specific performance goals applicable to certain awards would be based, which are the same as those currently used in the Incentive Plan, limits on the number of shares or compensation that could be made to participants, and other material terms of the Incentive Plan and awards granted under the Incentive Plan. Notwithstanding the foregoing, Align retains the ability to grant equity awards under the Incentive Plan that do not qualify as “performance-based” compensation within the meaning of Section 162(m).
Reasons Why You Should Vote to Approve the Amendment
Long-Term Stock Ownership is a Key Component of our Compensation Objective. Our overall compensation objective is to compensate our executives and other employees in a manner that attracts and retains the caliber of individuals needed to manage and staff our business in a competitive industry. Our employees are our most valuable asset, and we strive to provide them with compensation packages that are not only competitive but also that reward personal performance, help meet our retention needs and incentivize them to manage our business as owners, thereby aligning their interests with those of our stockholders.
To achieve these objectives, we historically have provided a significant portion of our key employees’ total compensation in the form of equity awards through our equity incentive programs, the value of which depends on our stock performance. Our goal is for equity awards to continue to represent a significant portion of our employees’ total compensation. We believe this approach helps to encourage long-term focus and commitment from our employees and provides Align with an important retention tool for key employees, as awards generally are subject to vesting over an extended period of time subject to continued service with us. In addition, we believe we must continue to use equity awards to help attract, retain and motivate employees and other service providers to continue to grow our business and ultimately increase stockholder value as we compete for a limited pool of talented people and face challenges in hiring and retaining such talent.
Reserving Shares Available for Granting Equity Awards is Important for Meeting our Future Compensation Needs. A significant portion of the compensation for our senior officers is in the form of equity compensation. In addition, approximately

801 of our regular, full-time employees hold outstanding equity awards as of March 1, 2016. If the Amendment is approved, we expect that the share reserve increase will allow us to continue to grant stock-based compensation at levels we deem appropriate for at least the next 3 years, and that we will not have to restructure our existing compensation programs for reasons that are not directly related to the achievement of our business objectives. To remain competitive without stock-based compensation arrangements, it likely will be necessary to replace components of compensation previously awarded in equity with cash. We do not believe increasing cash compensation to make up for any shortfall in equity compensation would be practical or advisable, because we believe that a combination of equity awards and cash compensation provide a more effective compensation strategy than cash alone for attracting, retaining and motivating our employees long-term and aligning employees’ and stockholders’ interests. In addition, any significant increase in cash compensation in lieu of equity awards could substantially increase our operating expenses and reduce our cash flow from operations, which could adversely affect our business results and could adversely affect our business strategy, including using cash flow for research and development of innovative new products, and improvements in the quality and performance of existing products.
We Manage Our Equity Incentive Program Carefully. We manage our long-term stockholder dilution by limiting the number of equity awards granted for each of our fiscal years and granting what we believe to be the appropriate number of equity awards needed to attract, reward and retain employees.
Overhang. As of March 1, 2016, Align had outstanding under the Incentive Plan stock options covering 467,880 shares and 2,542,151 unvested restricted stock units (including market-performance based restricted stock units assuming maximum levels of achievement). Accordingly, the approximately 3,010,031 shares subject to currently outstanding awards (commonly referred to as the “overhang”) represent approximately 3.8% of our outstanding shares of common stock. Subject to approval by our stockholders, the overhang resulting from the number of shares requested under the Amendment will be approximately 12.5% (which includes currently outstanding stock awards, plus shares available grant under our current available pool and the proposed pool).
Under the heading “Equity Compensation Plan Information” on page 36 as required by Securities and Exchange Commission rules, we provide information about shares of our common stock that may be issued under our equity compensation plans as of December, 31, 2015. To facilitate the approval of this Amendment, set forth below is certain additional information. As of March 1, 2016:

•	80,167,047 shares of our common stock were outstanding.

•	The market value of one share of our common stock was $67.86.

•	The number of shares remaining available for future grants, under the Incentive Plan was 3,484,132.

•	The weighted average exercise price of all outstanding stock options was $15.37.

•	The weighted average remaining contractual term for all outstanding stock options was 1.94 years.

•	467,880 Options outstanding.

•	2,542,151 RSU and MSU (assuming maximum levels of achievement) outstanding.
Historical Burn Rate. We look at the rate at which we grant awards under our equity incentive programs (also known as our “burn rate”) by measuring the number of shares subject to equity awards granted in a fiscal year divided by the weighted average equivalent of shares of common stock outstanding for that fiscal year. Our 3-year average adjusted burn-rate for the Incentive Plan is 4.0% (adjusted so that each full-value award is counted as two and one half shares of stock) is below the burn rate benchmark published by Institutional Shareholder Services Inc. (“ISS”), a leading proxy advisory service, for companies in our industry.
Anticipated Forfeitures. We currently forecast granting awards covering approximately 6,500,000 shares over the next 3 year period (calculated using a fungible ratio of 1.9 in accordance with the terms of the Plan), which is equal to 8.1% of our common shares outstanding as of March 1, 2016. We also anticipate cancellation of options and forfeitures of restricted stock unit awards of approximately 850,000 shares over this period (calculated using a fungible ratio of 1.9), based on our historic rates. If our expectation for cancellations is accurate, our net grants (grants less cancellations) over the next 3 year period would be approximately 5,650,000 shares (calculated using a fungible ratio of 1.9), or approximately 7% of our common stock outstanding as of March 1, 2016. The proposed share reserve under the Amendment would increase the number of available shares under the Incentive Plan from 3,484,132 to 7,984,132. If the Amendment is approved our stockholders, we expect that this increase to the share reserve would meet our equity compensation needs for approximately the next 3 years.
We Strive to use Compensation and Governance Best Practices. The new 1-year minimum vesting and forfeiture provisions above will add to the already existing compensation and governance best practices we use in the Incentive Plan and will work to strengthen the connection between equity awards and long-term performance that enhances stockholder value.

Summary of the Incentive Plan
The following is a summary of the material features of the Incentive Plan (as it is proposed to be amended by the Amendment) and its operation. This summary is qualified in its entirety by reference to the Incentive Plan itself. A copy of the Amendment is attached to this Proxy Statement as Appendix B.
Purpose. The purposes of the Incentive Plan are to attract and retain the best available personnel for positions of substantial responsibility, to provide incentives to individuals who perform services to Align and to promote the success of Align’s business.
Administration. The Incentive Plan is administered by the Board or a committee designated by the Board (in either case, the “Plan Administrator”). To make grants to certain officers and key employees of Align intended to be an exempt transaction under Rule 16b-3 of the Securities Exchange Act of 1934, as amended (“Rule 16b-3”), the members of the committee must qualify as “non-employee directors” under Rule 16b-3. In the case of awards intended to qualify for the performance-based compensation exemption under Section 162(m), administration must be by a committee consisting of two or more “outside directors” within the meaning of Section 162(m).
Subject to the terms of the Incentive Plan, the Plan Administrator has the sole discretion to select the employees, consultants, and directors who will receive awards, to determine the number of shares covered by each award, to determine the terms and conditions of awards, to modify or amend each award (subject to the restrictions of the Incentive Plan), including to accelerate vesting or waive forfeiture restrictions, and to interpret the provisions of the Incentive Plan and outstanding awards.

Eligibility. The Incentive Plan provides that nonstatutory stock options, restricted stock, restricted stock units (“RSUs”), performance shares, performance units, and stock appreciation rights (“SARs”) may be granted to employees (including officers) and consultants of Align and its affiliates and to members of the Board. Incentive stock options may be granted only to employees of Align or its parent or subsidiaries. The Plan Administrator will determine which eligible persons will be granted awards. In addition, the Plan Administrator may grant other incentives payable in cash or shares under the Incentive Plan as determined by the Plan Administrator to be in the best interests of Align and subject to any terms and conditions the Plan Administrator deems advisable. As of March 1, 2016, approximately 801 employees and 10 consultants of Align or its affiliates and 8 members of our Board were eligible to participate in the Incentive Plan.
Shares Available under the Incentive Plan. We are asking stockholders to approve an increase of 4,500,000 shares in the number of shares reserved under the Incentive Plan. If stockholders approve the Amendment, a maximum aggregate of 30,168,895 shares will be available for issuance under the Incentive Plan. If the Amendment is not approved by stockholders, approximately 25,668,895 shares will be available for issuance.
Any shares subject to options or SARs will be counted as one share for purposes of determining the available number of shares for issuance under the Incentive Plan. Any shares subject to restricted stock, RSUs or performance shares or units with a per share or unit purchase price lower than the fair market value of a share on the date of grant that were granted prior to May 16, 2013, will be counted as 1.5 shares for purposes of determining the available number of shares for issuance under the Incentive Plan. To the extent a share that was subject to an award that counted as 1.5 shares against the shares reserved under the Incentive Plan is recycled back into the Incentive Plan (as described below), the Incentive Plan will be credited with 1.5 shares. Any shares subject to restricted stock, RSUs or performance shares or units with a per share or unit purchase price lower than the fair market value of a share on the date of grant that were granted on or after May 16, 2013, will be counted as 1.9 shares for purposes of determining the available number of shares for issuance under the Incentive Plan. To the extent a share that was subject to an award that counted as 1.9 shares against the shares reserved under the Incentive Plan is recycled back into the Incentive Plan (as described below), the Incentive Plan will be credited with 1.9 shares. Shares may be authorized, but unissued, or reacquired shares of our common stock. As of March 1, 2016, the closing price of our common stock on NASDAQ was $67.86 per share.
If an award expires or becomes unexercisable without having been exercised in full or, with respect to RSUs, performance shares or units, is terminated due to failure to vest, the unpurchased shares (or for awards other than options or SARs, the unissued shares) which were subject thereto will become available for future grant or sale under the Incentive Plan (unless the Incentive Plan has terminated). Upon the exercise of a SAR settled in shares, the gross number of shares covered by the portion of the award so exercised will cease to be available under the Incentive Plan. Shares that have actually been issued under the Incentive Plan under any award will not be returned to the Incentive Plan and will not become available for future distribution under the Incentive Plan, except if shares issued pursuant to restricted stock, RSUs, performance shares or performance units are repurchased by Align or are forfeited to Align due to failure to vest, such shares will become available for future grant under the Incentive Plan. Shares used to pay the exercise or purchase price of an award and/or to satisfy the tax withholding obligations related to an award will not become available for future grant or sale under the Incentive Plan. To the extent an award under the Incentive Plan is paid out in cash rather than shares, such cash payment will not result in reducing the number of shares available for issuance under the Incentive Plan.

Prohibition on Repricing and Exchange Programs.  The Incentive Plan prohibits any program providing participants the opportunity to transfer outstanding awards to a financial institution or other person or entity selected by the Administrator, exchange awards for awards of the same type, awards of a different type, and/or cash, or have the exercise price of awards repriced (i.e., increased or reduced).

Options. The exercise price of options granted under the Incentive Plan is determined by the Plan Administrator and must not be less than 100% of the fair market value of Align’s common stock on the date of grant (except as permitted under Section 424(a) of the Code). Options granted under the Incentive Plan expire as determined by the Plan Administrator, but in no event later than seven (7) years from date of grant. However, incentive stock options granted to stockholders owning more than 10% of the voting stock of Align must have an exercise price per share no less than 110% of the fair market value of a share on the date of grant and the term of such option must be no more than 5 years from the date of grant. The fair market value of Align’s common stock generally is determined by reference to the price of Align’s common stock on the determination date.
Options become exercisable at such times and under such conditions as are determined by the Plan Administrator and as are set forth in the individual option agreements. An option is exercised by giving notice to Align specifying the number of full shares to be purchased and tendering payment of the purchase price together with any applicable tax withholdings. The method of payment of the exercise price for the shares purchased upon exercise of an option will be determined by the Plan Administrator. Each option grant is evidenced by an agreement that specifies the exercise price, the term of the option, the forms of consideration for exercise, and such other terms and conditions as the Plan Administrator, in its sole discretion, will determine.
Stock Appreciation Rights. A SAR gives a participant the right to receive the appreciation in the fair market value of Align common stock between the date of grant of the SAR and the date of its exercise. The Plan Administrator, subject to the provisions of the Incentive Plan, will have complete discretion to determine the terms and conditions of SARs granted under the Incentive Plan. However, no SAR may have (i) a term of more than 7 years from the date of grant or (ii) an exercise price below 100% of the fair market value of Align’s common stock on the grant date (except as permitted under Section 424(a) of the Code).
Upon exercise of a SAR, the holder of the SAR will be entitled to receive payment from us in an amount determined by multiplying (i) the difference between the fair market value of a share on the date of exercise over the exercise price by (ii) the number of shares with respect to which the SAR is exercised. At the discretion of the Plan Administrator, such payment may be in cash, shares or a combination of both. Each SAR grant will be evidenced by an agreement that specifies the exercise price, the term of the SAR, the conditions of exercise, and such other terms and conditions as the Plan Administrator will determine.
Termination of Employment. The Incentive Plan gives the Plan Administrator the authority to vary the terms of the individual option and SAR agreements, including exercisability of the award following termination of service with Align. In the absence of a period specified in the option or SAR agreement, generally if a participant ceases to be an employee, director or consultant for any reason other than disability, death or misconduct, then the participant will have the right to exercise his or her outstanding award for 3 months (or 12 months if termination is due to death or disability) after the date of termination, but only to the extent the option or SAR is vested on the date of termination. In no event will an option or SAR be exercisable beyond its term.
Restricted Stock. Awards of restricted stock are rights to acquire or purchase shares, which vest in accordance with the terms and conditions established by the Plan Administrator in its sole discretion. Shares of restricted stock may not be transferred by the participant until vested. Unless otherwise provided by the Plan Administrator, a participant will forfeit any shares of restricted stock as to which the restrictions have not lapsed prior to the participant’s termination of service. Participants holding shares of restricted stock will have the right to vote the shares and to receive any dividends or other distributions paid on such shares; however, if dividends or other distributions are paid in the form of shares, such shares will be subject to the same restrictions as the original award. The Plan Administrator may, in its sole discretion, reduce or waive any restrictions and may accelerate the time at which any restrictions will lapse or be removed. Each restricted stock award will be evidenced by an agreement that specifies the period of restriction, the number of shares granted, and such other terms and conditions as the Plan Administrator will determine.
Restricted Stock Units. The Plan Administrator may grant RSUs under the Incentive Plan, which represent a right to receive shares at a future date as set forth in the participant’s award agreement. Each RSU granted under the Incentive Plan will be evidenced by an agreement that specifies the number of shares subject to the award and such other terms and conditions as the Plan Administrator will determine. RSUs will result in a payment to a participant only if the performance goals or other vesting criteria the Plan Administrator may establish are achieved or the awards otherwise vest. Earned RSUs will be paid, in the sole discretion of the Plan Administrator, in the form of cash, shares, or a combination of both. The Plan Administrator may establish vesting criteria in its discretion, which may be based on company-wide, divisional, business unit or individual goals, applicable federal or state securities laws, or any other basis, and which may include the performance goals listed below. The extent to which the vesting criteria are met will determine the number of RSUs to be paid out to the participant.

After the grant of a restricted stock unit award, the Plan Administrator, in its sole discretion, may reduce or waive any vesting criteria that must be met to receive a payout and may accelerate the time at which any restrictions will lapse or be removed. A participant will forfeit any unearned RSUs as of the date set forth in the award agreement.
Performance Units and Performance Shares. Performance units and performance shares also may be granted under the Incentive Plan. Each award of performance shares or units granted under the Incentive Plan will be evidenced by an agreement that specifies the performance period and other terms and conditions of the award as the Plan Administrator will determine. Performance units and performance shares will result in a payment to a participant only if the performance goals or other vesting criteria the Plan Administrator may establish are achieved or the awards otherwise vest. Earned performance units and performance shares will be paid, in the sole discretion of the Plan Administrator, in the form of cash, shares, or a combination of both. The Plan Administrator may establish performance objectives in its discretion, which may be based on company-wide, divisional, business unit or individual goals, applicable federal or state securities laws, or any other basis, and which may include the performance goals listed below. The extent to which the vesting criteria are met will determine the number and/or the value of performance units and performance shares to be paid out to the participant.
After the grant of a performance unit or performance share, the Plan Administrator, in its sole discretion, may reduce or waive any performance objectives or other vesting provisions for such performance units or shares and accelerate the time at which any restrictions will lapse or be removed. Performance units will have an initial value established by the Plan Administrator on or before the date of grant. Performance shares will have an initial value equal to the fair market value of a share on the grant date. A participant will forfeit any performance shares or units that are unearned or unvested as of the date set forth in the award agreement.
Other Cash or Stock Awards. In addition to the awards described above, the Plan Administrator may grant other incentives payable in cash or shares under the Incentive Plan as it determines to be in the best interests of Align and subject to such other terms and conditions as it deems appropriate, including awards intended to qualify as “performance based compensation” under Section 162(m).
Performance Goals. Awards of restricted stock, RSUs, performance shares, performance units and other incentives under the Incentive Plan may be made subject to the attainment of performance goals relating to one or more business criteria within the meaning of Section 162(m) and may provide for a targeted level or levels of achievement including: cash flow; cash position; earnings before interest and taxes; earnings before interest, taxes, depreciation and amortization; earnings per share; economic profit; economic value added; equity or stockholder’s equity; market share; net income; net profit; net sales; operating earnings; operating income; profit before tax; ratio of debt to debt plus equity; ratio of operating earnings to capital spending; return on net assets; revenue; sales growth; share price; or total return to stockholders. The performance goals may differ from participant to participant and from award to award, may be used to measure the performance of Align as a whole, or (except with respect to stockholder return metrics) a business unit or other segment of Align, or one or more product lines or specific markets and may be measured on a growth basis or relative basis to a peer group or index. The performance goals will be calculated in accordance with Align’s financial statements, generally accepted accounting principles, or under a methodology established by the Plan Administrator prior to or at the time of issuance of an award, which is consistently applied with respect to a performance goal in the relevant performance period.
To the extent necessary to comply with the performance-based compensation provisions of Section 162(m), with respect to any award granted subject to performance goals, within the first 25% of the performance period, but in no event more than 90 days following the commencement of any performance period (or such other time as may be required or permitted by Section 162(m)), the Plan Administrator will, in writing: (i) designate one or more participants to whom an award will be made, (ii) select the performance goals applicable to the performance period, (iii) establish the performance goals, and amounts of such awards, as applicable, which may be earned for such performance period, and (iv) specify the relationship between the performance goals and the amounts of such awards, as applicable, to be earned by each participant for such performance period. Following the completion of each performance period, the Plan Administrator will certify in writing whether the applicable performance goals have been achieved for such performance period. In determining the amounts earned by a participant, the Plan Administrator may reduce or eliminate (but not increase) the amount payable at a given level of performance to take into account additional factors that the Plan Administrator may deem relevant to the assessment of individual or corporate performance for the performance period. The Plan Administrator also may determine what actual award, if any, will be paid in the event of a participant’s termination of employment (whether as a result of death or disability or otherwise, and whether prior to or following a change in control of Align) prior to the completion of a performance period or upon a change in control of Align. A participant will be eligible to receive payment pursuant to an award intended to qualify as “performance-based compensation” under Section 162(m) for a performance period only if the performance goals for such period are achieved.
Individual Award Limitations. The Incentive Plan contains annual individual grant limits intended to satisfy Section 162(m). Specifically, the maximum number of shares or cash (as applicable) which could be issued to any one individual in any fiscal year (i) pursuant to options or SARs is 1,000,000 shares, (ii) pursuant to restricted stock awards intended to qualify as performance-based compensation under Section 162(m) is 500,000 shares, (iii) pursuant to RSUs intended to qualify as performance-based compensation under Section 162(m) is 500,000 shares, and (iv) pursuant to performance shares intended to qualify as performance-based compensation under Section 162(m) is 500,000 shares, and the maximum dollar value which could be awarded to any one individual in any fiscal year pursuant to the grant of performance units intended to qualify as performance-based compensation under Section 162(m) is $5,000,000. In addition, in connection with his or her initial service with Align, an individual may be granted additional awards of up to a maximum of (i) 1,000,000 shares covering options or SARs, (ii) 500,000 shares covering restricted stock awards intended to qualify as performance-based compensation under Section 162(m), (iii) 500,000 shares covering RSUs intended to qualify as performance-based compensation under Section 162(m), and (iv) 500,000 shares covering performance shares intended to qualify as performance-based compensation under Section 162(m). Other types of incentives payable in cash under the Incentive Plan that the Plan Administrator may determine to grant have a maximum dollar value of $5,000,000 per fiscal year for any participant. No non-employee director may be granted in any fiscal year awards exceeding the lesser of (i) awards covering 100,000 shares or (ii) awards with a grant date fair value of greater than $1,000,000 (other than any awards granted to such director while he or she was a consultant or employee of Align or its affiliates).
Non-Transferability of Awards. Awards granted under the Incentive Plan generally are not transferable, other than by will or by the laws of descent or distribution, and all rights with respect to an award granted to a participant generally will be available during a participant’s lifetime only to the participant.
Misconduct. If a participant terminates service with Align as a result of his or her misconduct (as defined in the Incentive Plan) or the participant engages in misconduct while holding an outstanding award, then all awards granted under the Incentive Plan that the participant holds will terminate immediately and the participant will have no further rights with respect to those awards.
Minimum Vesting Requirements for Awards. In general, awards will vest in full no earlier than the 1-year anniversary of the grant date. The Incentive Plan provides certain limited exceptions to this limitation.
Adjustments. In the event of any dividend or other distribution (whether in the form of cash, shares, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, exchange of shares or other securities of Align, or other change in the corporate structure affecting Align’s common stock, the Plan Administrator, in order to prevent diminution or enlargement of the benefits or potential benefits intended to be available under the Incentive Plan, will adjust the number and class of shares of our common stock that may be delivered under the Incentive Plan, and/or the number, class and price of shares of our common stock subject to each outstanding award, and the award grant limitations (including the maximum shares issuable under the Incentive Plan and the individual award limitations described above).
Dissolution or Liquidation. In the event of Align’s proposed dissolution or liquidation, the Plan Administrator will notify each participant as soon as practicable prior to the effective date of such proposed transaction. An award will terminate immediately prior to consummation of such proposed action to the extent the award has not been previously exercised.
Change in Control. In the event of our merger or change in control (as defined in the Incentive Plan), each outstanding award will be treated as the Plan Administrator determines, including, without limitation, that each award be assumed or substituted for by the successor corporation (or a parent or subsidiary of the successor corporation). If the successor corporation does not assume or substitute for the award, options and SARs will become fully vested and exercisable, all restrictions on restricted stock, RSUs and performance shares and units will lapse, and with respect to awards with performance-based vesting, all performance goals or other vesting criteria generally will be deemed achieved at 100% of target levels and all other terms and conditions met. In such event, the Plan Administrator will notify participants holding options and/or SARs that the award is fully vested and exercisable for a period of time as the Plan Administrator may determine and that the award will terminate upon expiration of such period. With respect to awards granted to non-employee directors that are assumed or substituted for, if on the date of or following such assumption or substitution such director is terminated in his or her capacity as a director other than upon his or her voluntary resignation, then he or she will fully vest in and have the right to exercise options and/or SARs as to all of the shares subject to such awards, all restrictions on restricted stock, RSUs and performance shares and units will lapse, and with respect to awards with performance-based vesting, all performance goals or other vesting criteria will be deemed achieved at 100% of target levels and all other terms and conditions met. The Plan Administrator will not be required to treat all awards similarly in the transaction.
Forfeiture Events. All awards granted under the Incentive Plan will be subject to reduction, cancellation, forfeiture, or recoupment rights in favor of Align under our clawback policy. In addition, the Plan Administrator may provide in an award agreement that the participant’s rights, payments, and benefits with respect to such award shall be subject to reduction, cancellation, forfeiture, or recoupment upon the occurrence of specified events.
Amendment and Termination of the Incentive Plan. The Plan Administrator will have the authority to amend, suspend or terminate the Incentive Plan at any time, except stockholder approval will be required for any amendment to the Incentive Plan to the extent required by any applicable laws. Any amendment, suspension or termination will not, without the written consent of the participant, impair any rights of any participant under any award previously granted. If stockholders approve the Amendment, the Incentive Plan will terminate on the 10-year anniversary of Align’s 2016 Annual Meeting of Stockholders, unless the Plan Administrator terminates it earlier pursuant to the terms of the Incentive Plan.
Number of Awards Granted to Employees, Consultants and Directors
Subject to the annual numerical limits under the Incentive Plan, the number of awards (if any) that an employee, consultant, or director may receive under the Incentive Plan is in the discretion of the Plan Administrator and therefore cannot be determined in advance. Our executive officers and non-employee members of the Board have an interest in this proposal because they are eligible to receive awards under the Incentive Plan. The following table sets forth: (a) the total number of shares subject to RSUs (including market-performance based restricted stock units assuming maximum levels of achievement), and (b) the weighted average per unit price of RSUs granted during the last fiscal year. No other types of awards, including options, were granted under the Incentive Plan during the last fiscal year.

Name of Individual or Group	Number of Shares Subject to RSUs (#)	Weighted Average per Unit Value of RSUs ($)

Joseph M. Hogan	222,000	64.55
Thomas M. Prescott	98,000	56.78
David L. White	23,000	56.78
Raphael S. Pascaud	24,000	56.78
Zelko Relic	24,000	56.78
Roger E. George	21,400	56.78
All executive officers, as a group	381,320	61.30
All directors who are not executive officers, as a group	138,700	57.36
All employees who are not executive officers, as a group	559,962	57.16
Summary of U.S. Federal Income Tax Information
The following paragraphs are intended as a summary of the U.S. federal income tax consequences to U.S. taxpayers and Align of equity awards granted under the Incentive Plan as of the date of this filing. The summary is based on existing U.S. laws and regulations, and there can be no assurance that those laws and regulations will not change in the future. The summary does not purport to be complete and does not discuss the tax consequences upon a participant’s death, or the provisions of the tax laws of any municipality, state or foreign country in which the participant may reside. As a result, tax consequences for any particular participant may vary based on his or her individual circumstances.
Nonstatutory Stock Options. No taxable income is recognized upon the grant of a nonstatutory stock option with a per share exercise price at least equal to the fair market value of a share of the underlying stock on the date of grant. Upon exercise, the participant will recognize ordinary income in an amount equal to the excess of the fair market value (on the exercise date) of the shares purchased over the exercise price of the option. Any additional gain or loss recognized upon any later disposition of the shares would be capital gain or loss.
Incentive Stock Options. No taxable income is recognized when an incentive stock option is granted or exercised (except for purposes of the alternative minimum tax, in which case, the spread upon exercise will be an alternative minimum tax adjustment item). If the participant exercises the option and then later sells or otherwise disposes of the shares more than 2 years after the grant date and more than 1 year after the exercise date, the difference between the sale price and the exercise price will be taxed as long-term capital gain or loss. If the participant exercises the option and then later sells or otherwise disposes of the shares before the end of the 2 or 1 year holding periods described above, he or she generally will recognize ordinary income at the time of the sale equal to the fair market value of the shares on the exercise date minus the exercise price of the option and any additional gain or loss will be capital gain or loss.
Stock Appreciation Rights. No taxable income is recognized upon the grant of a stock appreciation right with a per share exercise price equal to the fair market value of a share of the underlying stock on the date of grant. Upon exercise, the participant will recognize ordinary income in an amount equal to the amount of cash and the fair market value of any shares received. Any additional gain or loss recognized upon any later disposition of the shares would be capital gain or loss.

Restricted Stock, Restricted Stock Units, Performance Units and Performance Shares. A participant generally will not recognize taxable income at the time an award of restricted stock, restricted stock units, performance shares or performance units are granted. Instead, he or she will recognize ordinary income in the first taxable year in which the shares underlying the award vests (that is, becomes either (i) transferable or (ii) no longer subject to a substantial risk of forfeiture). However, the recipient of a restricted stock award may elect to recognize income at the time he or she receives the award in an amount equal to the fair market value of the shares underlying the award (less any amount paid for the shares) on the date the award is granted.

Cash Payments. A participant will recognize ordinary income upon receipt of a cash payment pursuant to any award in an amount equal to the cash received.

Tax Effects for Align. Align generally will be entitled to a tax deduction in connection with an award under the Incentive Plan in an amount equal to the ordinary income recognized by a participant and at the time the participant recognizes such income (for example, the exercise of a nonstatutory stock option). Special rules limit the deductibility of compensation paid to Align’s Chief Executive Officer and to each of its three (3) most highly compensated executive officers other than the Chief Financial Officer. Under Section 162(m), the annual compensation paid to any of these specified executives will be deductible only to the extent that it does not exceed $1,000,000. However, Align can preserve the deductibility of certain compensation in excess of $1,000,000 if the conditions of Section 162(m) are met. These conditions include stockholder approval of the Incentive Plan, setting limits on the number of awards that any individual may receive and for awards other than certain stock options, establishing performance criteria that must be met before the award actually will vest or be paid. The Incentive Plan has been designed to permit the Plan Administrator to grant awards that qualify as performance-based for purposes of satisfying the conditions of Section 162(m), thereby permitting Align to continue to receive a federal income tax deduction in connection with such awards.
Section 409A. Section 409A of the Code (“Section 409A”) sets forth requirements with respect to how an individual may elect to defer compensation and select the timing and form of distribution of the deferred compensation. Section 409A also generally provides that distributions must be made on or following the occurrence of certain events (e.g., the individual’s separation from service, a predetermined date, or the individual’s death). Section 409A imposes restrictions on an individual’s ability to change his or her distribution timing or form after the compensation has been deferred.
Awards granted under the Incentive Plan with a deferral feature will be subject to the requirements of Section 409A. If an award is subject to and fails to satisfy the requirements of Section 409A, the recipient may recognize ordinary income on the amounts deferred under the award, to the extent vested, which may be prior to when the compensation is actually or constructively received. Also, if an award that is subject to Section 409A fails to comply with Section 409A’s provisions, Section 409A imposes an additional 20% federal income tax on compensation recognized as ordinary income, as well as interest on such deferred compensation. In addition, certain states such as California have adopted similar provisions.
THE FOREGOING IS ONLY A SUMMARY OF THE EFFECTS OF FEDERAL INCOME TAXATION LAWS UPON THE PARTICIPANT AND ALIGN WITH RESPECT TO AWARDS GRANTED UNDER THE INCENTIVE PLAN AND DOES NOT PURPORT TO BE COMPLETE, AND REFERENCE SHOULD BE MADE TO THE APPLICABLE PROVISIONS OF THE CODE. IN ADDITION, THIS SUMMARY DOES NOT DISCUSS THE IMPACT OF EMPLOYMENT OR OTHER TAX REQUIREMENTS, THE TAX CONSEQUENCES OF A PARTICIPANT’S DEATH OR THE PROVISIONS OF THE INCOME TAX LAWS OF ANY MUNICIPALITY, STATE OR FOREIGN COUNTRY IN WHICH THE EMPLOYEE OR CONSULTANT MAY RESIDE.
Vote Required and Board Recommendation
The affirmative vote of a majority of the holders of the then-outstanding shares of our common stock present in person or represented by proxy and entitled to vote at the 2016 Annual Meeting of Stockholders is required to approve the Amendment to the Align Technology, Inc. 2005 Incentive Plan, as amended and restated. Unless marked to the contrary, proxies received will be voted “FOR” approval of the Amendment and its material terms.
The Board believes it is in the best interests of Align that stockholders approve the Amendment, which will (i) increase the number of shares that are available for awards under the Incentive Plan, (ii) make awards subject to minimum vesting requirements subject to certain limited exceptions and (iii) make awards subject to reduction, cancellation, forfeiture, or recoupment under certain circumstances.
OUR BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THIS PROPOSAL AND RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE AMENDMENT TO THE ALIGN TECHNOLOGY, INC. 2005 INCENTIVE PLAN (AS AMENDED AND RESTATED).

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of December 31, 2015 about our common stock that may be issued upon the exercise of options and rights granted to employees, consultants or members of our Board of Directors under all existing equity compensation plans, including the 1997 Equity Incentive Plan, the Employee Stock Purchase Plan, the 2001 Stock Incentive Plan and the 2005 Incentive Plan, each as amended, and certain individual arrangements.

Plan Category	Number of securities to be issued upon exercise of outstanding options, RSUs and MSUs (1)	Weighted average exercise price of outstanding options (2)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column)(1) (2) (3)
Equity compensation plans approved by security holders	3,185,509	$15.14	6,550,307
Equity compensation plans not approved by security holders	—	—	—
Total	3,185,509	$15.14	6,550,307

(1)	Includes 2,078,136 restricted stock units, and 611,150 market-performance based restricted stock units at target, which have an exercise price of zero.

(2)
Includes 1,133,749 shares available for issuance under our ESPP. We are unable to ascertain with specificity the number of securities to be issued upon exercise of outstanding rights or the weighted average exercise price of outstanding rights under the ESPP.

(3)
Our 2005 Incentive Plan, as amended, provides for the granting of incentive stock options, non-statutory stock options, restricted stock units, market stock units, stock appreciation rights, performance units and performance shares to employees, non-employee directors, and consultants.  Shares granted on or after May 16, 2013 as an award of restricted stock, restricted stock unit, market stock units, performance share or performance unit ("full value awards") are counted against the authorized share reserve as one and nine-tenths (1 9/10) shares for every one (1) share subject to the award, and any shares canceled that were counted as one and nine-tenths against the plan reserve will be returned at the same ratio.  Full value awards granted prior to May 16, 2013 were counted against the authorized share reserve as one and one half (1 1/2) share for every one (1) share subject to the award, and any shares canceled that were counted as one and one half against the plan reserve will be returned at this same ratio. As of December 31, 2015, we have a total of 23,283,379 shares authorized and reserved, of which 4,869,639 shares are available for issuance which excludes 546,933 of potentially issuable MSUs if performance targets are achieved at maximum payout.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis
This section explains how we compensate our named executive officers (NEOs). Our NEOs for fiscal 2015 are:

•	Joseph M. Hogan, our President and Chief Executive Officer

•	David L. White, our Chief Financial Officer

•	Raphael S. Pascaud, our Chief Marketing Portfolio & Business Development Officer

•	Zelko Relic, our Vice President, Research & Development

•	Roger E. George, our Vice President, Corporate and Legal Affairs and General Counsel

In accordance with the SEC’s executive compensation disclosure rules, we have also included discussion and disclosure of compensation for Thomas M. Prescott, our former President and Chief Executive Officer who retired in June 2015.

Executive Summary

CEO Transition. Mr. Hogan, our CEO, joined Align in June 2015 after the retirement of our then CEO, Thomas M. Prescott. Our board of directors conducted an extensive search for candidates to find a new CEO. The board believed that Mr. Hogan was the ideal choice as CEO due to his extensive experience in leading the strategic and operational aspects of large and complex, international organizations in the healthcare and technology industries. In designing Mr. Hogan’ compensation package, the Compensation Committee engaged its independent compensation consultant, Compensia, to examine peer CEO compensation, as well as pay packages for recently hired CEOs, and to create a compensation offer that focused on aligning Mr. Hogan’s performance directly with stockholder interests. The offer also needed to be attractive when compared to other compensation opportunities available to Mr. Hogan. Following a review and analysis of such data, the Compensation Committee recommended, and the Board approved, the following compensation package:

•	Annual base salary of $950,000;

•	A one-time signing bonus of $1,500,000;

•	A target annual cash incentive opportunity of 150% of annual base salary; and

•	An equity award of 111,000 RSUs and 111,000 MSUs.

More details of Mr. Hogan’s pay package can be found on page 51.

In connection with Mr. Prescott’s retirement, we entered into a Transition Agreement with him pursuant to which he received the following benefits: (i) seven months’ salary continuation through December 31, 2015 for an aggregate amount of $393,750; (ii) eligibility to receive a prorated annual bonus (5/12th) for 2015 as determined by the Board and based upon the recommendation of the Board’s Compensation Committee in accordance with Align’s standard practices; and (iii) a one-time bonus of $25,000 intended to assist with post-termination medical care costs (in lieu of any reimbursement of COBRA premiums).

2015 Business Highlights.
In 2015, we delivered:

•
Net revenue growth of 11%, with net revenues of $845.5 million in 2015 compared to $761.7 million in 2014, despite negative impact of foreign exchange and the adoption of our Additional Aligner policy in July 2015. Under this policy, we no longer distinguish between mid-course corrections and case refinements providing doctors the ability to order additional aligners to address either treatment need at no charge. While this policy change was largely immaterial to our cash flows, it did impact the timing at which we recognize revenue. We estimate that 2015 reported revenues and pre tax income were lower by approximately $14 million due to this change.

•
585.2 thousand Invisalign cases shipped, up 22% from 478.0 cases in 2014, with 32.5% year-over-year volume growth from our International doctors and 17.7% year-over-year volume growth from our North American doctors.

•
Operating margins of 22.3% of our net revenues, which were negatively impacted by 1.6 points due to the adoption of the Additional Aligner policy as well as the negative impact from foreign exchange rates.

•	Our three-year TSR is 141% compared with the three-year Nasdaq Composite Index three-year TSR of 61%.

We also repurchased a total of 1.7 million shares under a share repurchase program, returning approximately $102 million of cash to stockholders, approximately 1.0% of our diluted shares outstanding, which approximated our 2015 annual net burn rate of 1.27%.

Our executive officers continued to demonstrate solid execution of Align's key strategic growth drivers: Market Expansion, Product Innovation and Brand Strength. In 2015:

•	We announced multiple innovations designed to improve clinical applicability and predictability of treatment outcome, including:

•	the launch of Invisalign G6 for treatment of severe crowding and bimaxillary protrusion; and

•
in March 2015, we announced the next generation iTero Element Intraoral Scanner with improved imaging technology that is designed to enable significantly faster scan speed, accuracy, intuitive operation, and visualization capabilities. We began shipping the iTero Element Intraoral Scanner in September 2015.

•	We grew our Invisalign teenage segment 21% year over year compared to 16% in 2014, demonstrating our continued progress and share gain among teenage patients.

•
We grew international Invisalign case shipments 32.5% year over year driven by both an increase in the number of doctors submitting cases and in the number of cases submitted per doctor in our EMEA regions as well as continued expansion of our customer base in the Asia Pacific region.

We believe the compensation program for our executive officers was instrumental in helping Align achieve continued strong execution of our strategic initiatives as well as solid financial performance.

Alignment of Executive Compensation with Performance-Highlights

•
We have created long-term, sustained value for our stockholders. Our stock price increased from $56.20 to $65.85 per share during 2015, reflecting strong stock price appreciation and a one-year total stockholder return of 17%. This compares to the Nasdaq Composite Index one-year TSR of 6%. Our three-year TSR is 141% compared with the three-year Nasdaq Composite Index three-year TSR of 61%.

•
Stockholders indicated strong support for our executive compensation program in 2015. In 2015, we held our fourth annual stockholder advisory vote on the compensation of our named executive officers. Approximately 94% of the total votes cast at our 2015 annual meeting voted in favor of our named executive officer compensation. As we evaluated our executive compensation practices since that vote, we were mindful of the strong support our stockholders expressed for our executive compensation program. As a result, the Compensation Committee generally believes that the stockholder advisory vote affirmed stockholder support of our approach to executive compensation and they did not believe it was necessary to make any significant changes to our executive compensation program.

•
Our compensation program continues to emphasize performance-based pay. Our compensation program is designed to pay more when our financial and strategic performance is robust and less when it is not, providing built-in flexibility in the management of our operating expenses and enabling us to preserve strategic programs when economic conditions are unfavorable. A significant portion of our executive officers’ compensation is variable and tied to the success of our business and the individual performance of our executives. Consistent with this pay-for-performance orientation, Align believes that annual cash incentive (bonus) awards and long-term equity compensation should together represent the most significant portion of total direct compensation. As a result, a larger portion of our executive officers’ total compensation is at risk relative to Align’s other employees. We believe this is appropriate because our executive officers bear the greatest responsibility for Align’s results and can exert the greatest influence on Align’s performance. As illustrated by the charts below, in fiscal 2015, approximately 86% of our CEO’s total-target compensation and approximately 80% of our other named executive officers total-target compensation was subject to annual performance goals or tied to the value of our common stock.

•
Annual cash incentive awards reflected positive 2015 Company performance. The Committee seeks to motivate management to continuously improve the financial performance of the Company and to achieve our key strategic priorities through a cash incentive (bonus) plan that rewards higher performance with increased incentive opportunities. This provides us with a variable expense structure, allowing us to reduce our compensation costs in challenging times and reward performance when business conditions and results warrant. For fiscal 2015, we achieved a weighted average of 100.6% of our financial targets and key strategic objectives. In addition, based on an assessment of each NEOs performance during the year, individual performance multipliers ranging from 105% to 130% were awarded. As a result, the annual incentive payments for our NEOs were between 106% and 131% of their target award opportunity.

•
Equity awards are tied to the value of our common stock. Value received under our annual equity awards varies based on our stock price performance. In particular, payouts of our MSUs awarded to our executive officers vary based on the relative performance of our stock compared to the NASDAQ Composite Index. MSUs granted in 2015 are earned based on Align’s relative stockholder return over a three-year performance period, with 100% of the earned shares vesting at the end of three years. For MSUs granted in 2012 that vested in February 2015, Align stock outperformed the NASDAQ Composite Index by 70% during the applicable performance period. As a result, due to Align’s continued outstanding stock price performance compared to the NASDAQ Composite Index in 2015, the NEOs who were granted 2012 MSUs earned 150% of their target awards. Our Compensation Committee specifically designed our MSU award program to closely tie actual long-term performance with long-term pay, and total stockholder return has been, and is expected to continue to be, the key measurement of our performance under this program.

Compensation Policies and Practices

We endeavor to maintain compensation governance best practices:

•	Compensation Committee Composed Solely of Independent Directors. The Compensation Committee is composed solely of independent directors and it directly retains an independent compensation consultant.

•
Annual Say-on-Pay Votes. We elected to hold an annual stockholder advisory ("say-on-pay") vote, and the Compensation Committee considers the outcome of the advisory vote in making compensation decisions.

•	Stock Ownership Guidelines. We maintain stock ownership guidelines for our executive officers.

•
No “single-trigger” on Cash Compensation. All of our post-employment cash compensation arrangements in the event of a change in control of the Company are “double-trigger” arrangements that require both a change in control of the Company plus a qualifying termination of employment before any cash payments are paid.

•
Annual Compensation-Related Risk Assessment. Align’s executive compensation policies are structured to discourage inappropriate risk-taking by our executives. In 2015, the Compensation Committee determined to cap our annual cash bonus incentive awards at 240% of target for our executive officers in part to discourage excessive risk taking. The Compensation Risk Assessment located on page 15 of this proxy statement describes the Compensation Committee’s assessment that the risks arising from our company-wide compensation programs are reasonable, in the best interest of our stockholders, and not likely to have a material adverse effect on us.

•
No Hedging or Pledging Company Stock. Employees may not directly or indirectly engage in transactions intended to hedge or offset the market value of Align’s common stock owned by them.    In addition, in 2015, we amended our Insider Trading Policy to further prohibit employees from directly or indirectly pledging Align common stock as collateral for any obligation.

•
Carefully Manage Equity Burn Rates. We are committed to carefully managing the dilutive impact of equity compensation awards. Management and the Board regularly evaluate share utilization levels by reviewing the dilutive impact of stock compensation. Align’s overall equity-award-based gross burn rate for fiscal 2015 was 1.4% and Align's adjusted gross burn rate was 3.5%. Gross burn rate is defined as the number of equity awards granted in the year divided by shares outstanding. Adjusted gross burn rate includes a premium applied to full-value shares (e.g., RSUs and MSUs) of 2.5:1.

Executive Compensation Philosophy and Core Objectives
The objective of our executive compensation program is to encourage management to achieve our financial and strategic objectives and create value for our stockholders. We remain committed to our longstanding compensation philosophy which incorporates the following principles:

•	Offer competitive compensation. We seek to provide competitive compensation opportunities to attract, retain and incent superior talent.

•
Reward performance. A significant portion of total compensation for our NEOs is tied to the achievement of financial and strategic objectives. We believe that this supports our pay-for-performance philosophy by directly and substantially linking rewards to the achievement of measurable financial targets and a shared set of critical strategic priorities. By also rewarding individual performance, we seek to foster a meritocracy.

•
Link the interests of our executives with those of our stockholders. A significant portion of total compensation for our NEOs is tied to the achievement of financial and strategic objectives and is in the form of long-term equity-based compensation. This structure is designed to focus decision-making and behavior on goals that are consistent with Align’s overall strategy.

How We Implement and Manage our Executive Compensation Programs
The table below specifies the responsible parties and their respective roles in the determination of the compensation for our NEOs:

Responsible Party	Roles and Responsibilities

Compensation Committee	Sets Align's overall compensation philosophy, which is reviewed and approved by the Board of Directors.
Reviews and approves our compensation programs; designs and monitors the execution of these programs.
Reviews and approves all cash based compensation arrangements for our executive officers (other than our CEO).
Reviews and recommends to our Board of Directors all cash based compensation arrangements for our CEO.

No member of the Committee is a former or current officer of Align or any of its subsidiaries. No executive officer of Align serves as a member of the Board or compensation committee of any entity that has one or more executive officers serving on Align's Board or Compensation Committee.

Consultant to the Compensation Committee (Compensia, Inc. an independent executive compensation consulting firm retained directly by the Compensation Committee to assist it in performing its responsibilities.)

Compensia attends meetings of the Committee and communicates outside of meetings with its members and management with respect to the design and assessment of compensation packages for our executive officers. In 2015, Compensia provided the following services on behalf of the Committee:

Analyzed whether the compensation packages of our executive officers were consistent with our compensation philosophy and competitive within the market relative to our peer companies.
Assisted in defining the appropriate peer group of comparable companies.
Assisted in the design of our compensation programs for executives and board members, including discussing evolving compensation trends.
Reviewed the effectiveness of our compensation programs.
Provided advice on stock ownership guidelines for executive officers and directors.
Compiled and provided market data to assist in setting our compensation philosophy, plan parameters and measures.
Conducted a comprehensive review of compensation paid to the Board and provided recommendations to the Committee and the Board regarding director pay structure.
Provided updates on NASDAQ listing standards, Say-on-Pay results, and Dodd-Frank regulatory developments.

In addition, the Committee conducted a formal review of Compensia’s independence and is satisfied with the qualifications, performance and independence of Compensia. Compensia performed no other work for the Company.

Executive Officers (Assisted by Company Staff)
Management's role is to advise the Committee regarding the alignment and weighting of our performance measures under our annual cash incentive awards with our overall strategy, the impact of the design of our equity incentive awards on our ability to attract, motivate and retain highly talented executives and the competitiveness of our compensation program. Our CEO plays a significant role in setting the compensation for other NEOs. The CEO conducts performance reviews for the other NEOs, and makes recommendations to the Compensation Committee with respect to the other NEOs’ compensation. The Committee has the discretion to accept, reject, or modify the CEO's recommendations.  Any executive officer who participates in Compensation Committee meetings leaves the meetings during discussions and deliberations of individual compensation actions affecting them personally and during the Compensation Committee’s executive sessions. Ultimately all decisions regarding executive compensation are made by the Compensation Committee or in the case of CEO cash compensation, the full Board upon the recommendation of the Compensation Committee.

How We Determine Compensation
Competitive Positioning. Within the overall framework of the objectives and principles discussed above, the Compensation Committee exercises its judgment in making executive compensation decisions. The Compensation Committee takes into consideration the unique roles played by each executive officer and seeks to individually tailor their compensation to align their pay based on the factors below:

•	market comparison data (peer group data and survey data);

•	subjective elements, such as:

•	the scope of the executive’s role;

•	the executive’s:

•	experience;

•	qualifications;

•	skills; and

•	performance during the fiscal year (see discussion below on “Role of Individual Performance”);

•	internal equity; and

•	Align’s operational and financial performance.
After reviewing these various competitive positioning factors (none of which is determinative), the Compensation Committee relies upon the judgment of its members and makes adjustments to an executive’s compensation.
The Use of Market Comparison Data. In connection with the Compensation Committee’s continuing assessment of the competitiveness of Align’s executive pay levels and practices relative to its peers, the Committee considers data gathered from: (i) compensation data from a selected peer group of companies, and (ii) published surveys with data from a broader mix of technology and life science companies.
Peer Group
The Committee reviews the Company’s peer group at least annually and makes adjustments to its compositions, taking into account changes in both the Company’s business and the businesses of the companies in the peer group. For compensation decisions that were made in fiscal 2015, the Committee, with the assistance of Compensia, selected the peer group of companies based on the following selection criteria:

•
Industry-medical device companies and software as a service companies (SaaS). We believe that the SaaS industry is a relevant industry for market comparison purposes due to the integral role that software systems and software development has in our products and services;

•	Market Capitalization-companies with a market capitalization of between approximately $1.4 billion and $13.0 billion, based upon the companies’ trading ranges at the time of selection; and

•	Revenue-companies with revenue of between approximately $200 million to $2.3 billion, based upon the last four quarters of revenue at the time of selection.
At the time of selection of the peer group in the third quarter of 2014, Align's rolling four quarters of revenue was approximately $687 million and its market capitalization was approximately $4.3 billion. The following table includes the companies in our peer group:

Software-as-a Service	Medical Device
ANSYS	Bio-Rad Laboratories*
athenahealth	Bruker*
CommVault	Cepheid*
Concur Technologies	Cooper Companies
Informatica	Genomic Health
j2 Global	Haemonetics
Medidata Solutions*	Illumina
MicroStrategy	Integra LifeSciences
NetSuite	Insulet
Quality Systems	Masimo
Rackspace Hosting	NuVasive
ServiceNow	Resmed
TIBCO Software	Sirona Dental Systems
Thoratec
Volcano

*
Indicates new additions to the peer group. In addition, Quality Systems, Genomic Health, Masimo and Volcano were removed from our peer group because they no longer met the market capitalization selection criteria.

Survey Data

When peer data is not available, the Compensation Committee reviews various pay surveys, including the Radford Technology Survey. In addition, the Compensation Committee may review the data separately to understand pay differences, if any, by industry or business segment and to assess whether any changes in pay data from year to year reflect true market trends.
Role of Competitive Data and Compensation Committee’s Discretion
The Compensation Committee uses the following percentiles as a reference point for assessing appropriate base salary, target total cash compensation and equity compensation for our executive officers:

Element of Compensation	Target Percentile
Base salary	50th percentile
Target total cash compensation	65th to 75thpercentile
Equity compensation	50th to 75thpercentile
While we believe that comparisons to market data are a useful tool, we do not believe that it is appropriate to establish executive compensation levels based solely on a comparison to market data. Due to the variations between companies reporting and the roles for which compensation for these companies is ultimately disclosed, directly comparable information is not available from each peer group company with respect to each of our named executive officers. In considering market compensation data, the Compensation Committee recognizes that executives at different companies can play significantly different roles, with different responsibilities and scopes of work, even though they may hold similar titles or nominal positions. The Compensation Committee therefore uses the market data only as a reference point and incorporates flexibility into our compensation programs and in the assessment process to respond to and adjust for the evolving business environment and other subjective elements described in the competitive positioning factors above. After reviewing these various factors, the Compensation Committee relies upon the judgment of its members and makes adjustments to an executive’s compensation below or above these percentile ranges.
Role of Individual Performance. Although the Compensation Committee believes that the largest portion of each executive’s total compensation should be based on our executive officers’ success as a team and thus based on achievement of shared financial and critical strategic goals, it also believes that there should be some ability to reward individual contributions. To evaluate individual performance, individual goals are set each year for the executive officers. These include shared financial and strategic objectives as well as objectives that are directly related to each executive officer’s specific business function. Except with respect to his own performance, this assessment is based on our CEO’s recommendation to the Compensation Committee on how well the executive performed his or her job, and such assessment is largely (although not exclusively) qualitative, not quantitative, in nature. There is no specific weight given to any one individual goal or objective. This subjective evaluation of the impact of the individual contributions on actual compensation is not a formula based process resulting in a quantifiable amount of impact, but rather involves the exercise of discretion and judgment. This enables the Committee to differentiate among executives and emphasize the link between personal performance and compensation.
Role of Company Performance. The Compensation Committee believes that our executives should be rewarded based on their success as a team. Consistent with this belief, the achievement of shared financial and critical strategic goals, which we describe below under “Annual Cash Incentive Compensation” is the primary factor in determining the amount of cash incentive payments.
The Use of Tally Sheets. The Compensation Committee uses tally sheets to understand the total annual compensation of the executive officers, and to provide perspective on the executive’s wealth accumulation from our compensation programs. Compensation previously paid to the executive officers, including amounts realized under prior equity-based compensation awards, did not affect the Compensation Committee’s compensation decisions for 2015. The Compensation Committee believes that compensation should reflect the executive’s performance and the market value of his or her services, and does not want to create a disincentive for exceptional performance.
The Principal Components of Compensation of our Executive Officers
The principal components of each executive officer’s total compensation package at Align are:

•	base salary;

•	annual cash incentive awards;

•	long-term equity-based incentive grants; and

•	severance and change of control arrangements.

Base Salary

Base salary is intended to provide a fixed, baseline level of compensation that is not contingent upon Align’s performance. Consistent with our pay-for-performance philosophy, base salaries generally represent a modest proportion of the total compensation opportunity for our executive officers. In January 2015, the Compensation Committee reviewed the base salaries of our NEOs, comparing these salaries to the base salary levels at the companies in our peer group, as well as considering the roles and responsibilities and potential performance of the NEOs and their positioning for other elements of their compensation. After this review, the Compensation Committee made the adjustments to base salary set forth in the table below. Mr. Relic’s 15% increase was made in connection with his strong individual performance as well as closing a significant gap between his salary and the salary of other members of the executive management team and moving it to more closely approximate the market 50th percentile.

Name	2014 Base Salary	2015 Base Salary	Percentage Increase over 2014
Joseph M. Hogan	N/A	$950,000	N/A
Thomas M. Prescott	$650,000	$675,000	3.8%
David L. White	$407,000	$424,000	4.2%
Raphael S. Pascaud	$350,000	$369,000	5.4%
Zelko Relic	$310,000	$358,000	15%
Roger E. George	$354,000	$370,000	4.5%

Mr. Hogan’s base salary of $950,000 was based on a review of peer CEO compensation, as well as pay packages for recently hired CEOs as discussed above under “CEO Transition”.

Annual Cash Incentive Compensation

Annual Cash Incentive Plan. Align uses a cash incentive compensation plan to reward our NEOs for achieving and surpassing pre-established financial goals and to a lesser extent the achievement of key strategic measures, which are expected to increase stockholder value. All of our NEOs participated in the executive bonus plan. Bonus determinations for fiscal 2015 performance were calculated using the following formula:

The Individual and Company Multipliers are each derived based on performance and are equally weighted.

Target Bonus Percentage. The target award opportunity is the amount of cash incentive compensation that our NEOs could expect to earn if Align’s financial and strategic performance goals for the year are achieved. Each executive officer is assigned a target award opportunity of 60% of his or her base salary, except for Mr. Hogan who is assigned a target award opportunity of 150% of his base salary. Prior to his retirement, Mr. Prescott’s target award opportunity was 100% of his base salary. The incentive targets of the NEOs were set by the Compensation Committee based on the scope and significance of their roles as the leaders of Align, with the CEO receiving the highest target due to his greater responsibilities. In addition, in order to appropriately encourage and reward a range of acceptable performance and contributions, our awards are structured so that the actual payout under an executive officer’s award can as low as 0% of target or up to a maximum award of 240% of target.

Individual Multiplier. The Individual Multiplier reflects each executive’s individual performance and is determined at the Compensation Committee’s discretion based on the recommendation of the CEO. This performance appraisal process is largely subjective, with much discretion exercised by our CEO and the Committee. There is no specific weight given to any one individual goal or performance criterion. The Compensation Committee considers each executive officer’s performance in light of that individual’s achievement of his or her individual goals. The assessment is based on our CEO and Compensation Committee’s determinations regarding how well the executive performed his or her job, and such assessment is qualitative, not quantitative, in nature. The CEO does not provide input to the Compensation Committee on his own performance. Individual performance that meets expectations yields a 100% multiplier, with a maximum rating of 200%.

Company Multiplier. The Company Multiplier is the same for all executive officers. The Company Multiplier is determined based on pre-established goals under selected financial and key company strategic objectives. While management typically recommends the performance targets for bonus pool funding based on our Annual Operating Plan, the targets are ultimately approved by the Compensation Committee and reviewed by the Board of Directors. At the beginning of 2015, the Committee reviewed the structure of the executive bonus plan and determined that it was appropriate to continue to focus on (1) growth, (2) profitability, and (3) the achievement of critical strategic priorities.
The following table shows the performance metrics used in 2015 and our level of performance with respect to these metrics:

Measure/Weight/ Calculated	Why do we use this measure?	Target (in millions)	Achievement (in millions)	Level of Achievement of Target	Impact on Company Multiplier

Revenue (1)(2) (40%)	Improvement in this measure aligns with our overall growth strategy.	$881.6	$880.4	99.9%	39.8%

Adjusted Non-GAAP Operating income (1) (2) (30%)	Directly links incentive payments to Company profitability and we want our employees (including our executives) to share in our profitability. Because profitability encompasses both revenue and expense management, the Compensation Committee believes this measure encourages a balanced, holistic approach by our executives to manage our business. The Compensation Committee considers operating profit before taxes because our executives cannot predict or directly affect our taxes or our tax rate.	$264.6	$268.2	101.4%	33.1%
Roadmap Elements (30%) Delivering key elements of Company roadmap projects or initiatives, including meeting delivery dates and feature set requirements. (4)	Critical to our achievement of our multi-year strategic corporate priorities, specifically, increased adoption and frequency of use by our customers, the orthodontist and general practitioner dentist and increased consumer demand. (3)	100%	92.4%	92.4%	27.7%
COMPANY MULTIPLIER:					100.6%

(1)	The threshold performance and the level of performance at which the funding for that particular financial performance measure will be capped as follows:

•
A rating of zero if achievement is below 90%. Company performance below target automatically reduces only the payout related to that goal, not the other goals, as we want executives to have the same incentive to achieve other financial goals as well as their individual performance goals even if our performance tracks below the target during the course of the year;

•	A rating ranging from 60% to 100% if achievement meets or exceeds the minimum performance level but does not achieve the target performance level; and

•	A rating of 101% to 200% if achievement meets or exceeds the target performance level.

(2)
Adjusted Non-GAAP Operating Income was adjusted to exclude stock based compensation expense. The Compensation Committee also has the discretion to exclude the following items from Revenue and Operating Income:

(a)	significant and/or extraordinary items that are not indicative of our core operating performance that are separately stated on our financial statements;

(b)	items identified as non-GAAP in the Company’s quarterly earnings announcements; and

(c)	other discrete items as necessary that may result in unintended gain or loss under the bonus plan.
The Compensation Committee believes that the items listed in (a) through (c) above are not indicative of our core operating performance. Appendix A to this proxy statement includes a reconciliation of adjusted Non-GAAP operating income and Revenue achievement to the most comparable GAAP measures.

(3)
Management believes, and the Committee concurs, that the specific strategic initiatives and performance goals established for each of these strategic priorities represent confidential business information, the disclosure of which would result in meaningful competitive harm.

(4)	For each strategic performance measure, a rating ranging from 0% to 150% based on relative achievement of the particular measure.

The Committee believes that the performance objectives established for the financial and key strategic objectives represent meaningful improvements for the organization and, therefore, are reasonably difficult to attain which is in line with our pay-for-performance philosophy. Finally, the Compensation Committee reserves the right to apply judgment in the final determination of cash incentive awards and can adjust actual results (up or down) to reflect the impact of certain extraordinary items or events to more accurately reflect the overall performance of the management team.

In addition, the Board of Directors retains authority to pay additional discretionary bonuses outside the executive bonus plan if warranted by performance not measured under the plan. In 2015, the Compensation Committee did not authorize any such discretionary bonus payments outside of the executive bonus plan to our NEOs, except with respect to Mr. Hogan who received a one-time cash bonus payment in connection with commencing employment with the Company. In addition, in connection with Mr. Prescott’s retirement, he received a $25,000 cash payment intended to assist with post-termination medical care costs (in lieu of any reimbursement of COBRA premiums).

Awards to the NEOs. The Compensation Committee awarded the cash incentive awards set forth below to the NEOs for 2015 performance. These awards are also set forth in the Summary Compensation Table on page 51 under the heading “Non-Equity Incentive Plan Compensation.” Consistent with our philosophy of linking pay to performance, each executive officer's total cash compensation increased in 2015, reflecting the Company Multiplier having increased from 95% in 2014 to 100.6% in 2015. In addition, the Compensation Committee (with input from our CEO, other than with respect to himself) also performed a full evaluation of the individual performance component for each NEO and determined that each NEO should receive an Individual Performance Multiplier of between 106% to 131%, based on their respective contributions to the Company in their respective divisional or functional capacities.

Name	Target Incentive Award (as % of Base Salary)	Target Incentive Award (in 000s)	Company Multiplier	Individual Multiplier	Actual Incentive Award (in 000s)	Actual Award as % of Target
Joseph M. Hogan	150%	$831 (1)	100.6%	115%	$960	115.6%
Thomas M. Prescott	100%	$281(1)	100.6%	110%	$310	110.6%
David L. White	60%	$208	100.6%	105%	$268.7	105.6%
Raphael S. Pascaud	60%	$238	100.6%	130%	$311.3	130.8%
Zelko Relic	60%	$215	100.6%	115%	$248.5	115.7%
Roger E. George	60%	$222	100.6%	110%	$245.7	110.7%

(1)	The awards for Mr. Hogan and Mr. Prescott were pro rated based on the number of months they were employed by the Company in 2015.

Long-Term, Equity-Based Incentive Awards

We use equity compensation to align our named executive officers’ interests with those of our stockholders and to attract and retain high-caliber executives through recognition of anticipated future performance. We determine appropriate grant amounts, if any, by reviewing competitive market data, individual performance assessments and business objectives with the Compensation Committee at least annually.

Award Type	Rationale for 2015 portfolio

Why RSUs?
We believe RSUs reward retention (even in the event of a decline in Align’s share price) and provide an incentive to grow the value of Align’s stock. In addition, RSUs enable our executives to accumulate stock ownership in the Company.

Why MSUs?
We believe MSUs provide a vehicle that has more consistent value delivery compared to stock options which also aligns the long-term interests of our executive officers and stockholders by rewarding executives for Align’s performance measured in relation to other companies over a specified period. The actual number of shares of our common stock issuable under MSUs varies based on over-or under-performance of Align’s stock price compared to the NASDAQ Composite Index during the three-year performance period. If Align under-performs the NASDAQ Composite Index, the percentage at which the MSUs convert into shares of Align stock will be reduced from 100%, at a rate of two to one (two-percentage-point reduction in units for each percentage point of under-performance), with a minimum percentage of 0%. This means that no shares will vest if Align underperforms the NASDAQ Composite by 50 percentage points. If Align outperforms the NASDAQ Composite Index, the percentage at which the MSUs convert to shares will be increased from 100%, at a rate of two to one (two-percentage-point increase in units for each percentage point of over-performance), with a maximum percentage of 150%. This means that if Align outperforms the NASDAQ Composite by 25 percentage points, the maximum number of shares that will vest is 150% of the award amount. For example, if the NASDAQ Composite index increased by 10% over the performance period and our stock price increased by 30% over the performance period, then the number of shares issuable under the MSUs would be 140% of target or (130%-110%)*2=140%.

Award Type	Vesting Detail

RSUs	Typically vests over four-years with 1/4 vesting annually.

MSUs	Three year performance period beginning February 2015 and ending February 2018

Awards in 2015. Consistent with our ongoing efforts to align pay for performance, we continue to emphasize equity awards granted to our executive officers that are tied directly to performance measured in relation to other companies over a specified period. In 2015, half of the value of the equity-based awards of our NEOs were designated as “performance-based.” In making these awards, the Compensation Committee again considered the market data, as well as the other competitive positioning factors described above. Under the employment agreement entered into with Mr. Hogan in connection with his appointment as CEO, he was granted a sign-on award consisting of 111,000 restricted stock units and 111,000 market stock units. The RSUs granted to Mr. Hogan vested 25% on December 31, 2015, with an additional 25% vesting on each December 31 thereafter for full vesting on December 31, 2018. The MSUs granted to Mr. Hogan will vest at the end of a three-year performance period which commenced on June 1, 2015.

The table below sets forth the equity awarded to the NEOs for fiscal 2015:

Name	RSUs	Target MSUs (1)
Joseph M. Hogan	111,000	111,000
Thomas M. Prescott	49,000	49,000
David L. White	11,500	11,500
Raphael S. Pascaud	12,000	12,000
Zelko Relic	12,000	12,000
Roger E. George	10,700	10,700

(1)
The number of MSUs set forth in this column represents the Target Shares; however, the actual number of MSUs to be earned, if any, is determined based on the formula set forth in the Market Stock Unit Agreement up to a maximum of 150% of the amount of the Target Shares.

Severance and Change of Control Arrangements
Employment Agreements. Each NEO is eligible to receive benefits under certain conditions in accordance with their respective employment agreement. Each such agreement provides for benefits to the executive officer upon:

•	a change of control; and

•	termination without cause or for convenience.
In adopting the change of control provisions in these agreements, the Compensation Committee’s primary objective was to ensure that our executives have sufficient security such that they are not biased against selling the Company in the event a stockholder favorable merger and acquisition transaction is presented to the Company. If Align were to pursue a change of control transaction beneficial to Align stockholders, the Committee believes that our executive officers’ active support of the transaction through closing would be critical in ensuring the success of such a transaction.
Change of Control Only. Though the cash severance amounts payable to our executives in connection with a change of control are subject to a “double trigger” (meaning to get paid out the cash portion of their change of control arrangement, first there has to be a change of control and then the executive must be terminated without cause or for convenience within 12 months of such change of control), the Committee adopted a “single trigger” for all executive officers whereby the vesting of equity awards is accelerated by one year immediately upon a change of control.
Previously, our former CEO, had a “single trigger” pursuant to which 100% of his equity would vest immediately upon a change of control. With the hiring of Mr. Hogan, however, the Compensation Committee determined to eliminate this single trigger acceleration of 100% of the CEOs equity awards. Rather, Mr. Hogan’s employment agreement contains a single trigger provision equivalent to the protection given to our other NEOs whereby the vesting of equity awards is accelerated only by one year immediately upon a change of control.
Termination within 12 Months of a Change of Control. In the event the executive is terminated without cause or for convenience within 12 months of a change in control (“double trigger”), 100% of his or her unvested equity awards are accelerated and a cash severance payment is made. The CEO would receive a cash severance payment and 100% of his unvested equity awards would accelerate in the event he is terminated without cause or for convenience within 18 months of the change of control (“double trigger”).
Termination Unrelated to a Change of Control. For termination without cause or for convenience unrelated to a change of control, the vesting of equity awards held by an NEO (except for the CEO) is immediately accelerated by one year and a cash severance payment will be made. Our CEO would only receive a cash severance payment (no equity acceleration).
The cash severance benefits are intended to provide consideration for the employee’s service to Align and expected length of time until subsequent employment is secured. The severance provisions also assist in recruiting executives given that executive roles tend to carry higher risks. The amounts that each of our current NEOs would have been entitled to if one of the termination or change of control events mentioned above occurred on December 31, 2015 are set forth in “-Payments Upon Termination or Change of Control.”

Other Compensation Arrangements

Welfare and Other Employee Benefits. We have established a tax-qualified Section 401(k) retirement plan and a Company match for all employees, including our executive officers.
In addition, we provide health and welfare benefits to our executive officers on the same basis as all of our full-time employees in the country in which they are resident. These benefits include medical, dental and vision benefits, medical and dependent care flexible spending accounts, short-term and long-term disability insurance, accidental death, basic life insurance coverage, and our employee stock purchase plan. We design our employee benefits programs to be affordable and competitive in relation to the market, as well as compliant with applicable laws and practices. We adjust our employee benefits programs as needed based upon regular monitoring of applicable laws and practices and the competitive market.
Perquisites and Other Personal Benefits. Mr. Pascaud, who has his primary residence in the United Kingdom, is provided with a car in accordance with customary local practice as well as a housing allowance. In addition, executive officers are reimbursed for travel by a non-employee companion (eg., spouse) to customer events and certain other Company events where it is appropriate and in the interest of the Company for the executive to have a companion join him or her. See "Summary Compensation Table" for more information concerning these perquisites. In the future, we may provide perquisites or other personal benefits in limited circumstances, such as where we believe it is appropriate to assist an individual executive officer in the performance of his or her duties, to make our executive officers more efficient and effective, and for recruitment, motivation, or retention purposes. All future practices with respect to perquisites or other personal benefits will be approved and subject to periodic review by the Compensation Committee.
Changes in 2016
Annual Cash Incentive Award. In March 2016, the Compensation Committee conducted a review of our Annual Cash Incentive Award plan and adopted the following formula for 2016. The pool of available funds to pay out awards to our executive officers will be based on the extent to which the Company meets or exceeds predetermined goals under selected financial metrics. Beginning in 2016, the Compensation Committee discontinued the use of key strategic initiatives as a key metric, believing that successful implementation of key strategic initiatives helped drive revenue growth and ultimately operating income which are measured separately. Consequently, the Compensation Committee selected two financial metrics, weighted as identified below, for purposes of funding the overall pool:

•	Revenue - 60%

•	Operating Income - 40%
Considered in the aggregate for 2016, these metrics are strong indicators of our overall performance and our ability to create stockholder value. These measures were balanced among propelling growth while encouraging efficiency and are aligned with our business strategies. The Committee also determined to eliminate the individual multiplier. In determining actual bonuses to be awarded to each individual NEO, bonus amounts will be adjusted upward or downward based on an executive officer's overall performance and his or her contribution to the achievement of our performance goals.
Corporate Tax Deduction on Compensation in Excess of $1 Million a Year
The Compensation Committee is responsible for addressing issues associated with Section 162(m) of the U.S. Internal Revenue Code. Section 162(m) generally disallows a tax deduction to public companies for compensation in excess of $1 million paid to the CEO or any of the three other most highly compensated officers other than the CFO. Performance-based compensation arrangements may qualify for an exemption from the deduction limit if they satisfy various requirements under Section 162(m). Although Align considers the impact of this rule when developing and implementing its executive compensation programs, Align believes that factors other than tax deductibility are important in the design of executive compensation programs and that it is important to preserve flexibility in designing such programs. Accordingly, Align has not adopted a policy that all compensation must qualify as deductible under Section 162(m). While the Compensation Committee believes that stock options granted pursuant to the Incentive Plan qualify as “performance-based,” other awards permitted by the terms of the Incentive Plan and certain other amounts paid under Align’s compensation programs (such as salary) may not qualify for exemption from Section 162(m)’s deduction limitation. For 2015, approximately $1,075,421 of Mr. Hogan’s compensation was not deductible under 162(m). The 2015 compensation for all of the other NEOs was fully deductible under 162(m) as the elements of compensation that are included under Section 162(m) did not exceed $1 million for the “covered employees” described above.

COMPENSATION COMMITTEE OF THE BOARD REPORT
The following is the report of the Compensation Committee of the Board with respect to the year ended December 31, 2015. The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis included in this proxy statement with management. Based on the Compensation Committee’s review and discussion with management, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

THE COMPENSATION COMMITTEE
George J. Morrow, Chair
David C. Nagel
Greg Santora

SUMMARY COMPENSATION TABLE FOR FISCAL YEAR ENDED 2015
The following Summary Compensation Table sets forth certain information regarding the compensation of (i) our President and Chief Executive Officer, (ii) our Chief Financial Officer, (iii) our former President and Chief Executive Officer, and (iv) our three next most highly compensated executive officers as of fiscal 2015. Information is provided for 2014 and 2013 for each NEO who was also a NEO during those years.

Name and Principal Position	Year	Salary ($)	Bonus ($) (2)	Stock Awards ($) (3)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)	Total ($)
Joseph Hogan, President & Chief Executive Officer (1)	2015	548,077	1,500,000	14,330,100		960,000	44,822	17,382,999

Thomas M. Prescott, Former President & Chief Executive Officer (1)	2015	705,000	25,000	5,564,440	—	310,000	86,405	6,690,845
	2014	645,962	—	7,948,800	—	585,000	10,464	9,190,226
	2013	615,000	—	4,406,900	—	900,000	11,355	5,933,255

David L. White Chief Financial Officer	2015	438,346	—	1,305,940	—	268,700	9,090	2,022,076
	2014	406,192	—	1,645,480	—	241,700	9,268	2,302,640
	2013	153,846	—	3,239,864	—	159,656	4,978	3,558,344

Raphael S. Pascaud	2015	374,317	—	1,362,720	—	311,300	2,298	2,050,635
Chief Marketing Portfolio and Business Development Officer	2014	334,007	125,453	2,371,593		228,600	43,278	3,102,931

Zelko Relic	2015	366,231	—	1,362,720	—	248,500	9,090	1,986,541
Vice President, Research and Development

Roger E. George	2015	382,368	—	1,215,092	—	245,700	9,090	1,852,250
Vice President, Legal & Corporate Affairs	2014	351,699	—	2,324,904	—	212,000	8,667	2,897,270
	2013	335,183	—	1,724,193	—	372,790	8,367	2,440,533

(1)
Mr. Prescott retired as CEO and Mr. Hogan was appointed as CEO in June 2015. As a result, Mr. Hogan's salary and non-equity incentive plan compensation are pro rated based on the number of months he was employed by Align in the capacity of CEO. Pursuant to Mr. Prescott's Transition Agreement, he received seven month's salary continuation through December 31, 2015 for an aggregate of $393,750. His non-equity incentive plan compensation, however, was prorated based on the number of months (5/12) that he acted as our President and CEO.

(2)
Amounts reflect (i) a one-time signing bonus for Mr. Hogan, (ii) a one-time bonus of $25,000 intended to assist Mr. Prescott with post-termination medical care cost (in lieu of any reimbursement of COBRA premiums); and (iii) a special retention bonus paid to Mr. Pascaud in connection with our previous VP, International, Richard Twomey's departure.

(3)
The amounts shown in this column reflect the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. Assumptions used in the calculations of these amounts are included in Note 9 to our audited financial statements for the year ended December 31, 2015 included in the Company’s Annual Report on Form 10-K filed with the SEC on February 25, 2016. This same method was used for years ended December 31, 2014 and 2013. There can be no assurance that the grant date fair value amounts will ever be realized.

Total Compensation. Total compensation as reported in the Summary Compensation table decreased significantly from 2014 to 2015 for listed officers (other than our new CEO), due to the one-time, special recognition equity awards granted in 2014 to reward contributions towards our record-setting 2013 results and strengthen retention. Total cash compensation, increased more modestly which is consistent with our philosophy of linking pay to performance and reflects the Company Multiplier described above having increased in 2015 to 100.6% from 95% in 2014. For additional information regarding the amounts included in the Summary Compensation Table, see “—Compensation Discussion and Analysis”.
Stock Awards. Stock awards include time-based RSUs that typically vest over a four year vesting period, as well as MSUs which are earned based on a comparison of Align’s stock price performance to the NASDAQ Composite index over a 3-year performance period.
Option Awards. We did not grant any options in the past three years.
Non-Equity Incentive Plan Compensation. The amounts shown in this column represent employee annual incentive award payments and are reported for the year in which they were earned, though they were paid in the following year. The material terms of the performance payment plan are described under “Compensation Discussion and Analysis –Annual Cash Incentive (Bonus) Compensation.”
All Other Compensation. The amounts shown in this column represent the aggregate dollar amount for each NEO for a Company 401(k) matching program, life insurance and accidental death and dismemberment premiums as well as employee discount programs for our products which are available to all employees, including our NEOs. The amounts also include housing allowances and airfare for travel companion, relocation as well as accrued vacation upon retirement of our CEO.

Name	Dollar Value of Life Insurance Premiums	Matching contributions under Align’s 401(k) Plan	Airfare for travel companion	Accrued Vacation Payout	Relocation
Mr. Hogan	$1,078	$7,125	$26,562	—	$10,057
Mr. Prescott	$570	$7,950	—	$77,884	—
Mr. White	$1,140	$7,950	—	—	—
Mr. Pascaud	$2,298	—	—	—	—
Mr. Relic	$1,140	$7,950	—	—	—
Mr. George	$1,140	$7,950	—	—	—

GRANTS OF PLAN-BASED AWARDS FOR FISCAL YEAR ENDED 2015
The following table shows all plan-based awards granted to the NEOs during 2015, including:

•	cash amounts that could have been received in 2015 by our NEOs under the terms of our performance-based cash incentive plan (CIP); and

•	time-vested RSUs and performance-based MSUs awards granted by the Compensation Committee to our NEOs in 2015 reflected on an individual grant basis.

2015 Grants of Plan-Based Awards

	Type of Award	Grant Date	Approval Date	Estimated Future Payouts Under Non-Equity Incentive Awards	Non-equity Incentive	Estimated Future Payouts Under Equity Incentive Awards		All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair value of Options and Awards ($)
Name				Target ($)	Maximum ($)	Target (#)	Maximum (#)
Joseph M. Hogan	CIP			$831,300	1,995,120
	RSU	6/1/2015	3/21/2015					111,000	$6,853,140
	MSU	6/1/2015	3/21/2015			111,000	166,500		$7,476,960
Thomas M. Prescott	CIP			$281,300	675,120
	RSU	2/20/2015	2/2/2015					49,000	$2,783,690

	MSU	2/20/2015	2/2/2015			49,000	73,500		$2,780,750
David L. White	CIP			$254,000	609,600
	RSU	2/20/2015	2/2/2015					11,500	$653,315

	MSU	2/20/2015	2/2/2015			11,500	17,250		$652,625
Raphael S. Pascaud	CIP			$238,000	571,200
	RSU	2/20/2015	2/2/2015					12,000	$681,720

	MSU	2/20/2015	2/2/2015			12,000	18,000		$681,000
Zelco Relic	CIP			$215,000	516,000

	RSU	2/20/2015	2/2/2015					12,000	$681,720

	MSU	2/20/2015	2/2/2015			12,000	18,000		$681,000
Roger E. George	CIP			$222,000	532,800
	RSU	2/20/2015	2/2/2015					10,700	$607,867

	MSU	2/20/2015	2/2/2015			10,700	16,050		$607,225
Approval Date. For each NEO equity grant, except for Mr. Hogan, the Compensation Committee met on February 2, 2015 to finalize the grant of annual equity awards. Upon approval of the RSU and MSU awards for each NEO, the Compensation Committee determined that the actual date of grant would be February 20, 2015. This grant date was chosen in order to allow sufficient time for the CEO to notify each NEO and other members of the management team of the grant. In connection with Mr. Hogan joining Align as President and CEO, the Compensation Committee approved his new hire grant on March 21, 2015, with the actual date of grant of June 1, 2015.
Estimated Future Payouts under Non-Equity Incentive Plan Awards. The amounts shown under this column represent the possible dollar payouts the NEOs could have earned for 2015 at target. For 2015, the target cash incentive award for each NEO (other than the CEO and former CEO) was 60% of his base salary. For our CEO and former CEO, the target cash incentive award was 150% and 100% of his base salary, respectively, and was pro-rated based on the number of months each individual was acting in the capacity of our CEO.
For a description of the performance objectives applicable to the receipt of these payments, see “Compensation Discussion and Analysis –Annual Cash Incentive Awards.” The actual amount paid to each NEO for 2015 performance is set forth in the Summary Compensation Table above in the column “Non-Equity Incentive Plan Compensation.”

•
Threshold. There is no threshold performance level. Rather, the Company's financial performance below a specific target automatically reduces only the payout related to that specific goal, not the other goals, because we want executives to have the same incentive to achieve strategic priorities as well as their individual performance goals even if our financial performance tracks below the target during the course of the year.

•	Target. The target amounts assume a corporate performance percentage of 100% and that the NEO received 100% of his target.

•	Maximum. Although each financial objective is capped at 200% for funding the total pool available for distribution, there is no maximum amount that an NEO could receive.
Estimated Future Payouts under Equity Incentive Plan Awards. The amounts shown under this column represent potential share payouts with respect to MSUs. Each MSU vests over a three-year performance period, with 100% vesting in February 2018. The actual number of MSUs eligible to vest, will be determined based on a comparison of Align’s stock price performance relative to the performance of the NASDAQ Composite index over the three-year performance period, up to a maximum of 150% of the number of target shares. If Align under-performs the NASDAQ Composite index, the percentage at which the MSUs convert into shares of Align stock will be reduced from 100%, at a rate of two to one (two-percentage-point reduction in units for each percentage point of under-performance), with a minimum percentage of 0%. This means that no shares will vest if Align underperforms the NASDAQ Composite index by 50%. If Align outperforms the NASDAQ Composite index, the percentage at which the MSUs convert to shares will be increased from 100%, at a rate of two to one (two-percentage-point increase in units for each percentage point of over-performance), with a maximum percentage of 150%. This means that if Align outperforms the NASDAQ Composite index by 25%, the maximum number of shares that will vest is 150% of the award amount.
Stock Awards. Stock awards represent grants of RSUs under our 2005 Incentive Plan. Since RSUs are taxable to each NEO when they vest, the number of shares we issue to each named executive officer will be net of applicable withholding taxes which will be paid by Align on behalf of each NEO. The RSUs will result in payment to the NEO only if the vesting criteria are met. Each RSU granted to our NEOs vest over a four-year period, with 25% of the shares subject to the RSU vesting each anniversary of the date of grant, with full vesting in four years.
Grant Date Fair Value. The amounts shown in this column reflect the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 of awards of RSUs and MSUs. Assumptions used in the calculations of these amounts are included in Note 9 to our audited financial statements for the year ended December 31, 2015 included in the Company’s Annual Report on Form 10-K filed with the SEC on February 26, 2016. There can be no assurance that the grant date fair value amounts will ever be realized. The RSUs are time based awards and are not subject to performance conditions. Amounts for MSUs represent the estimate of the aggregate compensation cost to be recognized over the three-year performance period determined as of the grant date under FASB ASC Topic 718, excluding the effect of estimated forfeitures. The actual number of shares that are paid out will depend on Align’s stock price performance relative to the performance of the NASDAQ Composite index over the three-year performance period, up to a maximum of 150% of the number of target shares.
Timing of Equity Grants. The Compensation Committee, in consultation with management, our independent auditors and legal counsel, has adopted the following practices on equity compensation awards:

•	Align does not plan to time, nor has it timed, the release of material non-public information for the purpose of affecting the exercise price of its stock options;

•
consistent with the policy described in the bullet point above, all awards of equity compensation for new employees (other than new executive officers described in the next bullet point) are made on the first day of the month for those employees who started during the period between the 16th day of the month that is two months prior to the grant date and the 15th day of the month prior to the month of the grant date. For example, May 1, 2016 grants will cover new hires starting between March 16, 2016 and April 15, 2016; and

•
annual incentive grants are made on or about the same day for all employees (including executive officers); in each of 2015, 2014 and 2013 such date was February 20. The Compensation Committee sets the actual grant date approximately one week following approval of the size of each grant in order to provide Align managers with adequate time to inform each employee individually of their grant.

OUTSTANDING EQUITY AWARDS AT FISCAL 2015 YEAR END
The following table sets forth information regarding outstanding equity awards as of December 31, 2015 for each NEO. All vesting is contingent upon continued employment with Align. Market values and payout values in this table are calculated based on the closing market price of our common stock as reported on NASDAQ on December 31, 2015, which was $65.85 per share.

Name	Option Awards						Stock Awards
	Number of securities underlying unexercised options (#) Exercisable	Number of securities underlying unexercised options (#) Unexercisable	F o o t n o t e	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	F o o t n o t e	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that have Not Vested (#)	F o o t n o t e	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Joseph M. Hogan							83,250	(1)	5,482,013
										111,000	(2)	7,309,350

Thomas M. Prescott	13,125		(3)		20.79	2/18/2018
							15,625	(4)	1,028,906
							27,500	(5)	1,810,875
							30,000	(8)	1,975,500
							20,000	(8)	1,317,000
							49,000	(13)	3,226,650
										75,000	(6)	4,938,750
										90,000	(10)	5,926,500
										49,000	(14)	3,226,650

David White							36,824	(7)	2,424,860
							5,625	(8)	370,406
							8,000	(9)	526,800
							11,500	(13)	757,275
										15,500	(10)	1,020,675
										11,500	(14)	757,275

Raphael S. Pascaud	5,400		(15)		20.79	2/18/2018
							1,000	(4)	65,850
							3,750	(5)	246,938
							2,500	(11)	164,625
							17,392	(12)	1,145,263
							7,350	(8)	483,998
							1,000	(9)	65,850
							12,000	(13)	790,200
										5,900	(10)	388,515
										12,000	(14)	790,200

Zelco Relic		—					15,550	(16)	1,023,968
							750	(8)	49,388
							1,000	(9)	65,850
							12,000	(13)	790,200
										2,000	(10)	131,700
										12,000	(14)	790,200

Roger E. George
	4,125	(4)	271,631
	12,824	(5)	844,460
	10,575	(8)	696,364
	7,800	(9)	513,630
	10,700	(13)	704,595
				25,650	(6)	1,689,053
				21,900	(10)	1,442,115
				10,700	(14)	704,595

(1)	Restricted stock unit vest at a rate of 25% on December 31, 2015, December 31, 2016, December 31, 2017 and December 31, 2018.

(2)	Performance stock units vest on June 1, 2018.

(3)	Fully vested on February 20, 2015.

(4)
Restricted stock units vest at a rate of 25% of the total number of shares subject to the restricted stock unit on the first year, second year, third year and fourth year anniversary of the date of grant for vesting on February 20, 2013, February 20, 2014, February 20, 2015 and February 20, 2016.

(5)
Restricted stock units vest at a rate of 25% of the total number of shares subject to the restricted stock unit on the first year, second year, third year and fourth year anniversary of the date of grant for vesting on February 20, 2014, February 20, 2015, February 20, 2016 and February 20, 2017.

(6)	Market stock units vest at a rate of 100% on February 20, 2016 for full vesting at the end of the three-year performance cycle.

(7)
Restricted stock units vest at a rate of 25% of the total number of shares subject to the restricted stock unit on the first year, second year, third year and fourth year anniversary of the date of grant for vesting on August 20, 2014, August 20, 2015, August 20, 2016, and August 20, 2017.

(8)
Restricted stock units vest at a rate of 25% of the total number of shares subject to the restricted stock unit on the first year, second year, third, fourth year anniversary of the date of grant for vesting on February 20, 2015, February 20, 2016, February 20, 2017, and February 20, 2018.

(9)	Restricted stock units vest at the rate of 50% on February 20, 2016 and 50% on February 20, 2017.

(10)	Market stock units vest at a rate of 100% on February 20, 2017 for full vesting at the end of three-year performance cycle.

(11)
Restricted stock units vest at a rate of 25% of the total number of shares subject to the restricted stock unit on the first year, second year, third and fourth year anniversary of the date of grant for vesting on November 20, 2014, November 20, 2015, November 20, 2016, and November 20, 2017.

(12)
Restricted stock units vest at a rate of 25% of the total number of shares subject to the restricted stock unit on the first year, second year, third year and fourth year anniversary of the date of grant for vesting on January 20, 2015, January 20, 2016, January 20, 2017, and January 20, 2018.

(13)
Restricted stock units vest at a rate of 25% of the total number of shares subject to the restricted stock unit on the first year, second year, third year, and fourth year anniversary of the date of grant for vesting on February 20, 2016, February 20, 2017, February 20, 2018 and February 20, 2019.

(14)	Performance stock units vest at a rate of 100% on February 20, 2018

(15)	Fully vested December 1, 2014.

(16)
Restricted stock units vest at a rate of 25% of the total number of shares subject to the restricted stock unit on the first year, second year, third and fourth year anniversary of the date of grant for vesting on December 20, 2014, December 20, 2015, December 20, 2016, and December 20, 2017.

OPTION EXERCISES AND STOCK VESTED DURING FISCAL YEAR ENDED 2015
The following table provides information concerning each exercise of stock options, and each vesting of restricted stock units, for each NEO during the fiscal year ended December 31, 2015.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized Upon Exercise (1)	Number of Shares Acquired on Vesting (2)	Value Realized on Vesting (3)
Joseph M. Hogan	—	$—	27,750	$1,827,338
Thomas M. Prescott	—	$—	133,125	$7,562,831
David L. White	—	$—	20,288	$1,174,841
Raphael S. Pascaud	—	$—	12,373	$712,580
Zelco Relic	—	$—	8,025	$513,047
Roger E. George	2,563	$97,138	38,813	$2,204,967

(1)
The value realized on exercise equals the difference between (a) either (i) the actual sales price of our common stock underlying the options exercised if the shares were immediately sold or (ii) the closing price per share of our common stock as reported on the NASDAQ Global Market on the date of exercise if the shares were held and (b) the applicable exercise price of such stock options.

(2)
For each NEO, such number of shares represents the gross number of shares acquired by the NEO on the vesting date; however, because RSUs and MSUs are taxable to the individuals when they vest, the number of shares we issue to each of our NEOs is net of applicable withholding taxes which are paid by us on their behalf.

(3)
The value realized on vesting equals the closing price per share of our common stock as reported on the NASDAQ Global Market on the vesting date multiplied by the gross number of shares acquired on vesting as described above in note (2).

POTENTIAL PAYMENT UPON TERMINATION OR CHANGE OF CONTROL
Named Executive Officers (Other than the CEO)
We enter into employment agreements with each of our executive officers. Each employment agreement with our NEOs (other than the CEO) contains substantially the same terms and conditions. Each employment agreement sets forth the base salary, bonus opportunity, stock options, benefits and the responsibilities of each position in effect at the time of execution of the agreement. In addition, each agreement requires Align to provide compensation to these officers in the event of termination of employment or a change of control of Align. The compensation due in the event of the termination of each employment agreement varies depending on the nature of the termination. What is meant by the terms “cause”, “good reason” and “change of control” is described more fully at the end of this section under the heading “Employment Agreement Definitions”. The information below does not include our former CEO as he was no longer employed by Align as of December 31, 2015.
The following table describes the potential payments upon termination or a change of control for each of our NEOs (other than the CEO):

Name	Type of Payment	Payments Upon Involuntary or Good Reason Termination Unrelated to Change of Control	Payments Upon Involuntary or Good Reason Termination Related to a Change of Control	Change of Control Only
David L. White	Severance Payment	$932,800	$932,800	—
	Equity
	RSUs	$1,788,618	$4,079,342	$1,788,618
	MSUs	$1,277,608	$2,666,925	$1,277,608
	Health and Welfare Benefits	$19,017	$19,017	—
	Total	$4,018,043	$7,698,084	$3,066,226

Raphael S. Pascaud	Severance Payment	$873,400	$873,400	—
	Equity
	RSUs	$1,045,237	$2,962,723	$1,045,237
	MSUs	$702,929	$1,768,073	$702,929
	Health and Welfare Benefits			—
	Total	$2,621,566	$5,604,196	$1,748,166

Zelko Relic	Severance Payment	$787,600	$787,600	—
	Equity
	RSUs	$758,921	$1,929,405	$758,921
	MSUs	$463,694	$1,382,850	$463,694
	Health and Welfare Benefits	$24,963	$24,963	—
	Total	$2,035,178	$4,124,818	$1,222,615

Roger E. George	Severance Payment	$814,000	$814,000	—
	Equity
	RSUs	$1,358,979	$3,030,680	$1,358,979
	MSUs	$4,065,424	$5,753,644	$4,065,424
	Health and Welfare Benefits	$24,963	$24,963	—
	Total	$6,263,366	$9,623,287	$5,424,403

All amounts in the table above are estimated based on an assumed triggering date of December 31, 2015 and the closing sales price of our common stock on the NASDAQ Global Market on December 31, 2015 of $65.85 which was the last trading day of the year. In addition, the MSU calculation is based on the performance of Align stock relative to the NASDAQ Composite index assuming the performance period ended December 31, 2015.

Termination Unrelated to a Change of Control. A termination unrelated to a change of control is a termination that occurs either before or 12 months after the change of control date. Each employment agreement with our NEOs (other than the CEO) provides that in the event the executive’s employment is terminated without cause or if the executive resigns for good reason, such executive will:
(1) immediately vest in an additional number of shares under all outstanding option and RSU awards as if the executive had performed 12 additional months of service;
(2) in the case of MSUs, the performance period shall be deemed to end upon the NEO’s employment termination date for the purpose of determining the percentage amount that Align has over or underperformed the NASDAQ Composite index (the “Performance Multiplier”). The Performance Multiplier is calculated as follows:

(i)
if Align under-performs the NASDAQ Composite index, the percentage at which the MSUs convert into shares of Align stock will be reduced from 100% at a rate of two to one (two-percentage-point reduction in units for each percentage point of under-performance); and

(ii)
if Align outperforms the index, the percentage at which the MSUs convert to shares will be increased from 100% at a rate of two to one (two-percentage-point increase in units for each percentage point of over-performance).

The executive will then vest in that number of market stock units equal to A/36*X*Y with (A) representing the number of months (including partial months) that have elapsed from the commencement of the performance period through the date of the termination of employment and (X) representing the total number of MSUs subject to the award and (Y) representing the Performance Multiplier. With respect to the MSU awards, from the beginning of the performance period in each of February 2014, 2013 and 2012 until the assumed December 31, 2015 termination date, Align had outperformed the NASDAQ Composite Index by more than 25% which resulted in a Performance Multiplier of 150% in the calculations set forth in the above table.
(3)such executive is also entitled to receive a lump sum payment equal to:

(i)	the then current annual base salary;

(ii)	the then current year’s target bonus, prorated for the number of days such executive has been employed during the year; and

(iii)	the greater of the then current year’s target bonus or the prior year’s actual bonus.
Each employment agreement also provides that Align will pay the NEO's monthly premium under COBRA until the earliest of 12 months (18 months in the case of the CEO) following the termination of employment if terminated without cause or resignation for good reason or the date upon which the executive commences new employment.
Change of Control Only. Each employment agreement with our named executive officers provides that in the event of a change of control the executive will immediately vest in an additional number of shares under all outstanding stock option and RSU awards as if he or she had performed 12 additional months of service. For the purposes of determining the number of MSUs that will vest:

•
the performance period shall be deemed to end upon the closing of the change of control in order to determine Align’s stock price performance relative to the NASDAQ Composite index for the purpose of calculating the amount that Align has over or underperformed the NASDAQ Composite index (with the MSUs converting into shares of Align stock either being reduced from 100% (in the case of underperformance) or increased from 100% (in the case of overperformance) at a rate of two to one (the “Performance Multiplier”); and

•	Align’s stock price performance will be based on the per share value of the Company’s common stock paid to its stockholders in connection with the change of control.
On the date of the change of control, the executive will vest in that number of MSUs equal to A/36*X*Ywith (A) representing the number of months (including partial months) that have elapsed from the commencement of the performance period through the date of the change of control and (X) representing the total number of MSUs subject to the award and (Y) representing the Performance Multiplier.
A Termination Related to a Change of Control. A termination related to a change of control is a termination that occurs within 12 months from the change of control date. Each employment agreement with our named executive officers (other than the CEO) provides that, if, within 12 months of a change of control either the executive’s employment is terminated without cause or the executive resigns for good reason then the executive will:

(1)	immediately vest in all outstanding equity awards; and

(2)	be entitled to a payment (payable in a lump sum) equal to:

(i)	executive’s then current annual base salary;

(ii)	executive’s then current year’s target bonus prorated for the number of days employed during the year, and

(iii)	the greater of the then current year’s target bonus or the prior year’s actual bonus.
Each employment agreement also provides that Align will pay the NEOs monthly premium under COBRA until the earliest of 12 months following the termination of employment if terminated without cause or resignation for good reason or the date upon which the executive commences new employment.
Conditions to Payment. Prior to receiving any payments upon termination of employment, the executive officer must execute a general release of all known and unknown claims that such officer may have against Align and agree not to prosecute any legal action or other proceedings based upon any of such claims. In addition, each executive has agreed, for a period of one year following termination, not to solicit employees of Align and has further agreed to be bound by the terms of a confidentiality agreement with Align.
Chief Executive Officer
Mr. Hogan serves as our President and Chief Executive Officer pursuant to an employment agreement entered into on April 17, 2015. The employment agreement provides that Mr. Hogan is entitled to an annual target bonus of 150% of his base salary based upon the attainment of performance objectives agreed upon in each fiscal year and established by the Board.
The following table describes the potential payments upon termination or a change of control for our Chief Executive Officer. Note that all amounts are estimated based on an assumed triggering date of December 31, 2015 and the closing sale price of our common stock on the NASDAQ Global Market on December 31, 2015 of $65.85, which was the last trading day of the year.

Name	Type of Payment	Payments Upon Involuntary or Good Reason Termination Unrelated to Change of Control	Payments Upon Involuntary or Good Reason Termination Related to a Change of Control	Change of Control Only	Death or Disability
Joseph M. Hogan	Severance Payment	$5,462,500	$5,462,500	$—	$—
	Equity
	RSUs		$5,482,013	$1,827,338	$5,482,013
	MSUs		$10,964,025	$2,131,894	$10,964,025
	Health and Welfare Benefits	$1,304	$1,304	$1,304	$—
	Total	$5,463,804	$21,909,842	$3,960,536	$16,446,038
Termination Unrelated to a Change of Control. A termination unrelated to a change of control is a termination that occurs either before or 18 months after the change of control date. In the event Mr. Hogan is terminated other than for cause, death or disability or he resigns for good reason, Mr. Hogan is entitled to a payment (payable in a lump sum) equal to:

(1)	twice his then current annual base salary;

(2)	the then current year’s target bonus, prorated for the number of days Mr. Hogan has been employed during the year; and

(3)	the greater of 150% of the then current year’s target bonus or the prior year’s actual bonus.
Mr. Hogan's employment agreement also provides that Align will pay his monthly premium under COBRA until the earliest of 18 months following the termination of employment if terminated without cause or resignation for good reason or the date upon which Mr. Hogan commences new employment.
Change of Control Only. In the event of a change of control, Mr. Hogan will immediately vest in an additional number of shares under all outstanding stock option and RSU awards as if he had performed 12 additional months of service. For the purposes of determining the number of MSUs that will vest:

•
the performance period shall be deemed to end upon the closing of the change of control in order to determine Align’s stock price performance relative to the NASDAQ Composite index for the purpose of calculating the amount that Align has over or underperformed the NASDAQ Composite index (with the MSUs converting into shares of Align stock either being reduced from 100% (in the case of underperformance) or increased from 100% (in the case of overperformance) at a rate of two to one (the “Performance Multiplier”); and

•	Align’s stock price performance will be based on the per share value of the Company’s common stock paid to its stockholders in connection with the change of control.
On the date of the change of control, Mr. Hogan will vest in that number of MSUs equal to A/36*X*Y with (A) representing the number of months (including partial months) that have elapsed from the commencement of the performance period through the date of the change of control and (X) representing the total number of MSUs subject to the award and (Y) representing the Performance Multiplier.
Termination Related to a Change of Control. A termination related to a change of control is a termination that occurs within 18 months from the change of control date. If within 18 months of a change of control either Mr. Hogan’s employment is terminated other than for cause, death or disability or Mr. Hogan resigns for good reason, he would immediately vest in all outstanding equity awards and receive a payment (payable in a lump sum) equal to:

(1)	twice his then current annual salary;

(2)	the then current year’s target bonus, prorated for the number of days Mr. Hogan has been employed during the year; and

(3)	the greater of 150% of the then current year’s target bonus or the prior year’s actual bonus.
Mr. Hogan’s employment agreement also provides that Align will pay his monthly premium under COBRA until the earliest of 18 months following the termination of employment if terminated without cause or resignation for good reason or the date upon which Mr. Hogan commences new employment.
Death or Disability. In the event Mr. Hogan's employment terminates as a result of his death or disability, Mr. Hogan will immediately vest in 100% of all outstanding equity awards. On the date of the employment termination due to death or disability, the performance period shall be considered closed, and the date of the termination shall be used in order to determine Align's stock price performance relative to the NASDAQ Composite index for the purpose of calculating the amount that Align has over or underperformed the NASDAQ Composite index (with the MSUs converting into shares of Align stock either being reduced from 100% (in the case of underperformance) or increased from 100% (in the case of overperformance) at a rate of two to one.
Conditions to Payment. Prior to receiving any payments upon termination of employment, Mr. Hogan must execute a general release of all known and unknown claims that he may have against Align and agree not to prosecute any legal action or other proceedings based upon any of such claims. In addition, Mr. Hogan has agreed, for a period of one year following termination, not to solicit employees of Align and has further agreed to be bound by the terms of a confidentiality agreement with Align.
Employment Agreement Definitions
Definition of Cause. In each employment agreement described above, cause means any of the following:

•	unauthorized use or disclosure of the confidential information or trade secrets of Align;

•	any breach of the employment agreement or the Employee Proprietary Information and Inventions Agreement between the executive and Align;

•	conviction of, or a plea of “guilty” or “no contest” to, a felony under the laws of the United States or any state thereof;

•
misappropriation of the assets of Align or any act of fraud or embezzlement by the executive, or any act of dishonesty by the executive in connection with the performance of his or her duties for Align that adversely affects its business or affairs;

•	intentional misconduct; or

•	the executive’s failure to satisfactorily perform his or her duties after the executive received written notice of such failure and was provided at least thirty (30) days to cure such failure.
Definition of Good Reason. In each employment agreement described above, good reason means the executive’s resignation within ninety (90) days of the occurrence of any one or more of the following events:

•	the executive’s position, authority or responsibilities being significantly reduced;

•
the executive being asked to relocate his principal place of employment such that the commuting distance from his or her residence prior to the change of control is increased by over thirty-five (35) miles;

•	the executive’s annual base salary or bonus being reduced; or

•	the executive’s benefits being materially reduced.
Definition of Change of Control. In each employment agreement described above, change of control means any of the following:

•	a sale of all or substantially all of Align’s assets;

•	the acquisition of more than 50% of the common stock of Align by any person or group of persons;

•
a reorganization of Align wherein the holders of common stock of Align receive stock in another company (other than a subsidiary of Align), a merger of Align with another company wherein there is a 50% or greater change in the ownership of the common stock of Align as a result of such merger, or any other transaction in which Align (other than as the parent corporation) is consolidated for federal income tax purposes or is eligible to be consolidated for federal income tax purposes with another corporation; or

•
in the event that the common stock is traded on an established securities market, a public announcement that any person has acquired or has the right to acquire beneficial ownership of more than 50% of the then outstanding common stock, or the commencement of or public announcement of an intention to make a tender offer or exchange offer for more than 50% of the then outstanding common stock.

Other Termination of Employment and Change of Control Arrangements
In addition to the termination of employment and change of control arrangements described above, the Compensation Committee of the Board has the authority as Plan Administrator of the 2005 Incentive Plan to accelerate the vesting of outstanding equity immediately upon an acquisition or change in ownership or majority of the Board.

PRINCIPAL STOCKHOLDERS
Except as otherwise noted in the footnotes to the following table, the information contained in the table below sets forth the beneficial ownership of our common stock as of March 24, 2016 by:

•	each stockholder known by us to own beneficially more than 5% of our common stock;

•	each of our executive officers named in the summary compensation table on page 51 of this proxy statement;

•	each of our directors; and

•	all of our directors and executive officers as a group.
Beneficial ownership is determined based on the rules of the SEC. The column captioned “Total Shares Beneficially Owned” represents the number of shares of our common stock beneficially owned and the number of shares of our common stock subject to options that are currently exercisable or will become exercisable, restricted stock units and market stock units that will vest on or before May 23, 2016. The number of shares subject to options that each beneficial owner has the right to acquire and restricted stock units that will vest on or before May 23, 2016 is listed separately under the column “Number of Shares Underlying Options Exercisable and RSUs/MSUs vesting on or before May 23, 2016.” These shares are not deemed exercisable or vested for purposes of computing the percentage of shares beneficially owned by any other person. “Percentage of Outstanding Shares Beneficially Owned” is based upon 80,175,139 shares of our common stock outstanding as of March 24, 2016. The address for those individuals for which an address is not otherwise provided is c/o Align Technology, Inc., 2560 Orchard Parkway, San Jose, California 95131. Unless otherwise indicated, we believe the stockholders listed below have sole voting or investment power with respect to all shares, subject to applicable community property laws.

Name and Address	Number of Outstanding Shares Beneficially Owned	Number of Shares Underlying Options Exercisable and RSUs vesting on or before May 23, 2016 (1)	Total Shares Beneficially Owned	Percentage of Outstanding Shares Beneficially Owned
Gordon Gund, family members and affiliated entities (2)	7,017,150	—	7,017,150	8.8%
BlackRock, Inc. (3)	5,054,469	—	5,054,469	6.3%
AllianceBernstein L.P. (4)	4,815,022	—	4,815,022	6.0%
The Vanguard Group (5)	4,766,319	—	4,766,319	5.9%
William Blair Investment Management, LLC (6)	4,028,313	—	4,028,313	5.0%
Joseph M. Hogan	13,270	—		*
Thomas M. Prescott	176,026	13,125	189,151	*
David L. White	11,549		11,549	*
Raphael S. Pascaud	8,887	5,400	14,287	*
Zelco Relic	13,577		13,577	*
Roger E. George	30,161		30,161	*
Joseph Lacob (7)	644,255	45,500	689,755	*
C. Raymond Larkin, Jr.	70,260	67,700	137,960	*
George J. Morrow	40,900	55,500	96,400	*
David C. Nagel	25,800	65,500	91,300	*
Andrea L. Saia	9,067	5,500	14,567	*
Greg J. Santora	35,900	5,500	41,400	*
Warren S. Thaler (8)	141,684	5,500	147,184	*
All current executive officers and directors as a group (18 persons)	1,301,581	277,250	1,578,831	2.0%

*	Less than 1%

(1)
Except as otherwise set forth in the footnotes below, represents shares of common stock that can be acquired upon the exercise of stock options and vesting of restricted stock units on or before May 23, 2016. This column includes the full amount of restricted stock units that will vest on or before May 23, 2016, although each executive officer will actually receive the number of shares that have vested net of the number of shares necessary to cover any applicable withholding taxes which Align will pay on their behalf.

(2)
Based on a filing with the Securities and Exchange Commission on Schedule 13G/A on February 9, 2016, indicating beneficial ownership as of December 31, 2015. Includes shares held in trust for immediate family members and shares held by immediate family members. The mailing address for Gordon Gund is P.O. Box 449, Princeton, New Jersey 08542.

(3)
Based on a filing with the Securities and Exchange Commission on Schedule 13G/A on January 25, 2016, indicating beneficial ownership as of December 31, 2015. Includes shares held by direct and indirect subsidiaries. The mailing address for BlackRock, Inc. is 55 East 52nd Street, New York, New York 10055.

(4)
Based on a filing with the Securities and Exchange Commission on Schedule 13G on February 16, 2016, indicating beneficial ownership as of December 31, 2015. The mailing address for AllianceBernstein L.P. is 1345 Avenue of the Americas, New York, NY 01015.

(5)
Based on a filing with the Securities and Exchange Commission on Schedule 13G/A, on February 10, 2016, indicating beneficial ownership as of December 31, 2015. Includes shares held by direct and indirect subsidiaries. The mailing address for The Vanguard Group is 100 Vanguard Blvd., Malvern, PA 19355.

(6)
Based on a filing with the Securities and Exchange Commission on Schedule 13G on February 9, 2016, indicating beneficial ownership as of December 31, 2015. The address for William Blair Investment Management, LLC is 240 W. Adams St., Chicago, IL 60606.

(7)	Includes 495,488 shares held by the Joseph S. Lacob Trust and 148,767 shares held by Lacob Children’s Trust. Principal address is 2750 Sand Hill Road, Menlo Park, CA 94025.

(8)	Includes 53,100 shares held by Mr. Thaler and 88,584 shares held by The Thaler Family Trust, for the benefit of family members, as to which Mr. Thaler disclaims beneficial ownership.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Securities Exchange Act of 1934 requires our officers and directors, and persons who own more than 10% of a registered class of our equity securities, to file reports of ownership and changes in ownership with the SEC. Executive officers, directors and greater than 10% stockholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. Based solely on our review of the copies of such forms that we have received, or written representations from reporting persons, we believe that during the year ended December 31, 2015, all executive officers, directors and greater than 10% stockholders complied with all applicable filing requirements.
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
Review, approval or ratification of transactions with related persons
Our Board has adopted a Code of Business Conduct and Ethics that is applicable to all directors, officers and employees of Align, including Align’s principal executive officer, principal financial officer and controller. The Code provides in writing, that Align discourages its employees from conducting company business with a relative or significant other, or with a business in which an employee, a relative or significant other is associated in any significant role (each a “Related Party”). If, however, such a Related Party transaction is unavoidable, the Code provides that all employees (other than the directors and officers of Align) must fully disclose the nature of the relationship and the transaction to their supervisor, and the Chief Financial Officer must approve in advance the Related Party transaction. If, however:

•	you are a director or officer of Align and you desire to enter into a transaction with a Related Party (as defined above); or

•
you are an employee (other than a director or officer) and you desire to enter into a transaction with a Related Party that the Chief Financial Officer (in consultation with legal counsel) has deemed to be material to Align and is reportable under the rules and regulations of the Exchange Act, the nature of the transaction must be fully disclosed to the Audit Committee of the Board and such interest must be approved by the Audit Committee. The Company did not participate in any related party transactions in 2015.

OTHER MATTERS
We know of no other matters to be submitted at the Annual Meeting. If any other matters properly come before the Annual Meeting, it is the intention of the persons named in the enclosed proxy card to vote the shares they represent as the Board may recommend or, if the Board has not provided a recommendation, in accordance with their own judgment.
It is important that your shares be represented at the Annual Meeting, regardless of the number of shares that you hold. You are, therefore, urged to mark, sign, date, and return the accompanying proxy card as promptly as possible in the postage-prepaid envelope enclosed for that purpose.

THE BOARD OF
ALIGN TECHNOLOGY, INC.

April 7, 2016

APPENDIX A
Reconciliation Non-GAAP to GAAP page vi and 45 of the Proxy Statement
Reconciliation of GAAP to Non-GAAP Profit from Operations
(in thousands)

	Year Ended
	December 31, 2015	December 31, 2014	December 31, 2013
GAAP Profit from Operations	$144,020	$193,576	$94,212
Impairment of goodwill (1)	—	—	40,693
Impairment of long lived assets (2)	—	—	26,320
Non-GAAP Profit from Operations	$144,020	$193,576	$161,225

Reconciliation of GAAP to Non-GAAP Net Profit
(in thousands, except per share amounts)
	Year Ended
	December 31, 2015	December 31, 2014	December 31, 2013
GAAP Net profit	$144,020	$145,832	$64,295
Impairment of goodwill (1)	—	—	40,693
Impairment of long lived assets (2)	—	—	26,320
Tax effect on non-GAAP adjustments (3)	—	—	(3,788)
Non-GAAP Net profit	$144,020	$145,832	$127,520
GAAP net profit per diluted share	$1.77	$1.77	$0.78
Non-GAAP net profit per diluted share	$1.77	$1.77	$1.54
Shares used in computing diluted GAAP net profit per share	81,521	82,283	82,589
Shares used in computing diluted non-GAAP net profit per share	81,521	82,283	82,589

(1)
Impairment of goodwill. This charge represents non-cash write-downs of our goodwill. During the third quarter of 2012, we determined that there were sufficient indicators such as the termination of our distribution agreement with Straumann for iTero intra-oral scanners as well as the market conditions and business trends within our Scanners and Services ("Scanner") reporting unit for an impairment of goodwill. In the first quarter of 2013, changes in the competitive environment for intra-oral scanners, including announcements from our competitors of new low-priced scanners targeted at orthodontists and general practitioner dentists in North America, caused us to lower our expectations for growth and profitability for our Scanner reporting unit which resulted in the impairment of our remaining Scanner goodwill. We remove the impact of these charges to our operating performance to assist in assessing our ability to generate cash from operations. We believe this may be useful information to users of our financial statements and therefore we have excluded these charges for purposes of calculating these non-GAAP measures to facilitate an evaluation of our current operating performance, particularly in terms of liquidity.

(2) Impairment of long lived assets. This charge represents non-cash write downs of our long lived assets. In the first quarter of 2013, changes in the competitive environment for intra-oral scanners, including announcements from our competitors of new low-priced scanners targeted at orthodontists and general practitioner dentists in North America, caused us to lower our expectations for growth and profitability for our Scanner reporting unit which resulted in the impairment of our Scanner intangible assets for $19.3 million and plant and equipment for $7.0 million.
(3) Income tax-related adjustments. Non-GAAP financial information for the quarter is adjusted for a tax rate equal to our annual estimated tax rate on non-GAAP income. This rate is based on our estimated annual GAAP income tax rate forecast, adjusted to account for discrete tax items and items excluded from GAAP income in calculating the non-GAAP financial measures presented above. Our estimated tax rate on non-GAAP income is determined annually and may be re-calculated during the year to take into account events or trends that we believe materially impact the estimated annual rate.

A-1

Reconciliation of 2015 Adjusted Non-GAAP Profit from Operations used for Company Multiplier on page 45 of the Proxy Statement
(in thousands)

GAAP Profit from Operations	$144,020
Foreign Exchange impact on FY15 operating expenses	11,000
Additional Aligner deferral on FY15 revenues	14,000
Organizational costs on FY15 operating expenses	4,000
Stock-based compensation	52,943
Medical Device Excise Tax(4)	(6,800)
Other one-time adjustment (5)	4,400
Adjusted Non-GAAP Profit from Operations for Company Multiplier	$223,563
(4) Medical Device Excise tax ("MDET"): During March 2014, it was determined that our Aligners are not subject to the MDET. Prior to this determination, MDET expense was included in our 2014 target for Adjusted Operating Income. As a result, the Compensation Committee determined to exclude the beneficial impact of not paying MDET since it would have resulted in an unintended gain to the Company Multiplier.
(5) Other one-time adjustment: This charge relates to our enterprise resource planning (ERP) software.

A-2

ALIGN TECHNOLOGY, INC.
2005 INCENTIVE PLAN
(as amended and restated May 16, 2016)
1.Purposes of the Plan. The purposes of this Plan are:

•	to attract and retain the best available personnel for positions of substantial responsibility,

•	to provide incentives to individuals who perform services to the Company, and

•	to promote the success of the Company’s business.
The Plan permits the grant of Incentive Stock Options, Nonstatutory Stock Options, Restricted Stock, SARs, Restricted Stock Units, Performance Units, Performance Shares and other stock or cash awards as the Administrator may determine.

2.Definitions. As used herein, the following definitions will apply:
(a)“Administrator” means the Board or any of its Committees as will be administering the Plan, in accordance with Section 4 of the Plan.
(b)“Affiliate” means any corporation or any other entity (including, but not limited to, partnerships and joint ventures) controlling, controlled by, or under common control with the Company.
(c)“Applicable Laws” means the legal and regulatory requirements relating to the administration of equity-based awards, including but not limited to U.S. federal and state corporate laws, U.S. federal and state securities laws, the Code, any stock exchange or quotation system on which the Common Stock is listed or quoted and the applicable laws of any non-U.S. country or jurisdiction where Awards are, or will be, granted under the Plan.
(d)“Award” means, individually or collectively, a grant under the Plan of Options, Restricted Stock, SARs, Restricted Stock Units, Performance Units, Performance Shares and other stock or cash awards as the Administrator may determine.
(e)“Award Agreement” means the written or electronic agreement setting forth the terms and provisions applicable to each Award granted under the Plan. The Award Agreement is subject to the terms and conditions of the Plan.
(f)“Board” means the Board of Directors of the Company.
(g)“Change in Control” means the occurrence of any of the following events:
(i)A change in the ownership of the Company which occurs on the date that any one person, or more than one person acting as a group (“Person”), acquires ownership of the stock of the Company that, together with the stock held by such Person, constitutes more than fifty percent (50%) of the total voting power of the stock of the Company; provided, however, that for purposes of this subsection (i), the acquisition of additional stock by any one Person, who is considered to own more than fifty percent (50%) of the total voting power of the stock of the Company will not be considered a Change in Control. Further, if the shareholders of the Company immediately before such change in ownership continue to retain immediately after the change in ownership, in substantially the same proportions as their ownership of shares of the Company’s voting stock immediately prior to the change in ownership, direct or indirect beneficial ownership of fifty percent (50%) or more of the total voting power of the stock of the Company or of the ultimate parent entity of the Company, such event shall not be considered a Change in Control under this subsection (i). For this purpose, indirect beneficial ownership shall include, without limitation, an interest resulting from ownership of the voting securities of one or more corporations or other business entities which own the Company, as the case may be, either directly or through one or more subsidiary corporations or other business entities; or
(ii)A change in the effective control of the Company which occurs on the date that a majority of members of the Board is replaced during any twelve (12)-month period by Directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election. For purposes of this subsection (ii), if any Person is considered to be in effective control of the Company, the acquisition of additional control of the Company by the same Person will not be considered a Change in Control; or
(iii)A change in the ownership of a substantial portion of the Company’s assets which occurs on the date that any Person acquires (or has acquired during the twelve (12)‑month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than fifty percent (50%) of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions; provided, however, that for purposes of this subsection (iii), the following will not constitute a change in the ownership of a substantial portion of the Company’s assets: (A) a transfer to an entity that is controlled by the Company’s shareholders immediately after the transfer, or (B) a transfer of assets by the Company to: (1) a shareholder of the Company (immediately before the asset transfer) in exchange for or with respect to the Company’s stock, (2) an entity, fifty percent (50%) or more of the total value or voting power of which is owned, directly or indirectly, by the Company, (3) a Person, that owns, directly or indirectly, fifty percent (50%) or more of the total value or voting power of all the outstanding stock of the Company, or (4) an entity, at least fifty percent (50%) of the total value or voting power of which is owned, directly or indirectly, by a Person described in this subsection (iii)(B)(3). For purposes of this subsection (iii), gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.
For purposes of this definition, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Company.
Notwithstanding the foregoing, a transaction will not be deemed a Change in Control unless the transaction qualifies as a change in control event within the meaning of Code Section 409A, as it has been and may be amended from time to time, and any proposed or final Treasury Regulations and Internal Revenue Service guidance that has been promulgated or may be promulgated thereunder from time to time.
Further and for the avoidance of doubt, a transaction will not constitute a Change in Control if: (i) its sole purpose is to change the state of the Company’s incorporation, or (ii) its sole purpose is to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction.
(h) “Code” means the Internal Revenue Code of 1986, as amended. Any reference to a section of the Code or Treasury Regulation promulgated thereunder shall include such section or regulation, any valid regulation promulgated under such section, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such section or regulation.
(i)“Committee” means a committee of Directors or of other individuals satisfying Applicable Laws appointed by the Board in accordance with Section 4 hereof.
(j)“Common Stock” means the common stock of the Company.
(k)“Company” means Align Technology, Inc., a Delaware corporation, or any successor thereto.
(l)“Consultant” means any natural person, including an advisor, engaged by the Company or a Parent, Subsidiary or Affiliate to render bona fide services to such entity, provided the services (i) are not in connection with the offer or sale of securities in a capital-raising transaction, and (ii) do not directly promote or maintain a market for the Company’s securities, in each case, within the meaning of Form S-8 promulgated under the Securities Act, and provided, further, that a Consultant will include only those persons to whom the issuance of Shares may be registered under Form S-8 promulgated under the Securities Act.
(m)“Determination Date” means the latest possible date that will not jeopardize the qualification of an Award granted under the Plan as “performance-based compensation” under Section 162(m) of the Code.
(n)“Director” means a member of the Board.
(o)“Disability” means total and permanent disability as defined in Section 22(e)(3) of the Code, provided that in the case of Awards other than Incentive Stock Options, the Administrator in its discretion may determine whether a permanent and total disability exists in accordance with uniform and non-discriminatory standards adopted by the Administrator from time to time.
(p)“Employee” means any person, including Officers and Directors, employed by the Company or its Affiliates. Neither service as a Director nor payment of a director’s fee by the Company will be sufficient to constitute “employment” by the Company.
(q)“Exchange Act” means the Securities Exchange Act of 1934, as amended.
(r)“Exchange Program” means a program under which (i) outstanding Awards are surrendered or cancelled in exchange for awards of the same type (which may have higher or lower exercise prices and different terms), Awards of a different type, and/or cash, (ii) Participants would have the opportunity to transfer any outstanding Awards to a financial institution or other person or entity selected by the Administrator, and/or (iii) the exercise price of an outstanding Award is increased or reduced.
(s)“Fair Market Value” means, as of any date, the value of Common Stock as the Administrator may determine in good faith by reference to the price of such stock on any established stock exchange or a national market system on the day of determination if the Common Stock is so listed on any established stock exchange or a national market system. If the Common Stock is not listed on any established stock exchange or a national market system, the value of the Common Stock as the Administrator may determine in good faith.
(t)“Fiscal Year” means the fiscal year of the Company.
(u)“Incentive Stock Option” means an Option that by its terms qualifies and is otherwise intended to qualify as an incentive stock option within the meaning of Section 422 of the Code and the regulations promulgated thereunder.
(v)“Inside Director” means a Director who is an Employee.
(w)“Misconduct” means the commission of any act of fraud, embezzlement or dishonesty by the Participant, any unauthorized use or disclosure by such person of confidential information or trade secrets of the Company or its Affiliates, or any other intentional misconduct by such person adversely affecting the business or affairs of the Company or its Affiliates in a material manner. The foregoing definition will not in any way preclude or restrict the right of the Company or its Affiliates to discharge or dismiss any Participant for any other acts or omissions, but such other acts or omissions will not be deemed, for purposes of the Plan, to constitute grounds for termination for Misconduct.

(x)“Nonstatutory Stock Option” means an Option that by its terms does not qualify or is not intended to qualify as an Incentive Stock Option.
(y)“Officer” means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.
(z)“Option” means a stock option granted pursuant to the Plan.
(aa)“Outside Director” means a Director who is not an Employee.
(ab)“Parent” means a “parent corporation,” whether now or hereafter existing, as defined in Section 424(e) of the Code.
(ac)“Participant” means the holder of an outstanding Award.
(ad)“Performance Goals” will have the meaning set forth in Section 12 of the Plan.
(ae)“Performance Period” means any Fiscal Year of the Company or such other period as determined by the Administrator in its sole discretion.
(af)“Performance Share” means an Award denominated in Shares which may be earned in whole or in part upon attainment of performance goals or other vesting criteria as the Administrator may determine pursuant to Section 10.
(ag)“Performance Unit” means an Award which may be earned in whole or in part upon attainment of performance goals or other vesting criteria as the Administrator may determine and which may be settled for cash, Shares or other securities or a combination of the foregoing pursuant to Section 10.
(ah)“Period of Restriction” means the period during which the transfer of Shares of Restricted Stock are subject to restrictions and therefore, the Shares are subject to a substantial risk of forfeiture. Such restrictions may be based on the passage of time, continued service, the achievement of target levels of performance, or the occurrence of other events as determined by the Administrator.
(ai)“Plan” means this 2005 Incentive Plan, as may be amended from time to time.
(aj)“Restricted Stock” means Shares issued pursuant to a Restricted Stock award under Section 7 of the Plan, or issued pursuant to the early exercise of an Option.
(ak)“Restricted Stock Unit” means a bookkeeping entry representing an amount equal to the Fair Market Value of one Share, granted pursuant to Section 9. Each Restricted Stock Unit represents an unfunded and unsecured obligation of the Company.
(al)“Rule 16b-3” means Rule 16b-3 of the Exchange Act or any successor to Rule 16b-3, as in effect when discretion is being exercised with respect to the Plan.
(am)“Securities Act” means the Securities Act of 1933, as amended.
(an)“Section 16(b)” means Section 16(b) of the Exchange Act.
(ao)“Section 409A” means Section 409A of the Code and the final regulations and any guidance promulgated thereunder, as may be amended from time to time.
(ap)“Service Provider” means an Employee, Director or Consultant.
(aq)“Share” means a share of the Common Stock, as adjusted in accordance with Section 18 of the Plan.
(ar)“Stock Appreciation Right” or “SAR” means an Award, granted alone or in connection with an Option, that pursuant to Section 8 is designated as a SAR.
(as)“Subsidiary” means a “subsidiary corporation,” whether now or hereafter exist-ing, as defined in Section 424(f) of the Code.

3.Stock Subject to the Plan.
(a)Stock Subject to the Plan. Subject to the provisions of Section 18 of the Plan, the maximum aggregate number of Shares that may be awarded and sold under the Plan is 30,168,895 Shares. The Shares may be authorized, but unissued, or reacquired Common Stock.
(b)Full Value Awards. Any Shares subject to Options or SARs will be counted against the numerical limits of this Section 3 as one Share for every Share subject thereto. Any Shares subject to Restricted Stock, Restricted Stock Units, Performance Shares or Performance Units with a per Share or unit purchase price lower than 100% of Fair Market Value on the date of grant that were granted prior to May 16, 2013, will be counted against the numerical limits of this Section 3 as one and one-half (1 ½) Shares for every one (1) Share subject thereto. To the extent that a Share that was subject to an Award that counted as one and one-half (1 ½) Shares against the Plan Share reserve pursuant to the preceding sentence is recycled back into the Plan under Section 3(c) below, the Plan will be credited with one and one-half (1 ½) Shares.
Any Shares subject to Restricted Stock, Restricted Stock Units, Performance Shares or Performance Units with a per Share or unit purchase price lower than 100% of Fair Market Value on the date of grant that were granted on or after May 16, 2013, will be counted against the numerical limits of this Section 3 as one and nine-tenths (1.9) Shares for every one (1) Share subject thereto. To the extent that a Share that was subject to an Award that counted as one and nine-tenths (1.9) Shares against the Plan Share reserve pursuant to the preceding sentence is recycled back into the Plan under Section 3(c) below, the Plan will be credited with one and nine-tenths (1.9) Shares.

(c)Lapsed Awards. If an Award expires or becomes unexercisable without having been exercised in full or, with respect to an Award of Restricted Stock Units, Performance Units or Performance Shares, is terminated due to failure to vest, the unpurchased Shares (or for Awards other than Options or SARs, the unissued Shares) which were subject thereto will become available for future grant or sale under the Plan (unless the Plan has terminated). Upon the exercise of a SAR settled in Shares, the gross number of Shares covered by the portion of the Award so exercised (i.e., Shares actually issued pursuant to a SAR, as well as the Shares that represent payment of the exercise price and any applicable tax withholdings) will cease to be available under the Plan. Shares that have actually been issued under the Plan under any Award will not be returned to the Plan and will not become available for future distribution under the Plan; provided, however, that if Shares issued pursuant to Awards of Restricted Stock, Restricted Stock Units, Performance Shares or Performance Units are repurchased by the Company or are forfeited to the Company due to failure to vest, such Shares will become available for future grant under the Plan. Shares used to pay the exercise or purchase price of an Award and/or to satisfy the tax withholding obligations related to an Award will not become available for future grant or sale under the Plan. To the extent an Award under the Plan is paid out in cash rather than Shares, such cash payment will not result in reducing the number of Shares available for issuance under the Plan. Notwithstanding the foregoing and, subject to adjustment as provided in Section 18, the maximum number of Shares that may be issued upon the exercise of Incentive Stock Options will equal the aggregate Share number stated in Section 3(a), plus, to the extent allowable under Section 422 of the Code and the Treasury Regulations promulgated thereunder, any Shares that become available for issuance under the Plan under this Section 3(c).
(d)Share Reserve. The Company, during the term of this Plan, will at all times reserve and keep available such number of Shares as will be sufficient to satisfy the requirements of the Plan.
(e)Outside Director Award Limitations. No Outside Director may be granted in any Fiscal Year Awards that exceed the lesser of (i) Awards covering 100,000 Shares or (ii) Awards with a grant date fair value (determined in accordance with GAAP) of greater than $1,000,000. Any Awards granted to an individual while he or she was an Employee, or while he or she was a Consultant but not an Outside Director, shall not count for purposes of this limitation. The foregoing limitation will be adjusted proportionately in connection with any change in the Company’s capitalization as described in Section 18.

4.Administration of the Plan.
(a)Procedure.
(i)Multiple Administrative Bodies. Different Committees with respect to different groups of Service Providers may administer the Plan.
(ii)Section 162(m). To the extent that the Administrator determines it to be desirable to qualify Awards granted hereunder as “performance-based compensation” within the meaning of Section 162(m) of the Code, the Plan will be administered by a Committee of two or more “outside directors” within the meaning of Section 162(m) of the Code.
(iii)Rule 16b-3. To the extent desirable to qualify transactions hereunder as exempt under Rule 16b-3, the transactions contemplated hereunder will be structured to satisfy the requirements for exemption under Rule 16b-3.
(iv)Other Administration. Other than as provided above, the Plan will be administered by (A) the Board or (B) a Committee, which committee will be constituted to satisfy Applicable Laws.
(b)Powers of the Administrator. Subject to the provisions of the Plan, and in the case of a Committee, subject to the specific duties delegated by the Board to such Committee, the Administrator will have the authority, in its discretion:
(i)to determine the Fair Market Value;
(ii)to select the Service Providers to whom Awards may be granted hereunder;
(iii)to determine the number of Shares to be covered by each Award granted hereunder;
(iv)to approve forms of Award Agreements for use under the Plan;
(v)to determine the terms and conditions, not inconsistent with the terms of the Plan, of any Award granted hereunder. Such terms and conditions include, but are not limited to, the exercise price, the time or times when Awards may be exercised (which may be based on performance criteria), any vesting acceleration or waiver of forfeiture restrictions, and any restriction or limitation regarding any Award or the Shares relating thereto, based in each case on such factors as the Administrator will determine;
(vi)to construe and interpret the terms of the Plan and Awards granted pursuant to the Plan;
(vii)to prescribe, amend and rescind rules and regulations relating to the Plan, including rules and regulations relating to sub-plans established for the purpose of satisfying applicable foreign laws or for qualifying for favorable tax treatment under applicable foreign laws;
(viii)to modify or amend each Award (subject to Section 23(c) of the Plan) including, without limitation, the discretionary authority to extend the post‑termination exercisability period of Awards longer than is otherwise provided for in the Plan. Notwithstanding the previous sentence, the Administrator shall not institute an Exchange Program;
(ix)to allow Participants to satisfy withholding tax obligations in such manner as prescribed in Section 19;
(x)to authorize any person to execute on behalf of the Company any instrument required to effect the grant of an Award previously granted by the Administrator;

(xi)to allow a Participant to defer the receipt of the payment of cash or the delivery of Shares that would otherwise be due to such Participant under an Award pursuant to such procedures as the Administrator may determine;
(xii)to grant in addition to the incentives described in Sections 6, 7, 8, 9, and 10 below, other incentives payable in cash or Shares under the Plan as determined by the Administrator to be in the best interests of the Company and subject to any terms and conditions the Administrator deems advisable; and
(xiii)to make all other determinations deemed necessary or advisable for administering the Plan.
(c)Effect of Administrator’s Decision. The Administrator’s decisions, determinations and interpretations will be final and binding on all Participants and any other holders of Awards and will be given the maximum deference permitted by Applicable Laws.
(d)No Liability. Under no circumstances will the Company, its Affiliates, the Administrator, or the Board incur liability for any indirect, incidental, consequential or special damages (including lost profits) of any form incurred by any person, whether or not foreseeable and regardless of the form of the act in which such a claim may be brought, with respect to the Plan or the Company’s, its Affiliates’, the Administrator’s or the Board’s roles in connection with the Plan.

5.Eligibility. Nonstatutory Stock Options, Restricted Stock, Stock Appreciation Rights, Restricted Stock Units, Performance Units, Performance Shares and such other cash or stock awards as the Administrator determines may be granted to Service Providers. Incentive Stock Options may be granted only to Employees of the Company or any Parent or Subsidiary of the Company.

6.Stock Options. Subject to the terms and conditions of the Plan, an Option may be granted to Service Providers at any time and from time to time as will be determined by the Administrator, in its sole discretion.
(a)Limitations.
(i)Each Option will be designated in the Award Agreement as either an Incentive Stock Option or a Nonstatutory Stock Option. However, notwithstanding such designation, to the extent that the aggregate fair market value of the Shares with respect to which Incentive Stock Options are exercisable for the first time by the Participant during any calendar year (under all plans of the Company and any Parent or Subsidiary) exceeds $100,000, the portion of the Options falling within such limit will be Incentive Stock Options and the excess Options will be treated as Nonstatutory Stock Options. For purposes of this Section 6(a), Incentive Stock Options will be taken into account in the order in which they were granted. The fair market value of the Shares will be determined as of the time the Option with respect to such Shares is granted.
(ii)Subject to Section 3(e), the following limitations will apply to grants of Options:
(1)No Service Provider will be granted, in any Fiscal Year, Options or SARs to purchase more than 1,000,000 Shares.
(2)In connection with his or her initial service, a Service Provider may be granted Options or SARs to purchase an aggregate of up to an additional 1,000,000 Shares, which will not count against the limit set forth in Section 6(a)(ii)(1) above.
(3)The foregoing limitations will be adjusted proportionately in connection with any change in the Company’s capitalization as described in Section 18.
(4)If an Option or SAR is cancelled in the same Fiscal Year in which it was granted (other than in connection with a transaction described in Section 18), the cancelled Option or SAR, as applicable, will be counted against the limits set forth in subsections (1) and (2) above. For this purpose, if the exercise price of an Option or SAR is reduced, the transaction will be treated as a cancellation of the Option or SAR, as applicable, and the grant of a new Option or SAR, as applicable.
(b)Term of Option. The term of each Option will be seven (7) years from the date of grant or such shorter term as may be provided in the Award Agreement as determined by the Administrator in its sole discretion. Moreover, in the case of an Incentive Stock Option granted to a Participant who, at the time the Incentive Stock Option is granted, owns stock representing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any Parent or Subsidiary, the term of the Incentive Stock Option will be five (5) years from the date of grant or such shorter term as may be provided in the Award Agreement.
(c)Option Exercise Price and Consideration.
(i)Exercise Price. The per Share exercise price for the Shares to be issued pursuant to exercise of an Option will be determined by the Administrator, subject to the following:
(1)In the case of an Incentive Stock Option
(A)granted to an Employee who, at the time the Incentive Stock Option is granted, owns stock representing more than ten percent (10%) of the voting power of all classes of stock of the Company or any Parent or Subsidiary, the per Share exercise price will be no less than 110% of the Fair Market Value per Share on the date of grant.
(B)granted to any Employee other than an Employee described in paragraph (1) immediately above, the per Share exercise price will be no less than 100% of the Fair Market Value per Share on the date of grant.

(2)In the case of a Nonstatutory Stock Option, the per Share exercise price will be determined by the Administrator, but will be no less than 100% of the Fair Market Value per Share on the date of grant.
(3)Notwithstanding the foregoing, Options may be granted with a per Share exercise price of less than 100% of the Fair Market Value per Share on the date of grant pursuant to a transaction described in, and in a manner consistent with, Section 424(a) of the Code.
(ii)Waiting Period and Exercise Dates. At the time an Option is granted, the Administrator will fix the period within which the Option may be exercised and will determine any con-ditions that must be satisfied before the Option may be exercised.
(iii)Option Agreement. Each Option grant will be evidenced by an Award Agreement that will specify the exercise price, the term of the Option, the acceptable forms of consideration for exercise (which may include any form of consideration permitted by Section 6(c)(iv), the conditions of exercise, and such other terms and conditions as the Administrator, in its sole discretion, will determine.
(iv)Form of Consideration. The Administrator will determine the acceptable form(s) of consideration for exercising an Option, including the method of payment, to the extent permitted by Applicable Laws. In the case of an Incentive Stock Option, the Administrator will determine the acceptable form of consideration at the time of grant.
(d)Exercise of Option.
(i)Procedure for Exercise; Rights as a Stockholder. Any Option granted hereunder will be exercisable according to the terms of the Plan and at such times and under such conditions as determined by the Administrator and set forth in the Award Agreement. An Option may not be exercised for a fraction of a Share.
An Option will be deemed exercised when the Company receives: (i) notice of exercise (in such form as the Administrator specifies from time to time) from the person entitled to exercise the Option, and (ii) full payment for the Shares with respect to which the Option is exercised (together with applicable tax withholdings). Full payment may consist of any consideration and method of payment authorized by the Administrator and permitted by the Award Agreement and the Plan. No adjustment will be made for a dividend or other right for which the record date is prior to the date the Shares are issued, except as provided in Section 18 of the Plan.
(ii)Termination of Relationship as a Service Provider other than Death, Disability or Misconduct. If a Participant ceases to be a Service Provider, other than upon the Participant’s termination as a result of the Participant’s death, Disability or Misconduct, the Participant may exercise his or her Option within such period of time as is specified in the Award Agreement to the extent that the Option is vested on the date of termination (but in no event later than the expiration of the term of such Option as set forth in the Award Agreement). In the absence of a specified time in the Award Agreement, the Option will remain exercisable for three (3) months following the Participant’s termination (but in no event later than the expiration of the term of such Option as set forth in the Award Agreement). Unless otherwise provided by the Administrator, if on the date of termination the Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option will revert to the Plan. If after termination the Participant does not exercise his or her Option within the time specified by the Administrator, the Option will terminate, and the Shares covered by such Option will revert to the Plan.
(iii)Disability of Participant. If a Participant ceases to be a Service Provider as a result of the Participant’s Disability, the Participant may exercise his or her Option within such period of time as is specified in the Award Agreement to the extent the Option is vested on the date of termination (but in no event later than the expiration of the term of such Option as set forth in the Award Agreement). In the absence of a specified time in the Award Agreement, the Option will remain exercisable for twelve (12) months following the Participant’s termination (but in no event later than the expiration of the term of such Option as set forth in the Award Agreement). Unless otherwise provided by the Administrator, if on the date of termination the Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option will revert to the Plan. If after termination the Participant does not exercise his or her Option within the time specified herein, the Option will terminate, and the Shares covered by such Option will revert to the Plan.
(iv)Death of Participant. If a Participant dies while a Service Provider, the Option may be exercised following the Participant’s death within such period of time as is specified in the Award Agreement to the extent that the Option is vested on the date of death (but in no event may the Option be exercised later than the expiration of the term of such Option as set forth in the Award Agreement), by the Participant’s designated beneficiary, provided such beneficiary has been designated prior to Participant’s death in a form acceptable to the Administrator. If no such beneficiary has been designated by the Participant, then such Option may be exercised by the personal representative of the Participant’s estate or by the person(s) to whom the Option is transferred pursuant to the Participant’s will or in accordance with the laws of descent and distribution. In the absence of a specified time in the Award Agreement, the Option will remain exercisable for twelve (12) months following Participant’s death (but in no event later than the expiration of the term of such Option as set forth in the Award Agreement). Unless otherwise provided by the Administrator, if at the time of death Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option will immediately revert to the Plan. If the Option is not so exercised within the time specified herein, the Option will terminate, and the Shares covered by such Option will revert to the Plan.

7.Restricted Stock.
(a)Grant of Restricted Stock. Subject to the terms and provisions of the Plan, the Administrator, at any time and from time to time, may grant Shares of Restricted Stock to Service Providers in such amounts as the Administrator, in its sole discretion, will determine.
(b)Restricted Stock Agreement. Each Award of Restricted Stock will be evidenced by an Award Agreement that will specify the Period of Restriction, the number of Shares granted, and such other terms and conditions as the Administrator, in its sole discretion, will determine. Notwithstanding the foregoing sentence, for Restricted Stock intended to qualify as “performance-based compensation” within the meaning of Section 162(m) of the Code, during any Fiscal Year no Participant will receive more than an aggregate of 500,000 Shares of Restricted Stock; provided, however, that in connection with a Participant’s initial service as an Employee, for Restricted Stock intended to qualify as “performance-based compensation” within the meaning of Section 162(m) of the Code, an Employee may be granted an aggregate of up to an additional 500,000 Shares of Restricted Stock. The foregoing limitations will be adjusted proportionately in connection with any change in the Company’s capitalization as described in Section 18. Unless the Administrator determines otherwise, Shares of Restricted Stock will be held by the Company as escrow agent until the restrictions on such Shares have lapsed.
(c)Transferability. Except as provided in this Section 7, Shares of Restricted Stock may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated until the end of the applicable Period of Restriction.
(d)Other Restrictions. The Administrator, in its sole discretion, may impose such other restrictions on Shares of Restricted Stock as it may deem advisable or appropriate.
(e)Removal of Restrictions. Except as otherwise provided in this Section 7, Shares of Restricted Stock covered by each Restricted Stock grant made under the Plan will be released from escrow as soon as practicable after the last day of the Period of Restriction or at such other time as the Administrator may determine. The Administrator, in its sole discretion, may accelerate the time at which any restrictions will lapse or be removed.
(f)Voting Rights. During the Period of Restriction, Service Providers holding Shares of Restricted Stock granted hereunder may exercise full voting rights with respect to those Shares, unless the Administrator determines otherwise.
(g)Dividends and Other Distributions. During the Period of Restriction, Service Providers holding Shares of Restricted Stock will be entitled to receive all dividends and other distributions paid with respect to such Shares unless the Administrator provides otherwise. If any such dividends or distributions are paid in Shares, the Shares will be subject to the same restrictions on transferability and forfeitability as the Shares of Restricted Stock with respect to which they were paid.
(h)Return of Restricted Stock to Company. On the date set forth in the Award Agreement, the Restricted Stock for which restrictions have not lapsed will revert to the Company and again will become available for grant under the Plan.
(i)Section 162(m) Performance Restrictions. For purposes of qualifying grants of Restricted Stock as “performance-based compensation” under Section 162(m) of the Code, the Administrator, in its discretion, may set restrictions based upon the achievement of Performance Goals. The Performance Goals will be set by the Administrator on or before the Determination Date. In granting Restricted Stock that is intended to qualify under Section 162(m) of the Code, the Administrator will follow any procedures determined by it from time to time to be necessary or appropriate to ensure qualification of the Award under Section 162(m) of the Code (e.g., in determining the Performance Goals).

8.Stock Appreciation Rights.
(a)Grant of SARs. Subject to the terms and conditions of the Plan, a SAR may be granted to Service Providers at any time and from time to time as will be determined by the Administrator, in its sole discretion.
(b)Number of Shares. Subject to Section 3(e), the Administrator will have complete discretion to determine the number of SARs granted to any Participant, provided that during any Fiscal Year, no Participant will be granted SARs or Options covering more than 1,000,000 Shares. Notwithstanding the foregoing limitation, and subject to Section 3(e), in connection with a Participant’s initial service as an Employee, an Employee may be granted SARs or Options covering an aggregate of up to an additional 1,000,000 Shares. The foregoing limitations will be adjusted proportionately in connection with any change in the Company’s capitalization as described in Section 18.
(c)Exercise Price and Other Terms. The Administrator, subject to the provisions of the Plan, will have complete discretion to determine the terms and conditions of SARs granted under the Plan, provided, however, that the exercise price will be not less than one hundred percent (100%) of the Fair Market Value of a Share on the date of grant. Notwithstanding the foregoing provisions of this Section 8(c), Stock Appreciation Rights may be granted with a per Share exercise price of less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant pursuant to a transaction described in, and in a manner consistent with, Section 424(a) of the Code and the Treasury Regulations thereunder.
(d)SAR Agreement. Each SAR grant will be evidenced by an Award Agreement that will specify the exercise price, the term of the SAR, the conditions of exercise, and such other terms and conditions as the Administrator, in its sole discretion, will determine.
(e)Expiration of SARs. A SAR granted under the Plan will expire upon the date determined by the Administrator, in its sole discretion, and set forth in the Award Agreement; provided, however, that the term will be no more than seven (7) years from the date of grant thereof. Notwithstanding the foregoing, the rules of Section 6(d) also will apply to SARs.

(f)Payment of SAR Amount. Upon exercise of a SAR, a Participant will be entitled to receive payment from the Company in an amount determined by multiplying:
(i)The difference between the Fair Market Value of a Share on the date of exercise over the exercise price; times
(ii)The number of Shares with respect to which the SAR is exercised.
At the discretion of the Administrator, the payment upon SAR exercise may be in cash, in Shares of equivalent value, or in some combination thereof.

9.Restricted Stock Units.
(a)Grant. Subject to the terms of the Plan, Restricted Stock Units may be granted at any time and from time to time as determined by the Administrator. After the Administrator determines that it will grant Restricted Stock Units under the Plan, it will advise the Participant in an Award Agreement of the terms, conditions, and restrictions related to the grant, including the number of Restricted Stock Units. Notwithstanding anything to the contrary in this subsection (a), for Restricted Stock Units intended to qualify as “performance-based compensation” within the meaning of Section 162(m) of the Code, during any Fiscal Year of the Company, no Participant will receive more than an aggregate of 500,000 Restricted Stock Units. Notwithstanding the limitation in the previous sentence, for Restricted Stock Units intended to qualify as “performance-based compensation” within the meaning of Section 162(m) of the Code, in connection with his or her initial service as an Employee, an Employee may be granted an aggregate of up to an additional 500,000 Restricted Stock Units. The foregoing limitations will be adjusted proportionately in connection with any change in the Company’s capitalization as described in Section 18.
(b)Vesting Criteria and Other Terms. Subject to the terms of the Plan, the Administrator will set vesting criteria in its discretion, which, depending on the extent to which the criteria are met, will determine the number of Restricted Stock Units that will be paid out to the Participant. The Administrator may set vesting criteria based upon the achievement of Company-wide, divisional, business unit, or individual goals (including, but not limited to, continued employment or service), applicable federal or state securities laws, or any other basis determined by the Administrator in its discretion.
(c)Earning Restricted Stock Units. Upon meeting the applicable vesting criteria, the Participant will be entitled to receive a payout as determined by the Administrator. Notwithstanding the foregoing, at any time after the grant of Restricted Stock Units, the Administrator, in its sole discretion, may reduce or waive any vesting criteria that must be met to receive a payout and may accelerate the time at which any restrictions will lapse or be removed.
(d)Form and Timing of Payment. Payment of earned Restricted Stock Units will be made as soon as practicable after the date(s) determined by the Administrator and set forth in the Award Agreement or as otherwise provided in the applicable Award Agreement or as required by Applicable Laws. The Administrator, in its sole discretion, may pay earned Restricted Stock Units in cash, Shares, or a combination thereof. Shares represented by Restricted Stock Units that are fully paid in cash again will not reduce the number of Shares available for grant under the Plan.
(e)Cancellation. On the date set forth in the Award Agreement, all unearned Restricted Stock Units will be forfeited to the Company and become available for grant under the Plan.
(f)Section 162(m) Performance Restrictions. For purposes of qualifying grants of Restricted Stock Units as “performance-based compensation” under Section 162(m) of the Code, the Administrator, in its discretion, may set restrictions based upon the achievement of Performance Goals. The Performance Goals will be set by the Administrator on or before the Determination Date. In granting Restricted Stock Units which are intended to qualify under Section 162(m) of the Code, the Administrator will follow any procedures determined by it from time to time to be necessary or appropriate to ensure qualification of the Award under Section 162(m) of the Code (e.g., in determining the Performance Goals).

10.Performance Units and Performance Shares.
(a)Grant of Performance Units/Shares. Subject to the terms of the Plan, Performance Units and Performance Shares may be granted to Service Providers at any time and from time to time, as will be determined by the Administrator, in its sole discretion. The Administrator will have complete discretion in determining the number of Performance Units/Shares granted to each Participant provided that during any Fiscal Year, for Performance Units/Shares intended to qualify as “performance-based compensation” within the meaning of Section 162(m) of the Code, (i) no Participant will receive Performance Units having an initial value greater than $5,000,000, and (ii) no Participant will receive more than 500,000 Performance Shares. Notwithstanding the foregoing limitation, for Performance Units/Shares intended to qualify as “performance-based compensation” within the meaning of Section 162(m) of the Code, in connection with a Participant’s initial service as an Employee, an Employee may be granted an aggregate of up to an additional 500,000 Performance Shares. The foregoing limitations will be adjusted proportionately in connection with any change in the Company’s capitalization as described in Section 18.
(b)Value of Performance Units/Shares. Each Performance Unit will have an initial value that is established by the Administrator on or before the date of grant. Each Performance Share will have an initial value equal to the Fair Market Value of a Share on the date of grant.
(c)Performance Objectives and Other Terms. Subject to the terms of the Plan, the Administrator will set performance objectives or other vesting provisions (including, without limitation, continued status as a Service Provider) in its discretion which, depending on the extent to which they are met, will determine the number or value of Performance Units/Shares that will be paid out to the Service Providers. Each Award of Performance Units/Shares will be evidenced by an Award Agreement that will specify the Performance Period, and such other terms and conditions as the Administrator, in its sole discretion, will determine. The Administrator may set performance objectives based on the achievement of Company-wide, divisional, business unit, or individual goals (including, but not limited to, continued employment or service), applicable federal or state securities laws, or any other basis determined by the Administrator in its discretion.
(d)Earning of Performance Units/Shares. After the applicable Performance Period has ended, the holder of Performance Units/Shares will be entitled to receive a payout of the number of Performance Units/Shares earned by the Participant over the Performance Period, to be determined as a function of the extent to which the corresponding performance objectives or other vesting provisions have been achieved. After the grant of a Performance Unit/Share, the Administrator, in its sole discretion, may reduce or waive any performance objectives or other vesting provisions for such Performance Unit/Share.
(e)Form and Timing of Payment of Performance Units/Shares. Payment of earned Performance Units/Shares will be made as soon as practicable after the expiration of the applicable Performance Period, or as otherwise provided in the applicable Award Agreement or as required by Applicable Laws. The Administrator, in its sole discretion, may pay earned Performance Units/Shares in the form of cash, in Shares (which have an aggregate Fair Market Value equal to the value of the earned Performance Units/Shares at the close of the applicable Performance Period) or in a combination thereof.
(f)Cancellation of Performance Units/Shares. On the date set forth in the Award Agreement, all unearned or unvested Performance Units/Shares will be forfeited to the Company, and again will be available for grant under the Plan.
(g)Section 162(m) Performance Restrictions. For purposes of qualifying grants of Performance Units/Shares as “performance-based compensation” under Section 162(m) of the Code, the Administrator, in its discretion, may set restrictions based upon the achievement of Performance Goals. The Performance Goals will be set by the Administrator on or before the Determination Date. In granting Performance Units/Shares which are intended to qualify under Section 162(m) of the Code, the Administrator will follow any procedures determined by it from time to time to be necessary or appropriate to ensure qualification of the Award under Section 162(m) of the Code (e.g., in determining the Performance Goals).

11.Other Cash or Stock Awards. In addition to the incentives described in Sections 6 through 10 above, and subject to the terms of the Plan, the Administrator may grant other incentives payable in cash or Shares under the Plan as it determines to be in the best interests of the Company and subject to such other terms and conditions as it deems appropriate, provided that in any Fiscal Year, a Participant will not receive a cash Award under this Section in excess of $5,000,000.

12.Performance-Based Compensation Under Code Section 162(m).
(a)General. If the Administrator, in its discretion, decides to grant an Award intended to qualify as “performance-based compensation” under Section 162(m) of the Code, the provisions of this Section 12 will control over any contrary provision in the Plan; provided, however, that the Administrator may in its discretion grant Awards that are not intended to qualify as “performance-based compensation” under Section 162(m) of the Code to such Participants that are based on Performance Goals or other specific criteria or goals but that do not satisfy the requirements of this Section 12.
(b)Performance Goals. The granting and/or vesting of Awards of Restricted Stock, Restricted Stock Units, Performance Shares and Performance Units and other incentives under the Plan may be made subject to the attainment of performance goals relating to one or more business criteria within the meaning of Section 162(m) of the Code and may provide for a targeted level or levels of achievement (“Performance Goals”) including cash flow; cash position; earnings before interest and taxes; earnings before interest, taxes, depreciation and amortization; earnings per Share; economic profit; economic value added; equity or stockholder’s equity; market share; net income; net profit; net sales; operating earnings; operating income; profit before tax; ratio of debt to debt plus equity; ratio of operating earnings to capital spending; return on net assets; revenue; sales growth; Share price; or total return to stockholders. Any Performance Goals may be used to measure the performance of the Company as a whole or, except with respect to shareholder return metrics, to a business unit or other segment of the Company, or one or more product lines or specific markets, and may be measured either on a growth basis or relative basis to a peer group or index. The Performance Goals may differ from Participant to Participant and from Award to Award. Prior to the Determination Date, the Administrator will determine whether to make any adjustments to the calculation of any Performance Goal with respect to any Participant for any significant or extraordinary events affecting the Company. In all other respects, Performance Goals will be calculated in accordance with the Company’s financial statements, generally accepted accounting principles, or under a methodology established by the Administrator prior to or at the time of the issuance of an Award, which is consistently applied with respect to a Performance Goal in the relevant Performance Period. In addition, the Administrator will adjust any performance criteria, Performance Goal or other feature of an Award that relates to or is wholly or partially based on the number of, or the value of, any stock of the Company, to reflect any change in the Company’s capitalization as described in Section 18.
(c)Procedures. To the extent necessary to comply with the performance-based compensation provisions of Section 162(m) of the Code, with respect to any Award granted subject to Performance Goals and intended to qualify as “performance-based compensation” under Section 162(m) of the Code, on or before the Determination Date (i.e., within the first twenty-five percent (25%) of the Performance Period, but in no event more than ninety (90) days following the commencement of any Performance

Period or such other time as may be required or permitted by Section 162(m) of the Code), the Administrator will, in writing, (i) designate one or more Participants to whom an Award will be made, (ii) select the Performance Goals applicable to the Performance Period, (iii) establish the Performance Goals, and amounts of such Awards, as applicable, which may be earned for such Performance Period, and (iv) specify the relationship between Performance Goals and the amounts of such Awards, as applicable, to be earned by each Participant for such Performance Period.
(d)Additional Limitations. Notwithstanding any other provision of the Plan, any Award which is granted to a Participant and is intended to constitute qualified performance-based compensation under Section 162(m) of the Code will be subject to any additional limitations set forth in the Code (including any amendment to Section 162(m)) or any regulations and ruling issued thereunder that are requirements for qualification as qualified performance-based compensation as described in Section 162(m) of the Code, and the Plan will be deemed amended to the extent necessary to conform to such requirements.
(e)Determination of Amounts Earned. Following the completion of each Performance Period, the Administrator will certify in writing whether the applicable Performance Goals have been achieved for such Performance Period. A Participant will be eligible to receive payment pursuant to an Award intended to qualify as “performance-based compensation” under Section 162(m) of the Code for a Performance Period only if the Performance Goals for such period are achieved. In determining the amounts earned by a Participant pursuant to an Award intended to qualified as “performance-based compensation” under Section 162(m) of the Code, the Administrator will have the right to (i) reduce or eliminate (but not to increase) the amount payable at a given level of performance to take into account additional factors that the Administrator may deem relevant to the assessment of individual or corporate performance for the Performance Period, (ii) determine what actual Award, if any, will be paid in the event of a termination of employment as the result of a Participant’s death or disability or upon a Change in Control or in the event of a termination of employment following a Change in Control prior to the end of the Performance Period, and (iii) determine what actual Award, if any, will be paid in the event of a termination of employment other than as the result of a Participant’s death or disability prior to a Change in Control and prior to the end of the Performance Period to the extent an actual Award would have otherwise been achieved had the Participant remained employed through the end of the Performance Period.

13.Compliance With Code Section 409A. Awards will be designed and operated in such a manner that they are either exempt from the application of, or comply with, the requirements of Code Section 409A such that the grant, payment, settlement or deferral of Awards will not be subject to the additional tax or interest applicable under Code Section 409A, except as otherwise determined in the sole discretion of the Administrator. The Plan and each Award Agreement under the Plan is intended to meet the requirements of Code Section 409A and will be construed and interpreted in accordance with such intent, except as otherwise determined in the sole discretion of the Administrator. To the extent that an Award or payment, or the settlement or deferral thereof, is subject to Code Section 409A, the Award will be granted, paid, settled or deferred in a manner that will meet the requirements of Code Section 409A, such that the grant, payment, settlement or deferral will not be subject to the additional tax or interest applicable under Code Section 409A.

14.Leaves of Absence/Transfer Between Locations. Unless the Administrator provides otherwise and except as required by Applicable Laws, vesting of Awards granted hereunder will be suspended during any unpaid leave of absence. A Service Provider will not cease to be an Employee in the case of (i) any leave of absence approved by the Company or (ii) transfers between locations of the Company or between the Company, its Parent, or any Subsidiary. For purposes of Incentive Stock Options, no such leave may exceed three (3) months, unless reemployment upon expiration of such leave is guaranteed by statute or contract. If reemployment upon expiration of a leave of absence approved by the Company is not so guaranteed, then six (6) months following the first (1st) day of such leave, any Incentive Stock Option held by the Participant will cease to be treated as an Incentive Stock Option and will be treated for tax purposes as a Nonstatutory Stock Option.

15.Transferability of Awards. Unless determined otherwise by the Administrator, an Award may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of the Participant, only by the Participant. If the Administrator makes an Award transferable, such Award will contain such additional terms and conditions as the Administrator deems appropriate. Notwithstanding anything to the contrary, an Award may not be transferred to a financial institution for value.

16.Termination of Relationship as a Service Provider due to Misconduct. If a Participant ceases to be a Service Provider due to his or her Misconduct or should a Participant engage in Misconduct while holding an outstanding Award, then all Awards that the Participant then holds will immediately terminate and the Participant will have no further rights with respect to such Awards. Upon such a termination, the Shares covered by the Awards that so terminate will revert to the Plan.

17.Minimum Vesting Requirements.
(a)General. Except as specified otherwise in Section 17(b), no portion of an Award will vest earlier than the 1-year anniversary of the Award’s date of grant, unless the vesting of the Award is accelerated pursuant to a Change in Control, certain terminations of a Participant’s status as a Service Provider on or after a Change in Control, a Participant’s death, or a Participant’s Disability (each, an “Acceleration Event”).
(b)Exception to Minimum Vesting Requirements. Awards that result in issuing up to 5% of the maximum aggregate number of Shares authorized for issuance under the Plan (the “5% Limit”) may be granted to any one or more Employees or Outside Directors without respect to the minimum vesting requirements set forth in Section 17(a). All Awards that have their vesting discretionarily accelerated (except if accelerated pursuant to an Acceleration Event) are subject to the 5% Limit. For purposes of clarification, the Administrator may accelerate the vesting of any Award pursuant to an Acceleration Event without such vesting acceleration counting toward the 5% Limit. The 5% Limit applies in the aggregate to Awards that do not satisfy the minimum vesting requirements set forth in Section 17(a) and to the discretionary vesting acceleration of Awards as specified in this Section 17(b).

18.Adjustments; Dissolution or Liquidation; Merger or Change in Control.
(a)Adjustments. In the event that any dividend or other distribution (whether in the form of cash, Shares, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of Shares or other securities of the Company, or other change in the corporate structure of the Company affecting the Shares occurs, the Administrator, in order to prevent diminution or enlargement of the benefits or potential benefits intended to be made available under the Plan, will adjust the number and class of Shares that may be delivered under the Plan and/or the number, class, and price of Shares covered by each outstanding Award, and the numerical Share and unit limits set forth in Sections 3, 6, 7, 8, 9, and 10.
(b)Dissolution or Liquidation. In the event of the proposed dissolution or liquidation of the Company, the Administrator will notify each Participant as soon as practicable prior to the effective date of such proposed transaction. To the extent it has not been previously exercised, an Award will terminate immediately prior to the consummation of such proposed action.
(c)Change in Control. In the event of a merger of the Company with or into another corporation or other entity, or Change in Control, each outstanding Award will be treated as the Administrator determines, including, without limitation, that each Award be assumed or an equivalent option or right substituted by the successor corporation or a Parent or Subsidiary of the successor corporation. The Administrator will not be required to treat all Awards similarly in the transaction.
In the event that the successor corporation does not assume or substitute for the Award (or portion thereof), (and for the avoidance of doubt, notwithstanding the vesting limitations under Section 17) the Participant will fully vest in and have the right to exercise all of his or her outstanding Options and Stock Appreciation Rights that are not assumed or substituted for, including Shares as to which such Awards would not otherwise be vested or exercisable, all restrictions on Restricted Stock, Restricted Stock Units, and Performance Shares/Units not assumed or substituted for will lapse, and, with respect to Awards with performance-based vesting not assumed or substituted for, all performance goals or other vesting criteria will be deemed achieved at one hundred percent (100%) of target levels (unless specifically provided otherwise under the applicable Award Agreement or other written agreement between the Participant and the Company) and all other terms and conditions met. In addition, if an Option or Stock Appreciation Right is not assumed or substituted for in the event of a Change in Control, the Administrator will notify the Participant in writing or electronically that the Option or Stock Appreciation Right will be fully vested and exercisable for a period of time determined by the Administrator in its sole discretion, and the Option or Stock Appreciation Right will terminate upon the expiration of such period.
With respect to Awards granted to Outside Directors that are assumed or substituted for, if on the date of or following such assumption or substitution the Participant’s status as a Director or a director of the successor corporation, as applicable, is terminated other than upon a voluntary resignation by the Participant, then the Participant will fully vest in and have the right to exercise Options and/or Stock Appreciation Rights as to all of the Shares subject thereto, including Shares as to which such Awards would not otherwise be vested or exercisable, all restrictions on Restricted Stock, Restricted Stock Units, Performance Shares and Performance Units will lapse, and, with respect to Awards with performance-based vesting, all performance goals or other vesting criteria will be deemed achieved at one hundred percent (100%) of target levels and all other terms and conditions met.
For the purposes of this subsection (c), an Award will be considered assumed if, following the Change in Control, the Award confers the right to purchase or receive, for each Share subject to the Award immediately prior to the Change in Control, the consideration (whether stock, cash, or other securities or property) or, in the case of a Stock Appreciation Right upon the exercise of which the Administrator determines to pay cash or a Restricted Stock Unit, Performance Share or Performance Unit which the Administrator can determine to pay in cash, the fair market value of the consideration received in the merger or Change in Control by holders of Common Stock for each Share held on the effective date of the transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares); provided, however, that if such consideration received in the Change in Control is not solely common stock of the successor corporation or its Parent, the Administrator may, with the consent of the successor corporation, provide for the consideration to be received upon the exercise of an Option or Stock Appreciation Right or upon the payout of a Restricted Stock Unit, Performance Share or Performance Unit, for each Share subject to such Award (or in the case of an Award settled in cash, the number of implied shares determined by dividing the value of the Award by the per share consideration received by holders of Common Stock in the Change in Control), to be solely common stock of the successor corporation or its Parent equal in fair market value to the per share consideration received by holders of Common Stock in the Change in Control.
Notwithstanding anything in this Section 18(c) to the contrary, an Award that vests, is earned or paid-out upon the satisfaction of one or more performance objectives (including any Performance Goals) will not be considered assumed if the Company or its successor modifies any of such performance objectives without the Participant’s consent; provided, however, a modification to such performance objectives only to reflect the successor corporation’s post-Change in Control corporate structure will not be deemed to invalidate an otherwise valid Award assumption.
Notwithstanding anything in this Section 18(c) to the contrary, if a payment under an Award Agreement is subject to Section 409A of the Code and if the change in control definition contained in the Award Agreement or other agreement related to the Award does not comply with the definition of “change in control” for purposes of a distribution under Section 409A of the Code, then any payment of an amount that is otherwise accelerated under this Section will be delayed until the earliest time that such payment would be permissible under Section 409A of the Code without triggering any penalties applicable under Section 409A of the Code.

19.Tax Withholding
(a)Withholding Requirements. Prior to the delivery of any Shares or cash pursuant to an Award (or exercise thereof) or such earlier time as any tax withholdings are due, the Company will have the power and the right to deduct or withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy federal, state, local, foreign or other taxes (including the Participant’s FICA obligation) required to be withheld with respect to such Award (or exercise thereof).
(b)Withholding Arrangements. The Administrator, in its sole discretion and pursuant to such procedures as it may specify from time to time, may permit a Participant to satisfy such tax withholding obligation, in whole or in part by (without limitation) (i) paying cash, (ii) electing to have the Company withhold otherwise deliverable cash or Shares having a fair market value equal to the minimum statutory amount required to be withheld, (iii) delivering to the Company already-owned Shares having a fair market value equal to the minimum statutory amount required to be withheld, provided the delivery of such Shares will not result in any adverse accounting consequences as the Administrator determines in its sole discretion, (iv) selling a sufficient number of Shares otherwise deliverable to the Participant through such means as the Administrator may determine in its sole discretion (whether through a broker or otherwise) equal to the amount required to be withheld or (v) retaining from salary or other amounts payable to the Participant cash having a sufficient value to satisfy the amount required to be withheld. The amount of the withholding requirement will be deemed to include any amount which the Administrator agrees may be withheld at the time the election is made, not to exceed the amount determined by using the maximum federal, state or local marginal income tax rates applicable to the Participant with respect to the Award on the date that the amount of tax to be withheld is to be determined. The fair market value of the Shares to be withheld or delivered will be determined as of the date that the taxes are required to be withheld.

20.No Effect on Employment or Service. Neither the Plan nor any Award will confer upon a Participant any right with respect to continuing the Participant’s relationship as a Service Provider, nor will they interfere in any way with the Participant’s right or the right of the Company, or Parent or Subsidiary, as applicable, to terminate such relationship at any time, with or without cause, to the extent permitted by Applicable Laws.

21.Date of Grant. The date of grant of an Award will be, for all purposes, the date on which the Administrator makes the determination granting such Award, or such other later date as is determined by the Administrator. Notice of the determination will be provided to each Participant within a reasonable time after the date of such grant.

22.Term of Plan. Subject to Section 26 of the Plan, this Plan as adopted by the Board in its amended and restated form will become effective as of the date of the Company’s 2016 Annual Meeting of Stockholders and will continue in effect for a term ending on the ten (10) year anniversary of such meeting, unless terminated earlier under Section 23 of the Plan.

23.Amendment and Termination of the Plan.
(a)Amendment and Termination. The Administrator may at any time amend, alter, suspend or terminate the Plan.
(b)Stockholder Approval. The Company will obtain stockholder approval of any Plan amendment to the extent necessary and desirable to comply with Applicable Laws. Without limiting the foregoing sentence, the number of Shares available under the Plan pursuant to Section 3 herein may not be increased without approval of the Company’s stockholders, except as provided in Section 3.

(c)Effect of Amendment or Termination. No amendment, alteration, suspension or termination of the Plan will impair the rights of any Participant, unless mutually agreed otherwise between the Participant and the Administrator, which agreement must be in writing and signed by the Participant and the Company. Termination of the Plan will not affect the Administrator’s ability to exercise the powers granted to it hereunder with respect to Awards granted under the Plan prior to the date of such termination.

24.Conditions Upon Issuance of Shares.
(a)Legal Compliance. Shares will not be issued pursuant to the exercise of an Award unless the exercise of such Award and the issuance and delivery of such Shares will comply with Applicable Laws and will be further subject to the approval of counsel for the Company with respect to such compliance.
(b)Investment Representations. As a condition to the exercise of an Award, the Company may require the person exercising such Award to represent and warrant at the time of any such exercise that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation is required.

25.Inability to Obtain Authority. The inability of the Company to obtain authority from any regulatory body having jurisdiction or to complete or comply with the requirements of any registration or other qualification of the Shares under any state, federal or foreign law or under the rules and regulations of the Securities and Exchange Commission, the stock exchange on which Shares of the same class are then listed, or any other governmental or regulatory body, which authority, registration, qualification or rule compliance is deemed by the Company’s counsel to be necessary to or advisable for the lawful issuance and sale of any Shares hereunder, will relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority, registration, qualification or rule compliance will not have been obtained.

26.Stockholder Approval. The Plan will be subject to approval by the stockholders of the Company within twelve (12) months after the date the Plan is adopted. Such stockholder approval will be obtained in the manner and to the degree required under Applicable Laws.

27.Forfeiture Events. The Administrator may specify in an Award Agreement that the Participant’s rights, payments, and benefits with respect to an Award will be subject to reduction, cancellation, forfeiture, or recoupment upon the occurrence of certain specified events, in addition to any otherwise applicable vesting or performance conditions of an Award. Notwithstanding any provisions to the contrary under this Plan, an Award shall be subject to the Company’s clawback policy as may be established and/or amended from time to time (the “Clawback Policy”). The Administrator may require a Participant to forfeit, return or reimburse the Company all or a portion of the Award and any amounts paid thereunder pursuant to the terms of the Clawback Policy or as necessary or appropriate to comply with Applicable Laws.

ALIGN TECHNOLOGY, INC.

The undersigned stockholders of Align Technology, Inc. hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and proxy statement for the 2016 Annual Meeting of Stockholders and hereby appoints Joseph M. Hogan and Roger E. George or either of them acting in the absence of the other, proxies and attorneys-in-fact, with full power to each of substitution, on behalf of and in the name of the undersigned to represent the undersigned at the 2016 Annual Meeting of Stockholders of Align Technology, Inc. to be held on Wednesday, May 18, 2016 at 10:00 am Pacific Daylight Time at Align's corporate headquarters located at 2560 Orchard Parkway, San Jose, California 95131 and at any adjournment(s) or postponement(s) thereof, and to vote all shares of common stock of Align Technology, Inc. on all matters to be considered at the meeting which the undersigned would be entitled to vote if then and there personally present.

This proxy, when properly executed, will be voted in the manner directed. If no such directions are specified, this proxy will be voted "FOR" all nominees listed in Proposal 1 and "FOR" Proposals 2, 3, 4, 5 and 6.

CONTINUED AND TO BE SIGNED ON REVERSE SIDE

▲ **PLEASE DETACH ALONG PERFORATED LINE AND MAIL IN THE ENVELOPE PROVIDED.** ▲

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held May 18, 2016. The Proxy Statement and our 2015 10K Report are available at: http://www.viewproxy.com/aligntech/2016

A. Proposals – The Board of Directors recommends you vote FOR all nominees listed in Proposal 1 and FOR proposal 2, 3, 4, 5 and 6.

1. Election of Directors.

	FOR	AGAINST	ABSTAIN		FOR	AGAINST	ABSTAIN		FOR	AGAINST	ABSTAIN
01 Joseph M. Hogan	☐	☐	☐	04 George J. Morrow	☐	☐	☐	07 Greg J. Santora	☐	☐	☐
02 Joseph Lacob	☐	☐	☐	05 Thomas M. Prescott	☐	☐	☐	08 Warren S. Thaler	☐	☐	☐
03 C. Raymond Larkin, Jr.	☐	☐	☐	06 Andrea L. Saia	☐	☐	☐				

☐ FOR ☐ AGAINST ☐ ABSTAIN

3. ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION.

☐ FOR ☐ AGAINST ☐ ABSTAIN

☐ FOR ☐ AGAINST ☐ ABSTAIN

☐ FOR ☐ AGAINST ☐ ABSTAIN

6. APPROVE AMENDED AND RESTATED 2005 INCENTIVE PLAN.

☐ FOR ☐ AGAINST ☐ ABSTAIN

B. Authorized Signatures – This section must be completed for your vote to be counted. – Date and Sign Below

Date ____________________

Signature ____________________

Signature ____________________
(Joint Owners)

Please sign exactly as your name(s) appears hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Address Change/Comments: (If you noted any Address Changes and/or Comments above, please mark box.) ☐

Please indicate if you plan to attend this meeting ☐

CONTROL NUMBER

▲ **PLEASE DETACH ALONG PERFORATED LINE AND MAIL IN THE ENVELOPE PROVIDED.** ▲

CONTROL NUMBER

PROXY VOTING INSTRUCTIONS

Please have your 11 digit control number ready when voting by Internet or Telephone

INTERNET

Vote Your Proxy on the Internet:

Go to www.cesvote.com

Have your proxy card available when you access the above website. Follow the prompts to vote your shares.

TELEPHONE

Vote Your Proxy by Phone:

Call 1 (888) 693-8683

Use any touch-tone telephone to vote your proxy. Have your proxy card available when you call. Follow the voting instructions to vote your shares.

MAIL

Vote Your Proxy by Mail:

Mark, sign, and date your proxy card, then detach it, and return it in the postage-paid envelope provided.